                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]Preliminary Proxy Statement
[ ]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[ ]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Wilmar Industries, Inc.
                (Name of Registrant as Specified in Its Charter)

                            Wilmar Industries, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ]No fee required.

[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: common stock

  (2) Aggregate number of securities to which transaction applies: 12,243,442 outstanding shares and 921,632 shares subject to options.

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $18.25 per share; the proposed maximum aggregate value of the transaction is $230,041,702 (the sum of (i) the product of 12,407,826 outstanding shares of common stock, less 164,384 shares to be converted to preferred stock held by a certain member of management, and $18.25 per share and (ii) the product of 1,107,538 shares subject to options, 921,632 of which are being cashed out, and $18.25 per share less the $11.09 per share weighted average exercise price of the option shares being cashed out). The filing fee equals 1/50 of 1% of the aggregate value.

  (4) Proposed maximum aggregate value of transaction: $230,041,702

  (5) Total fee paid: $46,008

[X]Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: None

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed

[LOGO TO COME]

                                                                Preliminary Copy

303 Harper Drive
Moorestown, NJ 08057                                                   , 2000

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of
Wilmar Industries, Inc. to be held on   , 2000, at 8:30 a.m., local time, at
The DoubleTree Guest Suites, 515 Fellowship Road, Mount Laurel, NJ 08054. At this meeting, you will be asked to consider and vote on the recapitalization of Wilmar and the merger of Wilmar with WM Acquisition, Inc., a company organized at the direction of entities managed by Parthenon Capital, Inc.

If the recapitalization and merger is completed, you will receive $18.25 in cash for each share of Wilmar common stock you own. Wilmar, the surviving company in the merger, will become a privately-held company and its common stock will no longer be publicly traded.

After the merger, Wilmar will be owned by entities managed by Parthenon Capital, Inc., Chase Capital Partners and its affiliates, The Chase Manhattan Bank, as Trustee for First Plaza Group Trust (a pension trust managed by General Motors Investment Management Corporation), and certain other institutional investors (collectively referred to as the Investors), as well as William S. Green, Michael J. Grebe, William E. Sanford and Michael T. Toomey, each of whom is currently an executive of Wilmar. Each of these individuals has entered into a new employment agreement with Wilmar, which will become effective after the merger. Following the merger, William Green will own approximately 7.9% of the common stock and 2.2% of the senior preferred stock of Wilmar, and the other executives are expected to own in the aggregate approximately 5.75% of the common stock and 0.6% of the senior preferred stock of Wilmar.

The attached notice of meeting and proxy statement describe the recapitalization and the merger. We urge you to read these materials carefully.

An independent special committee formed by Wilmar's board of directors negotiated the $18.25 per share price and other terms of the transaction with WM Acquisition. The special committee, comprised of two independent members of the Wilmar board of directors, unanimously approved the merger and recapitalization agreement and recommended that the entire board of directors approve it and submit it to Wilmar shareholders for approval.

The board of directors of Wilmar, acting on the recommendation of the special committee, unanimously approved the merger and recapitalization agreement (with Ernest K. Jacquet, a managing director of Parthenon Capital, Inc., and William Green, who will continue to own shares of Wilmar following the merger and recapitalization, abstaining) for the reasons set forth in the accompanying proxy statement. The special committee and the board of directors believe that the terms and conditions of the merger and recapitalization agreement and the proposed merger and recapitalization are fair to and in the best interests of the Wilmar shareholders. Therefore, the board of directors recommends that you vote in favor of the merger and recapitalization agreement.

The recommendation of the special committee and the approval and recommendation of the board of directors were based on a number of factors described in the proxy statement, including the opinion of William Blair & Company, LLC, the financial advisor to the special committee, to the effect that the consideration to be received in the merger by the public shareholders is fair from a financial point of view.

The merger is subject to certain conditions to closing in addition to Wilmar shareholder approval, including completion of the debt financing by the Investors.

Only holders of Wilmar common stock of record at the close of business on     ,
2000 are entitled to
notice of and to vote at the special meeting and any adjournments and postponements thereof.

Consideration of the merger and recapitalization is an important matter for Wilmar and its shareholders. This proxy statement contains detailed information about the recapitalization and merger which you are encouraged to read carefully. Whether or not you plan to attend the special meeting, I urge you to vote by completing, dating, signing and promptly returning the enclosed proxy card to ensure that your shares will be voted at the meeting.

Sincerely,

Fred B. Gross
Secretary


 THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.


This proxy statement is being mailed to Wilmar shareholders beginning on or
about    , 2000.

[LOGO TO COME]

303 Harper Drive
Moorestown, NJ 08057

--------------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

-------------------------------------------------------------------------------
 Date................      , 2000
 Time................ 8:30 a.m., local time
 Place............... The DoubleTree Guest Suites, 515 Fellowship Road, Mount
                      Laurel, NJ 08054
 Items of Business... 1. To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger and
                         Recapitalization, dated December 22, 1999, by and
                         between Wilmar Industries, Inc., and WM Acquisition,
                         Inc.
                      2. To transact such other business as may properly come
                         before the special meeting or any adjournment or
                         postponement.
 Record Date......... You can vote if you were a shareholder of record on
                           , 2000.
 Dissenters' Rights.. Under the New Jersey Business Corporation Act, because
                      Wilmar is a publicly traded corporation and because the
                      merger consideration for the common stock consists solely
                      of cash, the common shareholders have no statutory right
                      of dissent or appraisal.
 Voting.............. Your vote is important. Please vote in one of the following two ways:
                      .  Attending the special meeting and voting in person; or
                      .  Marking, signing, dating and promptly returning the
                         enclosed proxy card in the postage-paid envelope.

                               TABLE OF CONTENTS




SUMMARY TERM SHEET.........................................................   1
 The Proposed Transaction .................................................   1
 Reasons for the Merger and Recapitalization...............................   2
 Consequences of the Merger ...............................................   2
 Interests of Certain Persons in the Merger and Recapitalization...........   2
 Recommendations of Wilmar's Board of Directors and the Special Committee..   3
QUESTIONS AND ANSWERS ABOUT THE MERGER AND RECAPITALIZATION................   4
QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING..................   7
WHO CAN HELP ANSWER YOUR QUESTIONS.........................................   8
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS.................   9
INFORMATION CONCERNING THE SPECIAL MEETING.................................  10
 Date, Time and Place; Purpose.............................................  10
 Record Date and Voting....................................................  10
 Vote Required.............................................................  10
 Voting and Exchange Agreement.............................................  10
 Voting, Revocation and Solicitations of Proxies...........................  11
 Adjournments or Postponements.............................................  11
 Other Matters To Be Considered............................................  11
 The Companies.............................................................  11
SPECIAL FACTORS............................................................  13
 Background of the Merger and Recapitalization.............................  13
 Exchange of shares by William Green.......................................  19
 Continuing Interests of the Investors and Management Shareholders in
 Wilmar....................................................................  19
 Purposes and Reasons for the Merger and Recapitalization; Recommendations
 of Wilmar's Board of Directors and the Special Committee..................  20
 Opinion of Financial Advisor to The Special Committee.....................  20
 Benefits and Detriments of the Merger to Wilmar and Wilmar's
 Shareholders..............................................................  27

 Benefits and Detriments of the Merger to the Investors and the Management
 Shareholders..............................................................  28
ADDITIONAL CONSIDERATIONS..................................................  29
 Interests of Certain Persons in the Merger and Recapitalization; Continued
 Ownership of Wilmar After the Merger......................................  29
 Consequences of the Merger and Recapitalization...........................  31
 Material Federal Income Tax Considerations................................  31
 Accounting Treatment......................................................  33
 Financing; Source of Funds................................................  33
 Shareholder Lawsuit Challenging the Merger and Recapitalization...........  36
 Fees and Expenses.........................................................  36
 Regulatory Requirements...................................................  36
 Plans for Wilmar After the Merger.........................................  37
 Conduct of the Business of Wilmar if the Merger and Recapitalization Is
 Not Completed.............................................................  37
THE MERGER AGREEMENT.......................................................  38
 The Merger and Recapitalization...........................................  38
 Time of Closing...........................................................  38
 Exchange and Payment Procedures...........................................  38
 Transfers of Shares.......................................................  39
 Treatment of Stock Options................................................  39
 Representations and Warranties............................................  39
 Wilmar's Covenants........................................................  39
 WM Acquisition's Covenants................................................  39
 Additional Agreements.....................................................  40
 Conditions................................................................  40
 Termination of the Merger Agreement.......................................  41
 Termination Fees..........................................................  41
 Expenses..................................................................  41
 Amendments; Waivers.......................................................  41
CERTAIN EXISTING RELATIONSHIPS.............................................  42
THE VOTING AND EXCHANGE AGREEMENT..........................................  43
 Scope of Agreement........................................................  43
 Restrictions on Transfer..................................................  43
 Voting; Proxy.............................................................  43
 No Solicitation...........................................................  43

 Exchange of Shares.........................................................  43
 Termination................................................................  43
RIGHTS OF DISSENTING SHAREHOLDERS...........................................  44
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............................  45
CERTAIN FINANCIAL PROJECTIONS...............................................  47
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION..........................  50
COMMON STOCK PURCHASE INFORMATION...........................................  51
 Purchases by Wilmar........................................................  51
 Purchases by Directors, Executive Officers and Affiliates of Wilmar........  51

CURRENT MANAGEMENT OF WILMAR................................................  52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............  54
CERTAIN INFORMATION CONCERNING WM ACQUISITION AND ITS AFFILIATES............  56
OTHER MATTERS...............................................................  57
SHAREHOLDER PROPOSALS.......................................................  57
INDEPENDENT AUDITORS........................................................  57
WHERE YOU CAN FIND MORE INFORMATION.........................................  57
DOCUMENTS INCORPORATED BY REFERENCE.........................................  58

Appendices

Appendix A  Agreement and Plan of Merger and Recapitalization, as amended

Appendix B  Fairness Opinion of William Blair & Company, LLC

Appendix C  Voting and Exchange Agreement

                              SUMMARY TERM SHEET

  This summary highlights selected information included in this proxy statement. Because this is a summary, it may not contain all of the information that is important to you. To more fully understand the merger and recapitalization and for a more complete description of the legal terms of the merger and recapitalization, you should read carefully this entire document and the other documents to which we have referred you. The actual terms of the merger and recapitalization are contained in the Agreement and Plan of Merger and Recapitalization (which is referred to as the merger agreement in this proxy statement), a copy of which is attached as Appendix A to this proxy statement.
The Proposed Transaction (page [  ])

You are being asked to vote to approve the recapitalization of Wilmar Industries, Inc. (which is referred to as Wilmar in this proxy statement) and the merger of WM Acquisition, Inc. with Wilmar. In connection with the merger and recapitalization:

 . you will be entitled to receive $18.25 in cash in exchange for each of your shares of Wilmar common stock outstanding at the time of the merger;

 .  prior to the merger, William Green, Chairman and Chief Executive Officer of
   Wilmar, will exchange 164,384 shares of Wilmar common stock for an equal number of shares of Class C Preferred Stock, a newly created class of preferred stock of Wilmar. These shares will be converted in the merger into approximately 7.9% of the common stock and 2.2% of the senior preferred stock of Wilmar. The senior preferred stock will have the benefit of a cumulative 14% annual dividend;

 . after the merger, approximately 97.2% of the surviving company's senior preferred stock and 86.1% of the surviving company's common stock will be owned by entities managed by Parthenon Capital, Inc., Chase Capital Partners and its affiliates, The Chase Manhattan Bank, as Trustee for First Plaza Group Trust (a pension trust managed by General Motors Investment Management Corporation), and certain other institutional investors (which are collectively referred to as the Investors in this proxy statement) and approximately 2.8% of the senior preferred stock and 13.9% of the common stock in the aggregate will be owned by William Green, Michael Grebe, William Sanford and Michael Toomey (who are collectively referred to as the Management Shareholders in this proxy statement). Consequently, although Wilmar's common stock will no longer be publicly traded, the Management Shareholders will continue to participate in Wilmar's future profits and losses;

 . you are entitled to one vote per share of common stock you own, and approval by Wilmar's shareholders of the merger agreement will require the affirmative vote of a majority of the votes cast by the holders of shares of common stock at the special meeting held to vote on the merger agreement;

 . under the New Jersey Business Corporation Act, because Wilmar is a publicly traded corporation and because the merger consideration for the common stock consists solely of cash, you will have no statutory dissenters' rights of appraisal; and

 . you will be taxed on your receipt of the $18.25 in cash per share to the extent that the amount you receive exceeds your tax basis in your shares. Because determining the tax consequences of the merger can be complicated, you should consult your tax advisor in order to understand fully how the merger will affect you.

The merger agreement is attached to the back of this document as Appendix A. We encourage you to read the merger agreement in its entirety.

Reasons for the Merger and Recapitalization (page [  ])

The special committee of the Wilmar board of directors placed the most weight on the following five factors, among others, in connection with its approval of the merger and recapitalization:

 . the opportunity for you to receive $18.25 in cash for each share of common stock held by you, which represents an approximate 30% premium over the $14.00 per share closing price of Wilmar common stock on December 22, 1999, the last full trading day before the public announcement of the merger;

 .  the historical trading prices of Wilmar common stock on the Nasdaq National
   Market System, including the decline in Wilmar's price to earnings ratio over the past year and the prospect of continued undervaluation of Wilmar;

 . the special committee's knowledge of Wilmar's business, operations, properties, assets, financial condition, operating results and prospects and increased competitive market pressures which may:

  . limit Wilmar's internal growth prospects in the apartment housing market; and

  . result in difficulty finding new acquisition targets at prices Wilmar believes are attractive;

 .  the presentations and fairness opinion of William Blair & Company, LLC; and

 . negotiations with another bidder did not lead to a more favorable offer and, based upon prior discussions with other potential bidders, a higher offer was not foreseeable.

During its deliberations, the special committee also considered the reasons for remaining an independent public company, including:

 .  Wilmar's positive long-term growth prospects; and

 . the potential opportunities arising from entering into the institutional facilities maintenance market through Wilmar's December 1999 acquisition of J.A. Sexauer, a distributor of plumbing supplies to institutional customers.


Ultimately, the special committee of the Wilmar board determined that these reasons were outweighed by the factors in favor of the merger and recapitalization.

Consequences of the Merger (page [  ])

Upon consummation of the merger:

 . you will no longer have any interest in, and will no longer be a shareholder of Wilmar, and therefore you will not participate in Wilmar's future profits or losses; and

 .  Wilmar's common stock will no longer be traded on the Nasdaq National Market
   System, price quotations will no longer be available and registration of Wilmar's common stock under the Securities Exchange Act of 1934 will terminate, resulting in part in no further public reporting by Wilmar under that Act; and

 . after the merger, approximately 97.2% of the surviving company's senior preferred stock and 86.1% of the surviving company common stock will be owned by the Investors and approximately 2.8% of the senior preferred stock and 13.9% of the common stock will be owned by the Management Shareholders.

Interests of Certain Persons in the Merger and Recapitalization (page [  ])

Certain of Wilmar's officers and directors have interests in the merger and recapitalization or have certain relationships, including those referred to below, that present actual or potential conflicts of interest in connection with the merger and recapitalization, including:

 .  the continuing equity interest that William S. Green, Chairman and Chief
   Executive Officer of Wilmar, and the other Management Shareholders will have in Wilmar after the consummation of the merger;

 . the fact that Ernest K. Jacquet, a director of Wilmar, serves as a managing director of Parthenon Capital, Inc., which manages entities that are Investors;

 . the fact that Mr. Green will continue to serve as Chairman of the Board and Chief Executive Officer of Wilmar;

 . upon consummation of the merger, the vesting of all options to acquire shares of Wilmar common stock under Wilmar's stock option plan will be accelerated and the Management Shareholders, along with the other option holders, will be entitled to receive, for each share subject to an option, the difference between $18.25 and the per share exercise price of that option, if any, regardless of whether the option is fully vested, amounting to $2,555,096 in the aggregate in the case of Management Shareholders, $1,791,739 in the aggregate in the case of Wilmar's other executive officers and directors, and $2,240,213 in the aggregate in the case of the Wilmar employees who are not Management Shareholders, executive officers or directors of Wilmar;

 . the employment agreements that Wilmar has entered into with each of the Management Shareholders and which will become effective upon consummation of the merger which, among other terms, provide for increased base salaries for the Management Shareholders, a $3,000,000 retention bonus to Mr. Green payable on the fifth anniversary of the date of his agreement, and a signing bonus of $500,000 to Mr. Grebe; and

 . the obligation of Wilmar under the merger agreement to continue to provide certain indemnification and related insurance coverage to directors and officers of Wilmar following the merger.

The special committee and the board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters in approving the merger and recapitalization.

Recommendations of Wilmar's Board of Directors and the Special Committee (page [ ])

The Wilmar board of directors and its special committee have taken the following actions:

 . Wilmar's board of directors, based on the unanimous recommendation of the special committee, has unanimously approved the merger agreement and recommends that you vote to adopt it;

 . Wilmar's board of directors and the special committee believe that the terms of the merger agreement, including the merger consideration of $18.25 per share, are fair to and in the best interests of Wilmar's public shareholders; and

 .  Because of their continuing interest in Wilmar after the merger, Messrs.
   Jacquet and Green refrained from voting on this matter.

Wilmar has been advised that, WM Acquisition, Inc. (the "Merger Sub"), its major shareholder, Parthenon Investors, L.P. ("Parthenon"), Parthenon Investment Advisors, L.L.C. ("Advisors"), Parthenon Investment Partners, L.L.C. ("Partners"), Mr. John C. Rutherford and Mr. Ernest K. Jacquet (Parthenon, Advisors, Partners and Mr. Rutherford being collectively referred to herein as the "Parthenon Affiliates," and Messrs. Rutherford and Jacquet and Parthenon, Advisors and Partners being individuals and entities that may be deemed to control Merger Sub, directly or indirectly) and Mr. Green expressly adopt the analysis of the board of directors and the special committee discussed above, and, based upon the same factors, believe that the terms of the merger agreement, including the merger consideration of $18.25 per share, and the procedure for approving the merger agreement are fair to and in the best interests of Wilmar's public shareholders.

The special committee and the board of directors recommend that the shareholders vote "FOR" the approval of the merger agreement.

          QUESTIONS AND ANSWERS ABOUT THE MERGER AND RECAPITALIZATION

--------------------------------------------------------------------------------






Q: What is the proposed transaction?

A: WM Acquisition will be merged with and into Wilmar. Wilmar will continue as the surviving company after the merger.

Q: What will I receive in the merger?

A: You will be entitled to receive $18.25 in cash for each of your shares of Wilmar common stock outstanding at the time of the merger.

Q: Who will own Wilmar after the merger?

A: As a result of the merger, Wilmar will become a privately-held company owned by the Investors and the Management Shareholders.

   For additional information on the ownership and management of Wilmar after the merger, see page [ ] and page [ ] of this proxy statement.

Q: What recapitalization is occurring in connection with merger?

A: Mr. Green currently owns approximately 15% of Wilmar's common stock.
   Immediately prior to the merger, Mr. Green will exchange approximately 8% of the shares of common stock owned by him (representing approximately 1% of the outstanding common stock of Wilmar) for shares of Class C Preferred Stock of Wilmar, a newly created class of preferred stock of Wilmar, to facilitate the continuation of his equity interest in Wilmar following the merger. Pursuant to the merger, these shares of Class C Preferred Stock will be converted into approximately 7.9% of the common stock and 2.2% of the senior preferred stock of the surviving company. The senior preferred stock will have the benefit of a cumulative 14% annual dividend. The other 92% of the shares of common stock owned by him will be treated identically to the shares of common stock held by other shareholders and converted into the right to receive $18.25 per share.

Q: What interests will the Management Shareholders retain in Wilmar after the merger?

A: As mentioned above, William Green will own approximately 7.9% of the common stock and 2.2% of the senior preferred stock of Wilmar as a result of the merger. In addition, the other Management Shareholders will purchase in the aggregate approximately 5.75% of the common stock, at a purchase price of $1.00 per share payable in cash from their available funds, and approximately 0.6% of the senior preferred stock, at a purchase price of $10.00 per share payable at their option in cash from available funds or by loans from Wilmar (the terms of which are described below in "Additional Considerations--Interests of Certain Persons in the Merger and Recapitalization"), upon consummation of the merger and may elect, prior to the closing of the merger, to purchase up to an additional 116,533 shares of senior preferred stock at the same price.

Q: How else will the Management Shareholders be affected by the merger?

A: Upon consummation of the merger, the vesting of options to acquire shares of Wilmar common stock under Wilmar's stock option plan will be accelerated and the Management Shareholders, along with the other option holders, will be entitled to receive, for each share subject to an option, the difference between $18.25 and the per share exercise price of that option, if any, regardless of whether the option is fully vested.

   In addition, the Management Shareholders have each entered into a new employment agreement with Wilmar, under which they will serve in comparable positions to their current ones and the material terms of which, including compensation, are discussed elsewhere in this proxy statement. These employment agreements are substantially similar to their old agreements (except for the compensation provisions which are enhanced in the new agreements) and will become effective upon consummation of the merger.

Q: Why do the Investors want the Management Shareholders to retain an ownership interest in Wilmar following the merger?

A: Because the Management Shareholders have been integral to Wilmar's success in the past and the Investors believe that their involvement is integral to Wilmar's future success, the Investors want to ensure that the Management Shareholders have a financial interest in Wilmar after the merger.

Q: Why was the special committee of independent directors formed?

A: During the summer of 1999, the Company received two serious inquiries to buy the

   Company. The board of directors formed a special committee consisting of independent directors to act on behalf of Wilmar's unaffiliated shareholders because Messrs. Jacquet and Green are Wilmar board members, and had actual or potential affiliations with the potential buyers. This special committee was formed for the purpose of considering any and all sale or merger proposals with potential bidders and evaluating the fairness of a sale or merger proposal.

   The special committee independently selected and retained legal and financial advisors to assist it in its deliberations and in its negotiation of the merger agreement. The special committee unanimously approved the merger agreement and recommended that the board of directors approve it and seek approval of the Wilmar shareholders.

Q: Is the board of directors recommending that I vote for the merger agreement?

A: Wilmar's board of directors, based on the unanimous recommendation of the special committee, believes that the terms of the merger agreement are fair to, and in the best interests of, Wilmar's public shareholders. Accordingly, the board of directors unanimously approved the merger agreement (with Messrs. Green and Jacquet abstaining because of their continuing interest in Wilmar after the merger) and recommends that you vote for approval of the merger agreement. To review the background and reasons for the merger and recapitalization in greater detail, see pages [ ] through [ ] of this proxy statement.

Q: What are the primary advantages and disadvantages of the merger to me?

A: In the merger, you will receive a cash premium for your Wilmar common stock over the market price when the proposed merger was announced. The merger consideration of $18.25 per share represents an approximate 30% premium over the $14.00 per share closing price of Wilmar common stock on December 22, 1999, the day before the proposed merger agreement was announced.

   In addition, you will not bear the risk of any decrease in the value of Wilmar and you will be able to dispose of your Wilmar shares without incurring any brokerage fees. You will not, however, have the opportunity to participate in Wilmar's future profits or losses. Also, you may recognize a taxable gain as a result of the merger.

Q: What are the potential tax consequences to me of the merger?

A: The exchange of your shares for cash in the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under state, local, foreign and other tax laws. For more information about the tax consequences of the merger, see pages [ ] through [ ] of this proxy statement.

Q: What are the primary advantages and disadvantages of the merger to the Investors and the Management Shareholders in addition to the interests discussed above?

A: Upon completion of the merger and recapitalization, the Investors and the Management Shareholders will own all of the capital stock of Wilmar. Each Management Shareholder will also receive $18.25 in cash per share for the Wilmar common stock owned by him (except for 8% of Mr. Green's stock which will be converted into common stock and senior preferred stock of the surviving company). In addition, the Management Shareholders, other than Mr. Green will have the opportunity to purchase in the aggregate approximately 5.75% of the common stock, at a purchase price of $1.00 per share payable in cash from their available funds, and approximately 0.6% of the senior preferred stock, at a purchase price of $10.00 per share payable at their option in cash from available funds or by loans from Wilmar (the terms of which are described below in "Additional Considerations--Interests of Certain Persons in the Merger and Recapitalization"), upon consummation of the merger and may elect, prior to the closing of the merger, to purchase up to an additional 116,533 shares of senior preferred stock at the same price.

   The Investors and the Management Shareholders will have the opportunity to participate in Wilmar's potential future earnings and growth, but they will bear the risk of any decrease in the value of Wilmar after the merger.

Q: What will happen to the market for Wilmar common stock after the merger?

A: At the effectiveness of the merger, trading in Wilmar common stock on the Nasdaq National Market System will cease. Price quotations for Wilmar common stock will no longer be available and the registration of Wilmar's common stock under the Securities Exchange Act of 1934 will terminate, resulting in part in no further public reporting under that Act.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger (if it is approved by the shareholders) within several days after the special meeting of shareholders of the company to vote on the merger agreement.

Q: What happens if I sell my Wilmar common stock before the special meeting?

A: The record date for the special meeting is earlier than the expected date of the merger. If you held your Wilmar shares on the record date but have transferred your Wilmar shares after the record date and before the merger, you will retain your right to vote at the special meeting but not the right to receive the $18.25 in cash per share of common stock. This right to receive $18.25 per share will pass to the person to whom you transferred your shares.

Q: What do I need to do now?

A: Please complete, date and sign your proxy card and then mail it in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the special meeting.

Q: Should I send in my stock certificates now?

A: No. Soon after the merger is completed, we will send you written instructions explaining how to exchange your Wilmar stock certificates for cash.

           QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING

-------------------------------------------------------------------------------





Q: What is the date, time and place of the meeting?

A: The special meeting of shareholders will be held on             , 2000, at
   8:30 a.m., local time, at The DoubleTree Guest Suites, 515 Fellowship Road, Mount Laurel, NJ 08054.

Q: Who is entitled to vote at the special meeting?

A: Shareholders of record as of the close of business on             , 2000.

Q: How many shares need to be represented at the meeting?

A: The holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. As of the record date, there were [12,407,826] shares of common stock outstanding. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.

Q: What vote is required to approve the merger agreement?

A: Approval of the merger agreement requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock entitled to vote at the special meeting.

   William Green has agreed under a voting and exchange agreement with WM Acquisition to vote his shares of common stock to approve the merger agreement. As of the record date, William Green owned 2,013,536 shares or approximately 16% of Wilmar common stock outstanding.

   Although there is no voting agreement with anyone other than Mr. Green, management expects that an aggregate of 49,500 additional shares held by members of management will also be voted in favor of the merger agreement. Accordingly, management expects all of the shares of common stock outstanding which are held by officers or directors of Wilmar to be voted in favor of the merger. Assuming that all shareholders of record are present in person or by proxy at the special meeting, approval by the holders of an additional 4,264,946 shares (approximately 34% of the [12,407,826] shares of common stock outstanding as of the record date) would be required to approve the merger agreement.

Q: How do I vote?

A: You can vote by signing and mailing your proxy card. You may also vote in person at the special meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Generally, your broker will not have the power to vote your shares. Your broker will vote your shares only if you provide him or her with instructions on how to vote. You should follow the directions provided by your broker on how to instruct your broker to vote your shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may revoke it any time before the special meeting by:

  .  giving written notice of your revocation to our Secretary;

  . filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary; or

  .  attending the special meeting and voting in person.

Q: What rights do I have if I oppose the merger agreement?

A: You can vote against the merger agreement by signing and mailing your proxy card or by voting against the merger agreement in person at the special meeting. However, if the merger has been properly approved by Wilmar's shareholders (as described above), under New Jersey law, shareholders will not have any dissenters' rights of appraisal because Wilmar is a publicly traded corporation and because the merger consideration for the common stock consists solely of cash.

                      WHO CAN HELP ANSWER YOUR QUESTIONS

  If you have more questions about the merger and recapitalization or would like additional copies of this proxy statement, you should contact:

                              William E. Sanford
                            Wilmar Industries, Inc.
                               303 Harper Drive
                         Moorestown, New Jersey 08057
                            Telephone: 856-439-1222

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD LOOKING STATEMENTS

--------------------------------------------------------------------------------





This proxy statement and the documents to which we refer you and incorporate into this proxy statement by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including:

  .  our financial performance and projections;

  .  our growth in revenue and earnings; and

  .  our business prospects and opportunities.

You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including:

  .  our ability to continue to attract and retain qualified personnel;

  .  our ability to retain the business of our significant customers;

  .  our ability to keep pace with new technology and changing market needs;

  .  the competitive environment of our business.

These and other factors may cause our actual results to differ materially from any forward-looking statement.

Forward-looking statements are only predictions. The forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time by us or our representatives, might not occur.

                   INFORMATION CONCERNING THE SPECIAL MEETING

--------------------------------------------------------------------------------








Date, Time and Place; Purpose

This proxy statement is being furnished to Wilmar shareholders as part of the solicitation of proxies by the Wilmar board for use at a special meeting to be
held on         , 2000, starting at 8:30 a.m., local time, at The DoubleTree
Guest Suites, 515 Fellowship Road, Mount Laurel, NJ 08054. The purpose of the special meeting is for Wilmar shareholders to consider and vote upon a proposal to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to Wilmar shareholders on or about
              , 2000.

Record Date and Voting

The holders of record of shares of Wilmar common stock as of the close of
business on           , 2000 (referred to as the record date in this proxy
statement), are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [12,407,826] shares of Wilmar common stock outstanding. Holders of common stock are entitled to one vote per share.

The holders of record of a majority of the outstanding shares of Wilmar common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting.

Any shareholder of Wilmar has the right to vote against approval of the merger agreement. However, under the New Jersey Business Corporation Act, because Wilmar is a publicly traded corporation and because the merger consideration for the common stock consists solely of cash, the common shareholders have no statutory dissenters' rights of appraisal. See "Rights of Dissenting Shareholders."

Vote Required

Approval by Wilmar's shareholders of the merger agreement will require the affirmative vote of a majority of the votes cast by the holders of shares of common stock at the special meeting held to vote on the merger agreement. Under the New Jersey Business Corporation Act, the required vote is based on the number of votes cast, not the number of shares of common stock outstanding.

Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. However, since the required vote is based on the number of votes cast, abstentions and broker "non-votes" are not counted either FOR or AGAINST the merger. Therefore, abstentions and broker "non-votes" have no effect on the outcome of the vote. A broker "non-vote" occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If there are insufficient votes to approve the merger agreement at the special meeting, proxies voted in favor of approval of the merger agreement and proxies as to which no voting instructions are given may be voted to adjourn the special meeting in order to solicit additional proxies in favor of approval of the merger agreement. If the special meeting is adjourned for any purpose, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn), even though they may have been voted on the same or any other matter at a previous meeting.

Approval of at least a majority of Wilmar's unaffiliated shareholders is not required to consummate the merger and recapitalization.

Voting and Exchange Agreement

William Green has entered into a voting and exchange agreement which provides that he will vote his shares to approve the merger agreement. The voting and exchange agreement covers all of the shares of common stock owned by William Green. As of the record date, he owned 2,013,536 shares of common stock, which represented approximately

16% of the votes entitled to be cast as of the record date. The voting and exchange agreement is attached as Appendix C to this proxy statement.

As a result of the voting and exchange agreement, approximately 16% of the votes entitled to be cast at the special meeting will be voted in favor of the merger agreement. Although there is no voting agreement with anyone other than Mr. Green, it is expected that an aggregate of 49,500 additional shares held by members of management will also be voted in favor of the merger agreement. Assuming that all shareholders of record are present in person or by proxy at the special meeting, approval by the holders of an additional 4,264,946 shares (approximately 34% of the [12,407,826] shares of common stock outstanding as of the record date) would be required to approve the merger agreement.

Voting, Revocation and Solicitations of Proxies

If you vote your shares of Wilmar's common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Wilmar's common stock will be voted FOR the approval of the merger agreement. You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting by submitting a written revocation to the Corporate Secretary of Wilmar at 303 Harper Drive, Moorestown, NJ 08057 or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked. In addition, a proxy may also be revoked by voting in person at the special meeting. However, simply attending the special meeting will not revoke a proxy.

All expenses incurred in connection with solicitation of the enclosed proxy will be paid by Wilmar. Officers and employees of Wilmar may solicit proxies by telephone or in person. However, they will not be paid for soliciting proxies. Wilmar also will request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services.

Adjournments or Postponements

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the votes present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by Wilmar will be voted in favor of an adjournment or postponement of the special meeting in these circumstances, unless either a written note on the proxy delivered by the shareholder directs otherwise or the shareholder has voted against the merger agreement. Thus, proxies voting against the merger agreement will not be used to vote for adjournment of the special meeting for the purpose of providing additional time to solicit votes to approve the merger agreement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Wilmar shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Other Matters To Be Considered

Wilmar's board is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

The Companies

Wilmar

Wilmar is a national marketer and direct distributor of repair and maintenance products, principally to the apartment housing market. Through its 1,000+ page Wilmar Master Catalog, Wilmar has become a "one-stop shopping" resource for maintenance managers by offering the industry's most extensive selection of over 15,000 standard and specialty plumbing, hardware, electrical, janitorial and related products. By purchasing directly from domestic and foreign manufacturers in relatively large volumes,

Wilmar is able to offer customers competitive prices on both name brand and private label products. Wilmar seeks to win new accounts and increase sales to existing accounts through a direct sales force, outbound telesales representatives, a national accounts sales program and monthly direct mail flyers. Customer service representatives located at Wilmar's regional call centers use its proprietary software applications to quickly process orders and answer customer inquiries. Wilmar provides free, same-day delivery in local markets served by its distribution centers and ships by parcel delivery services to other areas. Since 1991, Wilmar has expanded from four distribution centers located in Philadelphia, Washington, D.C., Houston and Indianapolis to 24 distribution centers located throughout the United States. From November 1995 through December 1998 Wilmar acquired twelve regional repair and maintenance supply companies, and in 1999 it acquired a major distributor of plumbing supplies to the institutional facilities maintenance market.

Our address is:

  Wilmar Industries, Inc.
  303 Harper Drive
  Moorestown, NJ 08057
  (856) 439-1222

WM Acquisition

WM Acquisition, Inc., a New Jersey corporation ("WM Acquisition" or "Merger Sub"), was incorporated on December 17, 1999 for the purpose of completing the merger with Wilmar. It was organized at the direction of entities managed by Parthenon Capital, Inc., and has not carried on any activities to date other than those incident to its formation and completion of the merger. Parthenon Capital, Inc. is a private equity investment firm which invests in and serves as an advisor to the management of certain middle market companies. Mr. Ernest
K. Jacquet, a member of Wilmar's board of directors, is a managing director of Parthenon Capital, Inc., the management company for Parthenon Investors, L.P., which controls WM Acquisition.

WM Acquisition's address is:

  WM Acquisition, Inc.
  c/o Parthenon Capital, Inc.
  200 State Street
  Boston, MA 02109
  (617) 478-7000

                                SPECIAL FACTORS
--------------------------------------------------------------------------------

Background of the Merger and Recapitalization

Until recently, Wilmar has focused primarily on supplying repair and maintenance products to the apartment housing market. A principal component of Wilmar's growth strategy has been to capitalize on acquisition opportunities presented by the consolidation of the highly fragmented repair and maintenance supply industry to the apartment housing market. During 1996 and 1997, Wilmar completed seven acquisitions, and management believes that its stock price generally traded at favorable multiples to historic earnings. During 1997 and the early part of 1998, Wilmar's industry began to undergo significant change, as a number of Wilmar's competitors were acquired by substantially larger companies. Among the acquisitions of competitors occurring in this time period were the March 1997 acquisition of Maintenance Warehouse/America Corp. by The Home Depot, Inc., the July 1997 acquisition of Nationwide Apartment Supply, Inc. by Century Maintenance Supply, Inc. and the February 1998 acquisition of Chad Supply, Inc. by Hughes Supply, Inc. These acquisitions substantially increased the competitive pressures faced by Wilmar and began to constrain the ability of Wilmar to grow effectively through acquisition. Although Wilmar has continued to pursue acquisitions to enter new markets or expand in existing markets, competition for acquisition candidates has intensified in recent years, making it increasingly difficult for Wilmar to complete acquisitions at valuations it believes are reasonable.

Wilmar's attempts to enter new end markets through internal initiatives have also proved to be more difficult than expected. During fiscal year 1995, Wilmar initiated a plan to begin selling to the hospitality industry. This initiative included the addition of approximately 3,000 inventory items to Wilmar's master catalog as well as training of Wilmar sales representatives to sell into the hospitality industry. In 1996, Wilmar developed a catalog aimed at institutional customers, such as hospitals and educational facilities. Sales to new end markets were approximately $8 million for fiscal year 1998. In analyzing the performance of the new end market programs, Wilmar management determined that sales representatives from the multi-family housing industry could not adequately cross over to other end markets. To build these programs faster, Wilmar would need to hire a dedicated sales force to the new end markets, at a considerable cost. Wilmar management, upon further evaluation, concluded that it would be more appropriate to enter these new markets by acquiring a well-known distributor of maintenance, repair and operating products and by leveraging this brand. It was this analysis that led to the eventual decision to acquire Sexauer discussed below. The demands of the public markets for consistent and rapid earnings growth has also limited Wilmar's ability to incur the near term expenses and investments necessary to support the long-term growth of the business both in its core apartment housing market and in new end markets.

As Wilmar's competitive environment changed, Wilmar's board of directors decided in late 1997 that Wilmar should explore the possibility of a business combination with companies believed to be logical partners. This determination led Wilmar and William Blair & Company, Wilmar's financial advisor, to contact four potential strategic merger partners to evaluate their interest in Wilmar. Following numerous meetings and exchanges of information, three of these companies declined to submit an expression of interest in a transaction with Wilmar. The fourth company expressed a preliminary interest, but this interest ultimately did not result in a definitive proposal, as the parties were unable to reach agreement regarding Wilmar's valuation. Wilmar's board then decided to continue to focus on internally growing the Company. During the fall of 1998, Wilmar experienced earnings difficulties which adversely affected its stock price. In particular, Wilmar found that it was unable to consummate acquisitions of sufficient number and size to support the revenue and earnings growth expectations of investors. As a result, Wilmar's management publicly disclosed downward adjustments of expected revenue and earnings performance during 1998 and 1999. This reduction of forecasted results in October 1998 caused the Company's share price to decline from the $19.00--$23.00 per share range to the $15.00--$18.00 per share range. Soon thereafter the Company made certain management changes, including the hiring of Michael Grebe, one of the Management Shareholders, as its new Chief Operating Officer and, over the next year, the replacement of certain senior marketing executives and the hiring of William Sanford, one of the Management Shareholders, as its new Chief Financial Officer. During late 1998 and early 1999 the Company's stock price returned to the $19.00--$23.00 per share range. Wilmar authorized William Blair to contact three additional companies that might have a logical strategic interest in a business combination with Wilmar. Each of the parties contacted declined to submit an expression of interest in response to such contact. Wilmar's board again decided to continue to focus on internally growing the Company. By March 1999 the stock price had returned to the $15.00--$18.00 per share range.

In March 1999, Wilmar's management once again reduced its publicly announced forecasts of expected revenue and earnings as a result of lower than anticipated internal growth and continuing difficulty with the performance of one of Wilmar's larger acquisitions. The market price of Wilmar stock dropped from the $15.00-$18.00 per share level down to the $10.00-$13.00 per share level by mid-May 1999, resulting from both the Company's reduction of forecasted earnings and a general reduction in price/earnings multiples for both the distribution sector and industry consolidators.

Believing that Wilmar's common stock market price was undervaluing the Company's prospects, in March 1999, the board of Wilmar approved a share repurchase program authorizing Wilmar to purchase from time to time, in the open market or through negotiated transactions, up to one million shares of Wilmar common stock. The share repurchase program was completed in June 1999. During the three month period, the Company purchased 1,000,000 shares, representing 7.5% of the total outstanding shares, at a weighted average price per share of $12.80. The Board also authorized Wilmar to hire a new Chief Financial Officer and to further upgrade its sales management. Wilmar also determined to explore more aggressively possible acquisitions that could favorably impact Wilmar's stock price and growth prospects.

In May 1999, Wilmar approached the parent of J.A. Sexauer, Inc., a leading distributor of plumbing specialties to institutional facilities throughout the United States and Canada, to discuss a possible acquisition of Sexauer by Wilmar. Wilmar signed a confidentiality agreement regarding due diligence and in late May and early June 1999 Wilmar together with its counsel, accountants and other representatives began to evaluate and negotiate the terms of a possible acquisition transaction.

In early June 1999, William Blair was contacted by one of the potential strategic acquirers that William Blair had contacted in early 1999 indicating that it had an interest in arranging a meeting with Wilmar management to discuss the merits of a possible business combination. This contact was followed up by a letter on June 15, 1999, confirming a meeting for July 1, 1999. Wilmar code-named this potentially interested party "Viking." Wilmar continued its due diligence review of Sexauer and on June 17, 1999, submitted a preliminary proposal to acquire all of the outstanding stock of Sexauer.

On July 1, 1999, Wilmar commenced discussions with Viking regarding a possible merger transaction. Wilmar entered into a confidentiality agreement on July 20, 1999 with Viking and began to furnish to Viking certain non-public information relating to Wilmar.

In mid-July, Ernest K. Jacquet, a director of Wilmar and a managing director of Parthenon Capital, Inc., inquired of William Green, as Wilmar's Chairman and Chief Executive Officer, whether Wilmar would be willing to consider an all cash proposal from Parthenon as an alternative to a possible transaction with Viking. Mr. Green, after discussion with the board and William Blair, indicated that he would not discourage any proposal at that time, and indicated to the other board members that the presence of a competing bidder might enhance its bargaining power with Viking. Wilmar entered into a confidentiality agreement with Parthenon on July 23, 1999 and furnished Parthenon with the same confidential financial information provided to Viking.

In early August 1999, representatives of Wilmar and William Blair met with Mr. Green and other key management personnel of Viking to further discuss a possible merger transaction with Viking. Wilmar's stock price closed at $13.63 per share on August 18, 1999. On August 19, 1999, Wilmar received a preliminary expression of interest from Viking for a possible stock merger with Wilmar in which Wilmar shareholders would receive stock of Viking having a value of between $20 to $22 per Wilmar share conditioned upon, among other things, the transaction qualifying for pooling of interests accounting treatment and completion of due diligence. At that time, Viking indicated orally that with additional satisfactory due diligence including a visit with Wilmar's management team, it might submit a definitive proposal at the high end of this range. The terms of Viking's preliminary proposal were communicated to Wilmar's board of directors who recommended that Wilmar management provide the opportunity for Viking to conduct additional due diligence to allow Viking to submit a definitive proposal. In early September, Wilmar and Viking conducted a full day of due diligence involving the senior management of both companies. Wilmar's stock price closed at $12.75 per share on September 14, 1999. On September 15, 1999 Viking submitted a revised preliminary proposal for a stock-for-stock exchange valued at $22.00 per Wilmar share, contingent upon the transaction receiving pooling accounting treatment and completion of additional due diligence among other conditions.

On September 17, 1999, Parthenon submitted a preliminary expression of interest to acquire Wilmar for $18.00 per share in cash. Wilmar's stock price closed at $12.69 per share on the prior day. The expression of interest from Parthenon indicated that it was contingent, among other things, on Parthenon obtaining necessary debt and equity financing, completing due diligence and obtaining the agreement of William Green to roll over $10 million, or approximately 30% of his equity in Wilmar, into the surviving company. Mr. Green indicated that this proposal was unlikely to be considered competitive with the alternative Viking proposal and encouraged Parthenon to improve its proposal. In addition, Mr. Green indicated to Parthenon that he would be unwilling to roll over the $10 million of equity that Parthenon had required of him as part of its proposal, but he would consider a lesser amount.

During this period, discussions with Sexauer continued, but as of mid-September, Wilmar was uncertain as to whether a transaction with Sexauer would occur. Given the considerable uncertainty regarding the Sexauer acquisition, Wilmar then requested that both Viking and Parthenon modify their proposals to include two scenarios, one assuming that the acquisition of Sexauer was consummated and the other excluding the Sexauer acquisition. In addition, Viking was requested to clarify its proposal with respect to the price that it would be prepared to pay for Wilmar taking into account potential changes in Viking's stock price. In particular, during the period between Viking's delivery of its preliminary proposal on August 19 and September 21, Viking's stock price had declined by approximately 12.0%. Viking had orally indicated that if its stock price continued to fall, the price that it would be willing to pay for Wilmar would be reduced. In order to obtain clarification on the proposal, Viking was asked to provide detail on the price it would be willing to pay for Wilmar shares at various prices for Viking's stock and the collaring provisions that would apply to changes in the value of Viking's shares occurring between signing a definitive agreement and closing.

On September 28, 1999 the board of Wilmar, by unanimous written consent, decided, in light of Ernest K. Jacquet's affiliation with Parthenon as well as the possibility that Mr. Green might participate in any proposed acquisition of Wilmar by Parthenon, to create a special committee of independent directors to evaluate any acquisition proposals and to negotiate the terms of any such proposal. Fred B. Gross, Martin E. Hanaka, and Donald M. Wilson were elected as the initial members of the special committee. It was subsequently determined that Mr. Gross should not serve as a member of the special committee because of his role in management of Wilmar, and he thereafter resigned as a member of the special committee. Both Viking and Parthenon were informed that Wilmar would have a special committee meeting in early October to discuss their respective proposals and were requested to deliver their detailed proposals by that date.

On October 1, 1999, Parthenon submitted a revised preliminary expression of interest to acquire Wilmar for $19.00 per share in cash, contingent upon obtaining satisfactory financing, completion of due diligence, and execution of satisfactory definitive agreements including employment agreements with certain senior executives of the Company. Also, in early October, Viking communicated the detailed terms of its proposal, including proposed collar provisions, to William Blair. The pricing terms of the Viking proposal, which included separate scenarios based on whether or not the Sexauer transaction occurred, were directly dependent upon Viking's stock price both at the time of signing a definitive agreement and closing. Under both scenarios, Viking's proposal included a $6.00 collaring range of Viking's closing stock price. Within the collaring range, the highest value to Wilmar shareholders was $22.00 per Wilmar share with Sexauer, and $20.00 per Wilmar share without Sexauer, respectively. Wilmar's stock price closed at $12.75 per share on October 1, 1999.

On October 4, 1999, the special committee met and elected Mr. Wilson as its Chairman. The special committee also retained Morgan, Lewis & Bockius LLP as its legal advisor and William Blair & Company LLC as its financial advisor. The special committee received an update on the Parthenon and Viking proposals and the acquisition of Sexauer. The special committee discussed the proposed terms and conditions of the Viking and the Parthenon proposals. Assuming that the pooling method of accounting was available for the Viking merger, the special committee and William Blair preliminarily estimated that as of the latest closing price for Viking, Viking's stock proposal had a value of approximately $20.93 per Wilmar share with the acquisition of Sexauer, and $19.59 per Wilmar share without the Sexauer acquisition. As mentioned above, these prices were directly dependent upon Viking's stock price and under no circumstances would exceed $22.00 per Wilmar share with Sexauer and $20.00 per Wilmar share without Sexauer respectively. Parthenon's $19.00 per Wilmar share cash proposal was the same with or without the Sexauer acquisition. The special committee held an extensive discussion regarding the merits and potential concerns with respect to the two proposals. Both proposals contained a requirement for Wilmar to enter into an exclusive period of negotiation and due diligence. The special committee determined that it believed both proposals had merit, but that given both the uncertainty regarding the Viking proposal (relating to the likelihood of completion of the Sexauer acquisition, the volatility in Viking's stock price and concerns about Viking's ability to receive pooling accounting treatment) and the uncertainty surrounding Parthenon's proposal (in particular its ability to secure the required amount of equity and debt financing), the special committee determined that it was not prepared to enter into exclusive negotiations with either party. Instead the special committee requested that each of the bidders provide a form of a merger agreement, a description of any conditions to the execution of a merger agreement, a detailed list of due diligence requirements, and that Parthenon provide a description of its expected sources of financing. The special committee considered whether to publicly announce that Wilmar was seeking a merger partner and/or having William Blair contact additional potential merger partners, but determined that the adverse impact on relations with customers outweighed any advantages of these actions. The special committee determined to pursue both proposals in a competitive process and to insist upon terms that would not materially impede a superior proposal following announcement of any transaction.

During the period from October 5 to October 27, Wilmar assembled the required due diligence information, continued due diligence on the Sexauer acquisition, and requested its outside accountants, Deloitte & Touche, LLP, to determine whether pooling accounting treatment was available for the Viking transaction. On October 26, Wilmar's stock price closed at $10.75 per share.

At the next special committee meeting on October 27, Wilmar management updated the special committee on progress with Sexauer, indicating that while important issues remained in due diligence and negotiations, it was becoming increasingly likely that these issues would be resolved and that a transaction would likely close. The special committee then reviewed the proposals and associated detailed documentation submitted by each of Viking and Parthenon. Viking's stock price had remained approximately the same since the prior special committee meeting and the then-current indicated value of the Viking proposal was approximately $21.02 per Wilmar share with Sexauer, and $19.67 per Wilmar share without Sexauer. In addition, prior to the special committee meeting, Viking insisted that it receive exclusivity or that it would immediately withdraw its indication of interest. After discussing the merits and risks associated with the two proposals, the special committee decided to proceed with Viking's proposal and granted Viking's request for an exclusivity agreement, subject to certain conditions, including confirmation of the availability of pooling-of-interests accounting treatment and completion of due diligence. Viking would then receive access to review the extensive due diligence information that had been prepared by Wilmar. The special committee further determined that, with or without a merger transaction, the acquisition of Sexauer was in the best interests of the Company.

On November 11, 1999 Wilmar's management determined, based upon consultation with its independent auditors, Deloitte & Touche, LLP, that a transaction with Viking could not be accounted for using the "pooling of interests" method of accounting. Wilmar advised Viking that it was terminating the exclusivity agreement due to its inability to meet this principal condition of Viking's proposal, but that it remained interested in a transaction with Viking on a non-pooling basis.

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

On November 15, 1999, Wilmar entered into a definitive stock purchase agreement with Sexauer. Wilmar also began to negotiate a revolving credit facility and term loan with First Union National Bank to finance the Sexauer acquisition and replace Sexauer's existing line of credit.

On November 16, 1999, Wilmar received a letter from Viking indicating that Viking was not interested in proceeding with a transaction if it was unable to receive pooling accounting treatment. On November 19, Viking was specifically requested by William Blair to put forth a proposal on a purchase accounting basis. Viking indicated that it might consider such a proposal but that because of the negative impact that a transaction involving purchase accounting would have on Viking's earnings per share, any such proposal would necessarily be at a considerably lower price. On November 22, 1999 Wilmar's stock price closed at $15.06 per share.

On November 23, 1999, the special committee met to discuss the status of the Viking and Parthenon proposals. William Blair indicated that they were continuing to solicit Viking to make an offer using the purchase method of accounting and believed that such an offer was possible but not certain. William Blair further indicated that Parthenon continued to express interest in making an offer for Wilmar, but that its offer would be at a price of $18.00 per share in light of concerns regarding the tightening of the credit markets and certain cost and integration issues associated with the Sexauer acquisition. Following discussion of Wilmar's current and future business prospects, the special committee determined that it would be in the interests of shareholders to encourage Viking to submit a proposal based upon purchase accounting, and to encourage Parthenon to increase its proposed price above the $18.00 per share level.

On November 24, 1999, Parthenon, in response to the special committee's request, indicated that it would increase its offer to $18.25 per share. Parthenon, however, conditioned the price increase upon the immediate execution of an exclusivity letter. The special committee declined to grant such exclusivity, unless it continued to have the ability to solicit an alternative proposal from Viking for another week. On November 24, 1999, Wilmar entered into an exclusivity agreement with Parthenon through December 23, 1999 which provided for, among other things, a $500,000 break-up fee plus actual expenses up to $500,000 if Wilmar accepted a superior proposal or negotiated with any other party during the exclusivity period. The exclusivity agreement allowed Wilmar to continue its discussions with Viking and to accept a proposal from Viking prior to 5:00 p.m. on November 30, 1999 without paying any break-up fee or expense reimbursement. Prior to entering into the letter agreement, Wilmar confirmed with Viking that if Viking were to submit an offer, it would do so by November 30, 1999.

On November 30, 1999, the special committee met again to review the status of the potential transactions. The special committee was informed that on November 29, 1999, Viking had indicated that it would not make a proposal. The special committee was then updated on the status of Parthenon's due diligence investigation of Wilmar. Mr. Green advised the special committee that, in order to facilitate Parthenon making a proposal, he had been negotiating directly with Mr. Jacquet, independently of the special committee, after being asked by him to help Parthenon finance its proposed transaction by rolling over up to $10 million of his equity in Wilmar into the surviving company. Mr. Green indicated that while he believed it to be in the shareholders' interests to facilitate a possible transaction, he was willing to roll over not more than $3 million, or approximately 10% of his Wilmar holdings.

During the period from November 30 to December 20, the Investors and their banks conducted due diligence with respect to Wilmar. Also during this period, Mr. Green and Parthenon engaged in negotiations regarding the amount of Mr. Green's equity roll-over, as well as the terms of his new employment agreement with Wilmar. Parthenon also discussed with the other Management Shareholders the terms of their respective employment agreements, and their potential investments in Wilmar following the merger.

On December 21, 1999, the special committee met to discuss the transaction with the Investors led by Parthenon. At the meeting William Blair reviewed with the special committee various terms of an anticipated proposal from the Investors. It was noted that equity commitment letters had been received from each of the Investors as well as a draft debt commitment letter from a leading financial institution providing for an aggregate commitment adequate to finance the debt required by the transaction, subject to customary conditions. William Blair also reviewed the financial terms of the Investors' anticipated proposal. The special committee reviewed the proposed participation by Wilmar management in the Investors' bid. It was noted that Mr. Green would roll over $3 million of his Wilmar holdings by exchanging $3 million of his Wilmar common shares for shares of a new Class C Preferred Stock immediately prior to the merger. Mr. Green would also agree to vote his shares in favor of the merger. The Class C Preferred Stock would be converted in the merger into shares of senior preferred stock and common stock of the surviving corporation. Counsel reviewed with the special committee the material provisions of the merger agreement, including the break-up fee and the expense reimbursement provisions. The special committee reviewed with its financial advisor its financial analysis of the proposal. The special committee also reviewed and discussed with William Blair the financial projections (see "Certain Financial Projections"), prepared by the Investors in their bank presentation which were substantially identical to management's financial projections for 1999 and 2000 and projected higher revenues and EBITDA in subsequent years. The special committee was informed that Parthenon had no specific plans or proposals to substantiate the higher future projected revenue and earnings. Management advised the special committee that management believed its base case projections were a more realistic set of projections for Wilmar as an independent public company. After discussion, the special committee determined that it had no reason to doubt the accuracy of management's base case projections being relied upon by William Blair. The special committee also reviewed the proposed compensation package negotiated between Parthenon and the Management Shareholders (further described below in "Additional Considerations--Interests of Certain Persons in the Merger and Recapitalization"), and determined that this compensation package was reasonable and did not negatively impact the price the Investors were willing to pay to Wilmar's shareholders. The special committee instructed counsel to attempt to negotiate (i) a break-up fee of no more than $7 million (3% of equity value) compared with Parthenon's current proposal of $9.3 million (3% of entity value), (ii) to place certain limits on the Company's obligation to reimburse the Investors' expenses and (iii) to require the Investors to reimburse Wilmar's expenses if the Investors breached the merger agreement and to capitalize the merger subsidiary to be able to satisfy this obligation. The special committee also instructed management to confirm that all conditions to the debt commitment letters could be satisfied. Wilmar's stock price closed at $14.50 per share on December 21, 1999.

On December 22, 1999, the special committee held a meeting to consider the final proposed merger agreement and determine whether to recommend its adoption to the full board of directors. Counsel advised the members of the special committee as to their fiduciary duties in considering the proposed transaction. It was reported that the Investors had agreed to reduce their proposed break-up fee to $7.5 million (which, after further negotiations, was reduced to $7.0 million), and agreed to fund the merger subsidiary up to $1 million to reimburse Wilmar for its expenses if the Investors breached the merger agreement, but that the Investors were not willing to reimburse the expenses of Wilmar if the debt financing conditions were not satisfied by Wilmar and proposed that both parties should share that risk. Representatives of William Blair made a presentation to the special committee which included the information described under "-Opinion of Financial Advisor to the Special Committee." William Blair then rendered its oral opinion (confirmed in writing later that day) to the special committee that, as of such date, the merger consideration of $18.25 per share was fair, from a financial point of view, to the Wilmar public shareholders. Management then made a presentation indicating its comfort that all conditions to the debt commitment letters would be satisfied.

At the conclusion of these presentations and after discussion, including concerning the items mentioned under "--Purposes and Reasons for the Merger and Recapitalization; Recommendations of Wilmar's Board of Directors and the Special Committee," the special committee unanimously determined to approve the merger agreement and declare the merger agreement fair to and in the best interests of the Wilmar public shareholders, and approved resolutions recommending that Wilmar's board of directors approve the merger agreement. Immediately following the meeting of the special committee, the board of directors of Wilmar (with Mr. Jacquet recusing himself from the meeting and Mr. Green attending the meeting but abstaining from the vote) met and approved the merger agreement. The merger agreement was then executed by Wilmar and the Investors, the Voting and Exchange Agreement was executed by Mr. Green and a press release announcing the merger agreement was issued. Wilmar's stock price closed at $14.00 per share on December 22, 1999.

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


On March   , 2000, the merger agreement was amended so that it conforms with applicable merger shareholder approval requirements under New Jersey law.

Exchange of Shares by William Green

William Green has agreed to a recapitalization exchange in connection with the merger in which an aggregate of 164,384 of his shares of Wilmar common stock will be exchanged for an equal number of shares of new Class C Preferred Stock of Wilmar. Mr. Green will, however, receive merger consideration in the amount of $18.25 per share for the remaining 1,849,152 shares of common stock owned by him. Wilmar has agreed to take all reasonable actions necessary to ensure that this exchange is completed.

Continuing Interests of the Investors and Management Shareholders in Wilmar

When the merger and recapitalization are completed, William Green and the other Management Shareholders will continue to hold an equity interest in Wilmar as a result of the conversion of the Class C Preferred Stock held by Mr. Green in the merger into senior preferred and common stock of Wilmar and the purchase of common and preferred stock and the receipt of stock options following the merger by the other Management Shareholders. Mr. Green also will receive cash proceeds from the merger and recapitalization in the amount of approximately $33.7 million for his remaining shares of Wilmar common stock and the other Management Shareholders will also be entitled to receive cash proceeds from the merger for their Wilmar common stock on the same terms as other shareholders.

As a result of the merger, the Investors will own approximately 86.1% of the common stock and 97.2% of the senior preferred stock of Wilmar, and the Management Shareholders will own approximately 13.9% of the common stock and 2.8% of the senior preferred stock of Wilmar. These percentages reflect the conversion of Mr. Green's Class C Preferred Stock into shares of common stock and senior preferred stock and the planned purchase by the other Management Shareholders of 5.75% of the common stock at a purchase price of $1.00 per share, for an aggregate purchase price of $65,341 and 0.6% of the senior preferred stock at a purchase price of $10.00 per share, for an aggregate purchase price of $834,659 immediately following the merger. The senior preferred stock will bear a 14% cumulative annual dividend. In addition to the shares of common stock and preferred stock required to be purchased by the Management Shareholders other than Mr. Green, such Management Shareholders may elect, prior to the closing of the merger, to purchase up to an additional 116,533 shares of senior preferred stock at the same price. The purchase by the Management Shareholders of senior preferred stock may be financed by loans made available by Wilmar. These loans will bear interest at Wilmar's cost of capital under its senior credit facility (but no more than 8% per annum), which will accrue and be payable at maturity or upon prepayment. The loans will be due on the earlier of (a) termination of employment, (b) the sale or other disposition of the preferred stock or (c) the fifth anniversary of the loan. Unless the loans are extended following the fifth anniversary, these Management Shareholders will have the right to require Wilmar to repurchase the preferred stock at that time at its then-current fair market value, subject to restrictions under the terms of Wilmar's credit facility and senior subordinated notes.

The Management Shareholders have each entered into a new employment agreement with Wilmar (other than Mr. Toomey, who is entering into his first employment agreement with Wilmar), under which they will serve in comparable positions to their current positions. These employment agreements are substantially similar to their old agreements except that Mr. Green is now eligible for a $3 million retention bonus on the fifth anniversary of the date of the agreement, Mr. Grebe will receive a signing bonus of $500,000 and Messrs. Grebe and Sanford's employment agreements provide for approximately a 20% increase in their salaries and improved benefits, including increased automobile allowance, severance benefits for up to two years following termination of employment, under certain circumstances, and performance-based bonus opportunities. These employment agreements will become effective upon consummation of the merger and will include the grant of options to the Management Shareholders.

After the merger and recapitalization are completed, Parthenon Capital, Inc. will receive a $250,000 annual management fee from Wilmar. Mr. Ernest K. Jacquet, a member of Wilmar's board of directors, is a managing director of Parthenon Capital, Inc.

Purposes and Reasons for the Merger and Recapitalization; Recommendations of Wilmar's Board of Directors and the Special Committee

The purpose of the merger and recapitalization is to enable the Investors, through WM Acquisition, to acquire a controlling interest in Wilmar, and to provide the public shareholders with the opportunity to receive $18.25 in cash for each share of common stock held by them. The transaction is structured as a merger and recapitalization rather than a tender offer in order to facilitate the financing of the transaction and Mr. Green's continued equity interest in Wilmar following the transaction.

Wilmar's board of directors, based on the unanimous recommendation of the special committee, unanimously approved the merger agreement and recommends that you vote to adopt it. Because of their continuing interest in Wilmar after the merger, Messrs. Jacquet and Green refrained from voting on this matter. Wilmar's board of directors and the special committee believe that the terms of the merger agreement and the procedure for approving the merger agreement are fair to and in the best interests of Wilmar's public shareholders. In this regard, the board of directors and the special committee, adopted the opinion of William Blair described below under "Opinion of Financial Advisor to the Special Committee" that the merger consideration of $18.25 per share is fair to and in the best interests of Wilmar's public shareholders.

Wilmar has been advised that WM Acquisition, the Parthenon Affiliates and Messrs. Jacquet and Green expressly adopt the analysis of the board of directors and the special committee discussed above, and, based upon the same factors, believe that the terms of the merger agreement, including the merger consideration of $18.25 per share and the procedure for approving the merger agreement are fair to and in the best interests of Wilmar's public shareholders. However, WM Acquisition, the Parthenon Affiliates and Messrs. Jacquet and Green did not participate in the deliberations of the special committee or receive advice from the financial advisor to the special committee regarding the fairness to Wilmar's public shareholders of the terms of the merger agreement or the procedure for approving the merger agreement, and their adoption of the fairness analysis of Wilmar's board of directors and the special committee should not be construed as a recommendation to Wilmar's public shareholders to vote to approve the merger agreement.

The special committee and the board of directors recommend that the shareholders vote "FOR" the approval of the merger agreement.

In considering a possible transaction, the special committee, in consultation with its legal and financial advisors, reviewed Wilmar's business, operations, properties, assets, financial condition, operating results and prospects; the historical trading prices of Wilmar common stock on the Nasdaq National Market System; and the presentations on the status of negotiations with potential bidders and the fairness opinion of William Blair.

During its deliberations, the special committee also considered several reasons for remaining an independent public company, including:

  .  Wilmar's positive long-term growth prospects; and

  . the potential opportunities arising from entering into the institutional facilities maintenance market through Wilmar's December 1999 acquisition of J.A. Sexauer, a distributor of plumbing supplies to institutional customers.

The special committee weighed against the considerations set forth above the following factors in favor of the merger:

  . the fact that the consideration to be received by Wilmar shareholders in the merger represents an approximate 30% premium over the $14.00 per share closing price of Wilmar common stock on December 22, 1999, the last full trading day before the public announcement of the merger agreement;

  . the historical trading prices of Wilmar common stock on the Nasdaq National Market System, including the decline in Wilmar's price to earnings ratio over the past year and the prospect of continued undervaluation of Wilmar;

  .  increased competitive market pressures faced by Wilmar which may:

    . limit Wilmar's internal growth prospects in the apartment housing market; and

    . result in difficulty finding new acquisition targets at prices Wilmar believes are attractive;

  . the presentations and fairness opinion of William Blair including its analysis based upon the going concern value of Wilmar;

  . the fact that negotiations with another bidder did not lead to a more favorable offer and that, based upon prior discussions with other potential bidders, a higher offer was not foreseeable;

  . business risk associated with integrating Sexauer and Wilmar and Wilmar conducting business in a new end market;

  . the small market capitalization of Wilmar and diminishing research attention from market analysts;

  . the pro forma net book value of Wilmar of $8.17 per share as of September 30, 1999, which is less than the merger price of $18.25 per share.

  . the terms and conditions of the merger agreement, including in particular the provisions which permit Wilmar's board of directors to engage in the following activities, subject to certain limitations:

    .  consider unsolicited third-party offers;

    .  negotiate with these third parties;

    .  furnish these parties non-public information about Wilmar; and

    . terminate the merger agreement to accept an offer from a third party that is more favorable from a financial point of view than the offer from the Investors provided Wilmar pays WM Acquisition a termination fee of $7.0 million plus reimbursement of up to $1.0 million of out-of-pocket expenses; and

  . the experience and success of the Investors in structuring and closing transactions similar to the merger and the strength and favorable terms of the financing commitment letters provided or obtained by the Investors for the merger.

While the special committee did not rank the factors it considered, it did put particular weight on the first five factors listed above as factors in favor of the merger.

The special committee did not consider the liquidation value of Wilmar because liquidation of Wilmar was not considered a viable option.

Ultimately, the special committee of the Wilmar board determined that the reasons for remaining an independent public company were outweighed by the factors in favor of the merger and recapitalization.

Conflicts. The special committee and the board of directors also considered the conflicts of interest of certain members of Wilmar's management in connection with the merger. While the Management Shareholders have interests that are different from, and may conflict with, the interests of the public shareholders, most of the shares held by them will be converted into the cash merger consideration on the same basis as all other shareholders. In particular, 91.8% of the shares held by Mr. Green will be converted into an aggregate of approximately $33.7 million of cash merger consideration at the merger price of $18.25 per share.

The special committee consisted only of disinterested, non-employee directors in order to act on behalf of Wilmar's unaffiliated shareholders. The special committee retained its own counsel and financial advisor to assist it in considering and negotiating a possible transaction. Because Mr. Green will receive the cash merger consideration for approximately 91% of his current equity interest in Wilmar, the special committee believes that his interests as a shareholder in considering the approval of the merger agreement are substantially the same as the interests of the unaffiliated shareholders and thus, the special committee determined that it was not necessary or desirable for him to refrain from voting as a director or as a shareholder on a proposal to approve and adopt the merger agreement.

Opinion of Financial Advisor to the Special Committee

The special committee retained William Blair to act as its financial advisor in connection with a possible transaction involving Wilmar and asked William Blair to render an opinion as to whether the merger consideration set forth in the merger agreement is fair from a financial point of view to the "Holders of Common Stock". The "Holders of Common Stock" includes all of the shareholders of Wilmar other than WM Acquisition, any affiliates of WM Acquisition, and William Green, the Chairman of Wilmar. On December 22, 1999, William Blair delivered an oral opinion, later confirmed in writing as of that date, to the special committee that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the merger consideration was fair from a financial point of view to the Holders of Common Stock.

THE FULL TEXT OF WILLIAM BLAIR'S OPINION, DATED DECEMBER 22, 1999, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. YOU SHOULD READ THE ENTIRE OPINION CAREFULLY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF THE SCOPE OF WILLIAM BLAIR'S REVIEW IN RENDERING ITS OPINION. THE FOLLOWING SUMMARY OF WILLIAM BLAIR'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WILLIAM BLAIR'S OPINION WAS ADDRESSED TO THE SPECIAL COMMITTEE FOR THE PURPOSE OF ITS EVALUATION OF THE MERGER AND RECAPITALIZATION AND IS NOT A RECOMMENDATION TO ANY WILMAR SHAREHOLDER AS TO HOW TO VOTE ON THE MERGER AGREEMENT. WILLIAM BLAIR HAS CONSENTED TO THE ATTACHMENT OF ITS OPINION AS APPENDIX B TO THIS PROXY STATEMENT AND TO THE INCLUSION OF THE SUMMARY SET FORTH BELOW IN THIS PROXY STATEMENT.

In connection with its opinion, William Blair, among other things:

  . reviewed certain publicly available financial statements and other business and financial information of Wilmar;

  . reviewed certain internal financial statements and other financial and operating data concerning Wilmar prepared by Wilmar's management;

  . reviewed drafts dated December 17, 1999 of certain financial forecasts and other forward looking financial information prepared by Wilmar's management;
  . held discussions with Wilmar's management concerning the business, past and current operations, financial condition and future prospects for Wilmar;

  . reviewed the financial terms and conditions set forth in the draft of the merger agreement dated December 22, 1999;

  .  reviewed the stock price and trading history of Wilmar's common stock;

  . compared the financial performance of Wilmar and the prices and trading activity of Wilmar common stock with that of other publicly traded companies that it believed were comparable with Wilmar;

  . compared the financial terms of the merger and recapitalization with the financial terms of other publicly disclosed transactions that it deemed relevant;

  .  prepared a discounted cash flow analysis of Wilmar;

  .  prepared a leveraged acquisition analysis of Wilmar;

  . participated in discussions with representatives of Wilmar and its legal advisors; and

  . made such other studies and inquiries, and took into account such other matters, as it deemed relevant, including its assessment of general economic, market and monetary conditions as of the date of its opinion.

In William Blair's review and analysis, and in arriving at its opinion, it assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by Wilmar's management) or publicly available and it neither attempted to verify, nor assumed responsibility for verifying, any of such information. William Blair relied upon the assurances of Wilmar's management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, it did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Wilmar, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefore) for Wilmar that it reviewed, upon the advice of Wilmar's management, it assumed that such forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best currently available estimates and judgments of management as to the future financial condition and performance of Wilmar, and it further assumed that such projections and forecasts would be realized in the amounts and in the time periods then estimated. All financial results and projections used by William Blair in rendering its opinion were pro forma for the acquisition of J. A. Sexauer, Inc. and Trayco of S.C., Inc. William Blair assumed that the merger and recapitalization would be consummated upon the terms set forth in the merger agreement without material alteration thereof. In addition, it assumed that the historical financial statements of Wilmar reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

The fairness opinion was based upon market, economic and other conditions as in effect on, and information made available to William Blair as of, the date of such opinion. The opinion noted that subsequent developments might affect the conclusion expressed in such opinion and that William Blair disclaimed any undertaking or obligation to advise any person of any change in any matter affecting this opinion which might come or be brought to its attention after the date of such opinion. The opinion is limited to the fairness, from a financial point of view and as to the date of such opinion, of the merger consideration to the Holders of Common Stock. William Blair did not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the merger or (ii) any tax or other consequences that might result from the merger. The opinion did not address the relative merits of the merger and the other business strategies that Wilmar's board of directors or the special committee thereof had considered or might be considering, nor did it address the decision of Wilmar's board of directors or the special committee thereof to proceed with the merger. The following discussion summarizes the material financial analyses William Blair performed in arriving at its opinion. William Blair presented the results of these analyses to the special committee on December 22, 1999.

Stock Price Analysis. William Blair examined the history of the trading prices and volume for the Wilmar common stock and the relationship between movements of such common stock and movements in common stock of certain publicly held companies in businesses William Blair believed to be comparable to Wilmar. William Blair noted that the twelve-month trading range for Wilmar's stock price was $10.00--$23.75 and that the higher end of this range was achieved in early 1999 prior to the disclosure by Wilmar of a downward adjustment of expected revenues and earnings during 1999. William Blair noted that the market price of Wilmar's common stock for most of the prior twelve months had been below the $18.25 merger price, that 87% of the shares traded in the prior twelve months were traded for less than $18.25 per share and that the weighted average share price over the previous twelve months was $14.35 per share.

Analysis Of Certain Publicly Traded Companies Comparable to Wilmar. William Blair reviewed and compared certain Wilmar financial information to corresponding financial information, ratios and public market multiples for publicly traded companies that are engaged in business-to-business direct marketing and distribution. These publicly traded companies included Airgas Inc., Applied Industrial Technologies, Inc., Barnett Inc., Hughes Supply, Inc., Industrial Distribution Group, Inc., JLK Direct Distribution, Inc., Lawson Products Inc., MSC Industrial Direct Co., Inc., NCH Corp., W.W. Grainger, Inc., Watsco, Inc., and Wesco International, Inc. William Blair selected these companies because they are the publicly traded companies whose operations and financial condition William Blair deemed most comparable to Wilmar. Although William Blair compared the trading multiples of the selected companies at the date of William Blair's opinion to the implied purchase multiples of Wilmar, none of the selected companies is identical to Wilmar.

Among the information William Blair considered were revenue, operating income ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income, earnings per share, gross profit margins, EBIT margins and net income margins, growth in revenues and net income, return on assets and equity, and capital structure. The multiples and ratios for the comparable companies were based on the most recent publicly available financial information and on earnings per share estimates for 1999 and 2000 from First Call Corporation, and were based on the closing share prices as of December 22, 1999.

William Blair observed that the multiples of price to earnings per share, as well as multiples of market equity value plus book value of total debt less cash and equivalents ("Enterprise Value") to revenues, EBIT and EBITDA implied by the terms of the merger compared favorably, from the perspective of Wilmar's Holders of Common Stock, to the relevant range, mean and median of the corresponding trading multiples of the comparable companies.

Information regarding the multiples implied by the terms of the merger compared to the multiples derived from William Blair's analysis of selected distribution companies are set forth in the following table. LTM refers to the latest twelve months.

                           The             Selected
                         Proposed    Comparable Companies
                          Wilmar  ---------------------------
Multiple                  Merger  Relevant Range Median Mean
-----------------------  -------- -------------- ------ -----
Enterprise Value to LTM
 Revenues                  1.0x   0.50x to 0.70x 0.40x  0.60x
Enterprise Value to LTM
 EBIT                     10.6x     7.9x to 8.9x  8.0x   8.4x
Enterprise Value to LTM
 EBITDA                    8.9x     5.8x to 6.8x  5.8x   6.4x
Price to estimated 1999
 Earnings Per Share       17.4x   11.5x to 13.0x 10.0x  12.5x
Price to estimated 2000
 Earnings Per Share       14.5x    9.5x to 11.0x  8.6x  10.6x

William Blair then applied a 25% to 35% control premium to the comparable trading multiples resulting from this analysis, which implied the following Wilmar equity values per share as compared to the Wilmar merger.

                                                Implied Price Using Selected
                                        The         Comparable Companies
                                      Proposed    with 35% Merger Premium
                                       Wilmar  ------------------------------
Multiple Used                          Merger   Relevant Range  Median  Mean
------------------------------------  -------- ---------------- ------ ------
Enterprise Value to LTM Revenues       $18.25  $8.47 to $ 14.55 $ 5.43 $11.51
Enterprise Value to LTM EBIT           $18.25  $16.61 to $19.57 $16.91 $18.09
Enterprise Value to LTM EBITDA         $18.25  $13.67 to $17.19 $13.67 $15.78
Price to estimated 1999 Earnings Per
 Share                                 $18.25  $16.32 to $18.45 $14.19 $17.74
Price to estimated 2000 Earnings Per
 Share                                 $18.25  $16.09 to $18.63 $14.56 $17.95

William Blair noted that the merger price of $18.25 per share was in each case either within the relevant range or above the relevant range of prices implied by this analysis even when applying the higher end of the 25% to 35% range of typical control premiums.

Comparable Acquisitions Analysis. William Blair performed an analysis of selected recent merger or acquisition transactions in the business to business direct marketing and distribution industry. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in part, to the proposed transaction. In total, William Blair examined ten transactions that were announced between March 28, 1996 and July 22, 1999. The selected transactions were not intended to be representative of the entire range of possible transactions in the industry. Although William Blair compared the transaction multiples of these companies to the implied purchase multiples of Wilmar, none of the selected companies is identical to Wilmar.

William Blair reviewed the consideration paid in such transactions in terms of the Enterprise Value of such transactions as a multiple of revenues, EBIT and EBITDA for the latest twelve months prior to the announcement of such transactions.

Information regarding the multiples implied by the terms of the merger compared to the acquisition multiples from William Blair's analysis of selected distribution companies is set forth in the following table.

                                                Comparable Multiples for
                                       Ten Transactions of Distribution Companies
                         The Proposed  ---------------------------------------------
Multiple                 Wilmar Merger   Relevant Range       Median        Mean
-----------------------  ------------- -------------------- ------------ -----------
Enterprise Value to LTM
 Revenues                     1.0x           0.55x to 0.80x       0.57x        0.77x
Enterprise Value to LTM
 EBIT                        10.6x           10.0x to 11.5x       11.2x        10.0x
Enterprise Value to LTM
 EBITDA                       8.9x            8.0x to  9.5x        9.1x         8.5x

William Blair applied the multiples implied by these transactions to the operating statistics for Wilmar to indicate an implied price range per share for Wilmar. These results are set forth in the following table:

                                       Implied Price Using Ten Transactions of
                                               Distribution Companies
                         The Proposed  ---------------------------------------
Multiple Used            Wilmar Merger   Relevant Range     Median     Mean
-----------------------  ------------- ------------------- -------------------
                                            Low  High
                                       -------------------
Enterprise Value to LTM
 Revenues                   $18.25     $    7.40 to $13.03 $    7.85 $   12.35
Enterprise Value to LTM
 EBIT                       $18.25     $ 16.90 to $  20.18 $   19.53 $   16.90
Enterprise Value to LTM
 EBITDA                     $18.25     $ 15.86 to $  19.76 $   18.72 $   17.16

William Blair noted that in each case the $18.25 merger price was either within or above the relevant range implied by this comparable acquisitions analysis.

Premium Analysis. In addition to evaluating multiples paid in transactions, William Blair considered, for 194 public company transactions announced between January 1, 1998 and December 14, 1999 which did not utilize pooling accounting treatment and whose Enterprise Value ranged from $200 million to $500 million, the premiums paid over each company's stock price prior to the announcement of a transaction. The premium analysis conducted by William Blair indicated the following:

                                Relevant Public Transactions
                  The Proposed  ----------------------------
Premium           Wilmar Merger      Range       Median Mean
----------------  ------------- ---------------- ------ ----
One day premium       30.4%     -10.7% to 132.5%  25.9% 31.1%
One week premium      27.0%     -29.9% to 141.4%  30.0% 36.5%

William Blair noted that the merger premiums implied by the $18.25 merger price were within the range of the mergers considered in this analysis and closely approximated both the median and mean premiums implied by this analysis.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, William Blair estimated the net present value of the free cash flows that Wilmar could produce on a stand-alone basis over a five year period from 2000 to 2004. Free cash flows means EBIT after taxes plus depreciation and amortization less capital expenditures and working capital changes. In estimating these cash flows, William Blair used the financial projections provided by Wilmar management. In calculating the "terminal value", William Blair assumed multiples of Enterprise Value to EBITDA ranging from 7.5x to 8.5x, which multiples William Blair believed to be appropriate for such an analysis. The annual and terminal free cash flows were discounted at rates between 12.5% and 14.5% to determine a net present value of the Enterprise Value of Wilmar. The discounted cash flow analysis conducted by William Blair indicated the following:

             Per Share Value of Wilmar.............$17.38 to $21.76

William Blair noted that the $18.25 merger price fell within the range of values implied by the discounted cash flow analysis.

Leveraged Acquisition Analysis. William Blair also performed a leveraged acquisition analysis of Wilmar to ascertain the price that would be attractive to a potential financial buyer based upon current market conditions. For this analysis, William Blair used the same financial projections provided by management that were used in the discounted cash flow analysis. William Blair assumed a capital structure comprised of approximately $133 million in equity and $172 million in debt, an exit EBITDA multiple of 8.5x LTM EBITDA, and an equity investment that would achieve a 25% to 30% rate of return. Based on these assumptions, the leveraged acquisition analysis conducted by William Blair indicated the following:

             Per Share Value of Wilmar............ $15.25 to $17.00

William Blair noted that the $18.25 merger price was above the range implied by the leveraged acquisition analysis.

General. This summary is not a complete description of the analysis performed by William Blair but contains all material elements of the analysis. The preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Wilmar or the contemplated transaction. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. William Blair acted as a co-manager for Wilmar's public equity offerings and received underwriting fees for those services. Over the past two years William Blair has also received $375,000 of fees from Wilmar for providing acquisition advisory services. In the ordinary course of its business, William Blair and its affiliates actively trade shares of Wilmar common stock for their own accounts and for the accounts of their customers and accordingly may hold a long or short position in these securities.

William Blair was selected by the special committee as a result of its expertise in similar merger and acquisition transactions and its knowledge of the company.

Wilmar agreed to pay William Blair a fee equal to one percent (less $250,000) of the total consideration (including the assumption of debt) received by Wilmar and its shareholders of which $250,000 was payable upon the delivery of William Blair's opinion. The remaining fee is contingent upon the consummation of the merger. In addition, Wilmar has agreed to indemnify William Blair and its affiliates against certain liabilities, including liabilities arising under applicable securities laws and its out of pocket legal expenses in connection with any litigation relating to the transaction.

William Blair was not retained as an advisor or agent to Wilmar shareholders or any other person other than as an advisor to the special committee. The special committee and the Investors determined the merger consideration in arms-length negotiations in which William Blair advised the special committee. Wilmar did not impose any restrictions or limitations upon William Blair with respect to the investigations made or the procedures that William Blair followed in rendering its opinion.

Benefits and Detriments of the Merger to Wilmar and Wilmar's Shareholders

Benefits and Detriments of the Merger to Wilmar. Wilmar believes that the merger and recapitalization will have the following benefits to Wilmar:

 . by becoming a private company (which will occur as a result of the merger), Wilmar's management will be able to react with greater speed and flexibility to changing conditions and opportunities, increasing the operating flexibility of Wilmar;

 . by becoming a private company, Wilmar's management will be able to make decisions based on its long-range business interests without the necessary consideration of the possible adverse short-term effect of such decisions upon the market price of Wilmar's common stock and without the constraint of the public market's emphasis on quarterly earnings;

 . by becoming a private company, the operational and administrative costs arising from and in connection with Wilmar's status as a public reporting company will be eliminated; and

 . following the merger, Wilmar will have access to the financial and other resources of the Investors, which may facilitate Wilmar's future growth.

We believe the detriments to Wilmar, as the surviving company of the completion of the merger and recapitalization, are:

 . the significant cash outlay required to complete the merger and the level of indebtedness to be incurred in connection with the merger which will require Wilmar to dedicate a substantial portion of its cash flow from operations to make payments on the debt, thereby reducing cash flow available for general corporate purposes, including capital expenditures and acquisitions;

 . Wilmar will be unable to use publicly traded securities as acquisition capital; and

 . Wilmar will be unable to grant options to its employees exercisable for publicly traded securities.

Benefits and Detriments of the Merger to Wilmar's Shareholders. We believe that the merger will result in the following benefits to you:

 . you will realize the value of your investment in Wilmar in cash at a price which represents a significant premium to the market price for Wilmar common stock before the announcement of the merger agreement. The merger consideration of $18.25 per share presents an approximate 30% premium over the $14.00 per share closing price on December 22, 1999, the day before the merger agreement was announced.

 . the risk of any possible decline in the value of your investment in Wilmar will be eliminated; and

 . you will not pay the commissions on brokerage fees you would have incurred in connection with the sale of your Wilmar common stock.

We believe the detriments to you of the merger are:

 . you will cease to have any ownership in Wilmar and will cease to participate in Wilmar's future earnings or growth, if any, or benefit from increases, if any, in Wilmar's value; and

 .  you may recognize a taxable gain as a result of the merger (see "Material
   Federal Income Tax Considerations").

Benefits and Detriments of the Merger to the Investors and the Management Shareholders

We believe that the merger will result in the following benefits to the Investors and the Management Shareholders:

 . they will have the opportunity to participate in Wilmar's future earnings and growth through their equity stakes in Wilmar;

 .   all shares of common stock they own will be converted into the merger consideration on the same basis as all other shareholders (excluding 164,384 shares held by Mr. Green, which he will exchange for shares of Class C Preferred Stock, which will be converted in the merger into shares of common stock and senior preferred stock of the surviving company);

 . upon consummation of the merger, the vesting of options to acquire shares of Wilmar common stock under Wilmar's stock option plan shall be accelerated and the Management Shareholders, along with the other option holders, will be entitled to receive, for each share subject to an option, the difference between $18.25 and the per share exercise price of that option, if any, regardless of whether the option is fully vested;

 . each of the Management Shareholders has entered into new employment agreements with Wilmar (other than Mr. Toomey, who is entering into his first employment agreement with Wilmar) which will become effective upon consummation of the merger and which are substantially similar to their old agreements, except that Mr. Green is now eligible for a $3 million retention bonus on the fifth anniversary of the date of the agreement, Mr. Grebe will receive a signing bonus of $500,000 and Messrs. Grebe and Sanford's employment agreements now provide for approximately a 20% increase in their salaries and improved benefits;

 .  the Management Shareholders will purchase in the aggregate approximately
   5.75% of the common stock and 0.6% of the senior preferred stock upon consummation of the merger and, other than Mr. Green, may elect, prior to the closing of the merger, to purchase up to an additional 116,533 shares of senior preferred stock; and

 . Parthenon Capital, Inc. will receive a $250,000 annual management fee from Wilmar after the consummation of the merger.

We believe that the principal detriment to the Investors and the Management Shareholders of the completion of the merger will be that they will bear the risk of any decrease in the future value of the equity of Wilmar after the merger.

                           ADDITIONAL CONSIDERATIONS
--------------------------------------------------------------------------------

Interests of Certain Persons in the Merger and Recapitalization; Continued Ownership of Wilmar After the Merger

General. In considering the recommendation of the special committee and the board of directors, you should be aware that certain of Wilmar's officers and directors have interests in the merger and recapitalization or have certain relationships as described below, that present actual or potential conflicts of interest in connection with the merger and recapitalization.

The special committee and the board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters described under "Purposes and Reasons for the Merger and Recapitalization; Recommendations of Wilmar's Board of Directors and the Special Committee."

Equity Arrangements. In letters dated December 22, 1999 addressed to WM Acquisition, the Investors committed to purchase 12,902,256 shares of WM Acquisition's preferred stock for an aggregate price of $129,022,556 and 977,444 shares of WM Acquisition's common stock for an aggregate price of $977,444. As a result of the merger and recapitalization, each share of WM Acquisition common stock will be automatically converted into a share of Wilmar's common stock and each share of WM Acquisition's preferred stock will be automatically converted into a share of Wilmar's senior preferred stock. As a result of the merger, Mr. Green's 164,384 shares of Class C Preferred Stock of Wilmar will be converted into 90,190 shares of Wilmar common stock and 290,981 shares of Wilmar's senior preferred stock. Following the merger, Mr. Green will own approximately 7.9% of the common stock and 2.2% of the senior preferred stock of Wilmar as a result of the conversion in the merger of his shares of Class C Preferred Stock. There will be no other holders of Class C Preferred Stock other than Mr. Green. On the closing date of the merger, the other Management Shareholders are expected to purchase an aggregate of 83,466 shares of Wilmar's senior preferred stock for a price of $834,659 and an aggregate of 65,341 shares of Wilmar common stock for a price of $65,341 as follows:


                        Common Stock               Preferred Stock
                 --------------------------- ---------------------------
                 Number of Shares Percentage Number of Shares Percentage
                 ---------------- ---------- ---------------- ----------
Michael Grebe         34,091          3.0%        36,591         0.28%
William Sanford       22,727          2.0%        37,727         0.28%
Michael Toomey         8,523         0.75%         9,148         0.07%

Purchases of shares of preferred stock listed above (plus up to an aggregate of 116,533 additional shares of preferred stock that these Management Shareholders may elect to purchase) may be financed by loans from Wilmar of up to $750,000, $750,000 and $500,000 to Messrs. Grebe, Sanford and Toomey, respectively. These loans will bear interest at Wilmar's cost of capital under its senior credit facility (but no more than 8% per annum), which will accrue and be payable at maturity or upon prepayment. The loans will be due on the earlier of (a) termination of employment, (b) the sale or other disposition of the preferred stock or (c) the fifth anniversary of the loan. Unless the loans are extended following the fifth anniversary, these Management Shareholders will have the right to require Wilmar to repurchase the preferred stock at that time at its then current fair market value, subject to restrictions under the terms of Wilmar's credit facility and senior subordinated notes.

The Investors and the Management Shareholders will enter into a shareholders' agreement with Wilmar that will restrict their ability to transfer shares of Wilmar stock following the merger and create certain rights of first offer, call and put rights, tag along, drag along, preemptive and registration rights and certain obligations with respect to such shares.

Voting and Exchange Agreement. William Green has entered into a voting and exchange agreement with WM Acquisition which provides that he will vote his shares of common stock to approve the merger agreement. These shares represent approximately 15% of the votes entitled to be cast at the special meeting.

Treatment of Options. Certain directors, officers and employees have received options to acquire shares of Wilmar common stock under Wilmar's stock option plan and otherwise. Upon consummation of the merger, the vesting of such options shall be accelerated and each option holder will be entitled to receive, for each share subject to an option, the difference between $18.25 and the per share exercise price of that option, if any, regardless of whether the option is fully vested. The amount received will, however, be reduced to the extent of any federal and state income and payroll tax withholding that is due.

The table below shows the number of options currently held by each of Wilmar's executive officers and directors, and all other individuals as a group, and the amounts to be paid to these individuals at the effective time of the merger in exchange for cancellation of these options.

                                                   Payment at
                                       Outstanding Effective
     Name                                Options      Time
     ----                              ----------- ----------
     William S. Green                      40,175  $  167,775
     Michael J. Grebe                     150,000     450,000
     William E. Sanford                   130,000     910,000
     Fred B. Gross                        141,620   1,375,489
     Michael T. Toomey                    104,975   1,027,321
     Martin E. Hanaka                      32,500     145,625
     Donald M. Wilson                      32,500     145,625
     Ernest K. Jacquet                     30,000     125,000*
     All Other Individuals As a Group     445,768   2,240,213
     Total                              1,107,538  $6,587,048

--------
* Mr. Jacquet has advised Wilmar that he will donate the entire amount of his option payment to a charitable institution.

Employment Agreements. William Green, Michael Grebe and William Sanford have each entered into new employment agreements with Wilmar which will become effective upon the completion of the merger. Michael Toomey has entered into his first employment agreement with Wilmar which will also become effective upon completion of the merger.

Mr. Green's new employment agreement is substantially similar to his existing employment agreement except for the $3 million retention bonus discussed below. Mr. Green's employment agreement provides that he will serve as Chairman of the Board and Chief Executive Officer of Wilmar, and will receive a base salary of $260,000 per year, subject to an annual cost of living increase of 5%, and an annual bonus based on the attainment of certain performance objectives. Mr. Green's employment agreement also provides that he will receive a retention bonus of $3 million on the fifth anniversary of the date of the agreement or earlier if his employment terminates under certain circumstances. The employment agreement provides that if Mr. Green's employment is terminated by him for good reason or by Wilmar without cause, he will receive salary and health benefit continuation for two years.

Messrs. Grebe and Sanford's new employment agreements are substantially similar to their existing employment agreements except that the new agreements provide for approximately a 20% increase in their salaries as well as an increased automobile allowance. In addition, Mr. Grebe will receive a signing bonus of $500,000 from Wilmar, payable at the closing of the merger. The employment agreements with Messrs. Grebe, Sanford and Toomey provide for base salaries that are subject to annual 5% cost of living increases, and an annual bonus based on the attainment of certain performance objectives. Under these new employment agreements, if the employment of any Management Shareholder is terminated by Wilmar without cause or a

Management Shareholder resigns for good reason, he will receive salary and health benefit continuation for two years.

Indemnification and Insurance. Pursuant to the merger agreement, for six years after the closing date of the merger, Wilmar will indemnify and hold harmless Wilmar's present and former officers and directors for acts or omissions occurring before the close of the merger to the extent provided under Wilmar's articles of incorporation and by-laws in effect on the date of the merger agreement. For six years after the close of the merger, Wilmar will provide officers' and directors' liability insurance for acts or omissions occurring before the close of the merger covering each such person currently covered by Wilmar's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on December 22, 1999; provided, that the cost of such insurance will not exceed 150% of the amount per annum we paid in our last fiscal year prior to December 22, 1999.

Consequences of the Merger and Recapitalization

Pursuant to the merger agreement, following approval of the merger agreement and subject to the fulfillment or waiver of certain conditions, WM Acquisition will be merged with Wilmar, and Wilmar will continue as the surviving company. As a result of the merger and recapitalization, you will be entitled to receive $18.25 in cash for each of your shares of Wilmar common stock outstanding at the time of the merger.

Following the merger, Wilmar's shareholders, excluding the Management Group, will cease to participate in Wilmar's future earnings or growth or benefit from any increases, if any, in the value of Wilmar stock. Wilmar's common stock will cease to trade on the NASDAQ and price quotations will no longer be available. Wilmar common stock is currently registered under the Securities Exchange Act of 1934. Following the merger and recapitalization, registration of Wilmar common stock under the Exchange Act will be terminated, and Wilmar will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act.

At the close of the merger, unexercised options to purchase common stock under our stock option plans or otherwise, whether vested or unvested, will be converted into cash. See "Additional Considerations--Interests of Certain Persons in the Merger and Recapitalization; Continued Ownership of Wilmar After the Merger."

Wilmar's certificate of incorporation and by-laws in effect immediately before the merger and recapitalization will, at the effective time of the merger, be amended and restated in the form of WM Acquisition's certificate of incorporation and bylaws.

WM Acquisition's directors and executive officers immediately before the merger and recapitalization will become Wilmar's directors and executive officers immediately after the merger.

Material Federal Income Tax Considerations

The following is a summary of the material United States federal income tax consequences of the merger and recapitalization to shareholders that hold shares of Wilmar common stock as a capital asset and that exchange those shares for the right to receive $18.25 in cash for each such share in the merger and recapitalization. Because it is a summary, it does not include an analysis of all potential tax effects of the merger and recapitalization.

In particular, this summary:

 . does not consider the effect of any applicable state, local or foreign tax laws;

 . does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances;

 . is not intended for shareholders that may be subject to special federal income tax rules, such as:

  .  insurance companies,

  .  tax-exempt organizations,

  .  financial institutions or dealers or traders in securities,

  . shareholders that hold their common stock as part of a hedge, straddle or conversion transaction or other arrangement involving more than one position in respect of Wilmar common stock,

  .  tax exempt entities,

  .  partnerships,

  . shareholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation,

  . shareholders who are not citizens or residents of the United States or that are foreign corporations, estates or trusts as to the United States,

 .  does not address tax consequences to holders of stock options; and

 .  does not address tax consequences to any Investor or any Management
   Shareholder or any of their affiliates or any person who would be treated as constructively owning Wilmar common stock immediately after the merger by reason of the attribution rules of Section 318 of the Internal Revenue Code.

This summary assumes that shareholders hold their common stock as a "capital asset" within the meaning of the Internal Revenue Code. This summary is based on the current provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authorities and administrative rulings and practice. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth in this section. Any such changes or interpretations could be retroactive and could affect the tax consequences of the merger and recapitalization to you. It is possible that a court will not sustain the conclusions reached in this summary if they are challenged by the Internal Revenue Service. We have not sought and do not intend to seek a ruling from the Internal Revenue Service with respect to any aspect of the merger and recapitalization.

You should consult your own tax advisor with respect to the specific tax consequences of the merger and recapitalization, including the applicability to your particular situation of the tax considerations contained in this summary and the applicability and effect of any state, local or foreign tax laws.

Treatment of Holders of Common Stock. The conversion of your shares of common stock into the right to receive $18.25 in cash for each such share in the merger and recapitalization will be fully taxable to you. Accordingly, you will recognize a gain or loss equal in an amount to the difference between (1) the amount of cash you receive in the merger and recapitalization and (2) your tax basis in the common stock. Generally, your tax basis in your common stock will be equal to what you paid for your stock. Such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if you held your shares for more than one year at the time of the merger.

Backup Withholding Tax. You may be subject to backup withholding tax at the rate of 31% with respect to the gross proceeds you receive from the conversion of your common stock unless you:

 . are a corporation or other exempt recipient and, when required, establish this exemption; or

 . provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding tax and otherwise comply with applicable requirements of the backup withholding tax rules.

If you do not provide us with your correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service.

Backup withholding tax is not an additional tax. Any amount withheld under these rules will be creditable against your federal income tax liability.

Accounting Treatment

We expect that the transactions contemplated by the merger agreement will be accounted for as a recapitalization consisting of an equity investment by investors and the redemption of shares in the merger and recapitalization. As a recapitalization, the historical cost bases of our assets and liabilities will be carried forward to the surviving company with the aggregate cost of the purchase of Wilmar's stock accounted for as a reduction of shareholders' equity. Accordingly, the historical bases of our assets and liabilities should not be affected by the merger and recapitalization. The accounting treatment of the merger and recapitalization is not a condition to the consummation of the merger and recapitalization.

Financing; Source of Funds

The total amount of funds required to (1) fund the payment of the merger consideration and the surrender of outstanding stock options, (2) repay and/or fund our existing indebtedness and other obligations; and (3) pay the fees and expenses in connection with the merger is estimated to be approximately $303 million. These funds are expected to be available to Wilmar from the following sources:

  (a) term borrowings of approximately $100 million and revolver borrowings of approximately $33 million under a new $160 million senior secured term loan and revolving credit facility to be provided by Fleet National Bank (or a group of banks and other financial institutions with Fleet National Bank, as agent);

  (b) the issuance of $40 million of senior subordinated notes and warrants to Fleet Corporate Finance, Inc. (and, subject to certain limitations, any other institutional accredited investor or qualified institutional buyer to whom Fleet Corporate Finance, Inc. assigns its commitment);

  (c) purchases of approximately $130 million of preferred stock and common stock of WM Acquisition (which proceeds will become assets of Wilmar upon the effectiveness of the merger and recapitalization) by the Investors; and

  (d) investments of $65,341 by Messrs. Grebe, Sanford and Toomey in Wilmar common stock.

This funding (including the undrawn portion of the senior secured credit facility) is expected to be available to consummate the merger and recapitalization, to pay all fees and expenses incurred in connection with the merger and recapitalization, to refinance the existing indebtedness and other obligations of Wilmar and to provide working capital for Wilmar after the merger and recapitalization.

In addition, as described above, Mr. Green's shares of Class C Preferred Stock will be converted into shares of preferred and common stock of the surviving entity of the merger and recapitalization. Such preferred stock shall be entitled to a cumulative 14% annual dividend as more fully described below.

Parthenon Investors, L.P., a Delaware limited partnership organized at the direction of Parthenon Capital, Inc., has obtained commitment letters from Fleet National Bank and Fleet Corporate Finance, Inc. (each a "Financing Commitment Letter") and WM Acquisition has obtained commitment letters from each of the Investors (each an "Equity Commitment Letter" and collectively, with the Financing Commitment Letters, the "Commitment Letters"), with respect to the terms and conditions of the financing or, as applicable, the investment, expected to be provided by each such entity. The Commitment Letters are filed as exhibits to the Schedule 13D filed in connection with the acquisition by WM Acquisition of beneficial ownership in shares of Wilmar's common stock. The obligations of Fleet National Bank and Fleet Corporate Finance, Inc., respectively, will terminate if the respective financings have not been consummated by May 1, 2000 and in respect of Fleet Corporate Finance, Inc.'s obligation, if a notice of purchase is not delivered to Fleet Corporate Finance, Inc. on or prior to April 15, 2000. Each Equity Commitment Letter will expire in accordance with its terms if the merger and recapitalization has not been consummated by June 30, 2000.

Wilmar expects to repay the debt incurred in connection with the merger and recapitalization from cash flow from its operations and/or proceeds from new debt or equity financings. WM Acquisition's obligation to consummate the merger and recapitalization is conditioned upon its or Wilmar's (as the surviving company of the merger and recapitalization) having obtained financing, pursuant to the Financing Commitment Letters or on substantially equivalent terms, in amounts sufficient to consummate the merger and recapitalization, to pay all fees and expenses incurred in connection with the merger and recapitalization, to refinance the existing indebtedness of Wilmar and to provide working capital for Wilmar after the merger.

No alternative financing arrangements or plans exist in the event the arrangements discussed in this section are not realized.

Senior Credit Facility. Subject to the terms contained in its Commitment Letter, Fleet National Bank has committed to provide the surviving company with a secured senior credit facility (the "Senior Facility") in an aggregate amount of $160 million consisting of (i) a $50 million senior term loan ("Term Loan A") with payments amortized over five years, (ii) a $50 million senior term loan ("Term Loan B") with payments amortized over seven years and (iii) a $60 million revolving credit facility subject to borrowing base requirements (the "Revolver") maturing five years from the date of the closing of the Senior Facility. It is anticipated that the Revolver will have a sublimit available for the issuance of letters of credit. It is anticipated that Fleet National Bank will seek commitments from other banks and financial institutions. If commitments from other banks are obtained, Fleet National Bank will serve as the administrative agent for the bank group.

If the conditions contained in the definitive Senior Facility documentation are met, the proceeds of the senior facility will be used to fund the transactions related to the merger and recapitalization, refinance existing indebtedness of Wilmar and finance the working capital needs of Wilmar and its subsidiaries. Some of the conditions expected to be included in the definitive Senior Facility documents are described below.

It is anticipated that the Revolver, Term Loan A and Term Loan B will accumulate interest, at Wilmar's option, at either (a) the higher of the commercial prime lending rate of Fleet National Bank or the Federal funds effective rate plus one-half of one percent (the "Prime Rate") or (b) the applicable LIBOR based rate plus, in either case, a designated margin (the "Applicable Margin"). It is contemplated that, initially the Applicable Margin for (a) Prime Rate borrowings will be (1) 200 basis points (2%) under Term Loan A and the Revolver and (2) 250 basis points (2.5%) under Term Loan B and (b) LIBOR based loans will be (1) 325 basis points (3.25%) under Term Loan A and the Revolver and (2) 375 basis points (3.75%) under Term Loan B. After an initial period, it is anticipated that the Applicable Margin will be calculated with reference to a grid based on Wilmar's financial performance. The interest rates described above may be increased if Fleet National Bank determines in consultation with Wilmar and Parthenon Investors, L.P. that a change is necessary to ensure the successful syndication of the Senior Facility or an optimal credit structure for the financings.

It is anticipated that the Senior Facility and any interest rate protection agreements entered into with a member of the bank group will be guaranteed by all of Wilmar's direct and indirect subsidiaries (other than foreign subsidiaries which have not made certain elections under the tax code) and secured by first priority liens on substantially all of such entities' property, including all of the capital stock of each domestic subsidiary and 65% of the capital stock of each foreign subsidiary.

Wilmar and Parthenon Investors, L.P. expect that the documents for the Senior Facility will contain representations, fees, events of default, affirmative covenants, negative covenants, maintenance of financial ratios and other covenants customary for credit facilities of a size and type similar to the Senior Facility, including restrictions on the payment of dividends, investments, change of control, stock repurchases, other indebtedness and liens.

The obligation to provide the Senior Facility is subject to the execution of definitive documentation. Further, unless waived, borrowings under the Senior Facility will be subject to the satisfaction by Wilmar and its subsidiaries of certain financial tests and other customary conditions, some of which are beyond Wilmar's control. These conditions include, but are not limited to, the receipt by Wilmar of the proceeds of the senior subordinated notes and the equity investments described below, the solvency of each of Wilmar and its subsidiaries, the achievement by Wilmar and its subsidiaries, on a consolidated basis, of at least $33,800,000 in adjusted pro forma EBITDA for the twelve month period preceding the closing date of the merger and recapitalization, the achievement by Wilmar and its subsidiaries, on a consolidated basis, of a pro forma leverage ratio as of December 31, 1999 of not greater than 5.20 to 1.0, the absence of any changes in the business and financial conditions and prospects of Wilmar and its subsidiaries, taken as a whole, the consummation of the merger and recapitalization, the delivery by Wilmar of certain financial statements, the absence of potentially threatening and materially adverse litigation, the release by First Union National Bank of its security interests in Wilmar's and its subsidiaries' assets and the absence of material changes or disruptions in the syndication, financial or capital markets that would be expected to materially impair the syndication of the Senior Facility. There is no assurance that definitive documentation will be executed or, if executed, that Wilmar will be able to comply with all of the conditions contained therein.

Senior Subordinated Notes. Pursuant to the terms of a commitment letter, Wilmar expects to issue to Fleet Corporate Finance, Inc. $40.0 million of aggregate principal amount of senior subordinated notes and detachable warrants to purchase 4% of the fully-diluted common stock of Wilmar outstanding on the closing date of the merger. Fleet Corporate Finance, Inc. may, subject to certain limitations, assign its commitment to other institutional accredited investors or qualified institutional buyers. It is currently anticipated that the senior subordinated notes will mature eight years from the date of the consummation of the merger and recapitalization, that interest will accrue at the rate of 15% per annum, of which 10% will be paid quarterly in cash and 5% will be paid in kind with payment deferred for up to five years and that the senior subordinated notes will be unsecured and subordinate to the Senior Facility. The senior subordinated notes are expected to be prepayable, at Wilmar's option, at par plus accrued interest, subject to prepayment penalties ranging from 2%-6% of the principal amount of the notes outstanding if prepayment is made prior to the fourth anniversary of the issuance of the notes, and subject to restrictions under Wilmar's senior credit facility. If, after the merger, there is a change of control (definition to be agreed upon) of Wilmar, it is anticipated that Wilmar will be required to offer to repurchase the outstanding senior subordinated notes at 101% of the principal amount outstanding plus accrued interest. Wilmar expects the documentation providing for the issuance of the senior subordinated notes to contain customary representations, events of default, fees and covenants for this type of financing, including maintenance of certain financial ratios, and restrictions on indebtedness, investments, dividends, asset sales, mergers and acquisitions.

The obligation to purchase the senior subordinated notes and warrants is subject to the execution of definitive documentation and the satisfaction by Wilmar and its subsidiaries of certain financial tests and other customary conditions (the "Sub Debt Conditions"), including certain conditions which are beyond Wilmar's control. The Sub Debt Conditions are substantially similar to the conditions required by the Senior Facility described above, but also include the absence of any material disruptions in the capital markets for securities similar to the senior subordinated notes and the reasonable satisfaction of the purchasers of the senior subordinated notes that, immediately prior to the marketing period of the senior subordinated notes, Wilmar did not undertake to market a competing issue of debt securities or commercial bank facilities (other than as described herein). There is no assurance that definitive documentation will be executed or, if executed, that Wilmar will be able to comply with the conditions contained therein.

Senior Preferred Stock. Immediately following the merger and recapitalization, Wilmar's senior preferred stock will be entitled to a cumulative 14% annual dividend, which will accrue daily and compound quarterly and such dividend will have a preference over all other dividends payable to holders of Wilmar's stock. The senior preferred stock will have certain information rights and a liquidation preference equal to $10 per share plus all accrued and unpaid dividends. The holders of the senior preferred stock will not have voting rights other than in certain limited circumstances affecting their rights as holders of preferred stock. Wilmar will redeem the senior preferred stock (subject to restrictions under Wilmar's senior credit facility) if Wilmar undergoes a liquidation, a winding up, a merger, a sale of all or substantially all of its assets, a change of control, or a qualified public offering. In case of an event of default, the dividend on the senior redeemable preferred stock will increase to 16% and the holders of the senior preferred stock will be entitled to elect two new directors to Wilmar's board of directors.

Shareholder Lawsuit Challenging the Merger and Recapitalization

Following the public announcement of the merger and recapitalization, a purported shareholders class action complaint was filed by Phronesis Partners, L.P. on December 27, 1999 against Wilmar, Wilmar's directors and Parthenon Capital, Inc. in the Superior Court of New Jersey, Chancery Division, Burlington County (Docket No. BUR-C-171-99). The complaint alleges, among other things, that Wilmar's directors have breached their fiduciary duties and that Parthenon Capital has aided and abetted those breaches. The complaint also alleges, among other things, that the proposed consideration for the merger and recapitalization is unfair and inadequate. The complaint seeks to enjoin the merger and recapitalization and also seeks damages. On March 17, 2000, the plaintiffs filed a motion seeking leave to file an amended complaint adding a claim alleging Wilmar's directors made misrepresentations in the preliminary proxy solicitation materials and seeking to preliminarily enjoin Wilmar from holding a shareholder vote on the merger and recapitalization. The parties have agreed that the defendants will not object to the filing by the plaintiffs of their amended complaint and that the plaintiffs will reconsider the need for pursuing their motion to preliminarily enjoin the shareholder vote. Wilmar and Parthenon believe all of the plaintiff's allegations are without merit and are vigorously defending against all claims. If plaintiffs decide to pursue their motion for a preliminary injunction, it will be opposed. No final date has been set for a hearing on the motion. Document and deposition discovery is proceeding.

Fees and Expenses

We estimate that merger-related fees and expenses, consisting primarily of commitment fees under certain debt arrangements, financial advisory fees, SEC filing fees, fees and expenses of investment bankers, attorneys and accountants
and other related charges, will total approximately $[     ] million, assuming
the merger and recapitalization is completed. This amount consists of the following estimated fees:

                        Description                Amount
             ----------------------------------  ----------
             Advisory fees and expenses........  $2,800,000
             Debt financing/commitment fees and
              expenses
             Legal fees and expenses...........  $  700,000
             Accounting fees and expenses......  $  100,000
             SEC filing fee....................  $   46,000
             Printing, solicitation and mailing
              costs............................  $  150,000
             Miscellaneous expenses............  $   50,000
                                                 ----------
             Total                               $

The Company will be responsible for paying all of these expenses. These expenses will not reduce the merger consideration to be received by Wilmar's shareholders.

Regulatory Requirements

In connection with the merger and recapitalization, we will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

 . filing of a certificate of merger with the Secretary of State of the State of New Jersey in accordance with the New Jersey General Corporation Law after the approval of the merger agreement by Wilmar shareholders; and

 .  complying with federal and state securities laws.

Each state in which Wilmar or WM Acquisition has operations may also review the merger and recapitalization under state antitrust laws.

Plans for Wilmar After the Merger

Extraordinary Corporate Transactions. Wilmar has not, and Wilmar has been advised by the Investors they do not have any:

 . specific plans or proposals for any extraordinary corporate transaction involving Wilmar, as the surviving company after the completion of the merger and recapitalization; or

 . specific plans or proposals for any sale or transfer of a material amount of assets currently held by Wilmar after the completion of the merger and recapitalization.

The Investors plan to continue Wilmar's ongoing efforts to explore expanding Wilmar's business in e-commerce after the merger and recapitalization.

The Investors reserve the right to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock of Wilmar owned by them after the merger or may decide that the surviving company should sell, transfer or otherwise dispose of all or any portion of its assets or engage in other extraordinary transactions, including acquisitions, mergers or other business combinations. The Investors may also make whatever personnel changes to the present management of Wilmar they deem appropriate after completion of the merger and recapitalization.

Management. Wilmar has been advised by the Investors that they intend to retain Wilmar senior management in comparable positions after the merger. Wilmar has entered into employment agreements with the Management Shareholders which will become effective upon the completion of the merger and recapitalization. WM Acquisition's directors immediately before the merger and recapitalization will become Wilmar's directors immediately after the merger, at which time Mr. Green and Mr. Grebe will be elected to the board.

Share Ownership. Wilmar has been advised by the Investors and William Green that after the merger they intend to hold the shares of capital stock of Wilmar for investment. Following the merger and recapitalization, Wilmar intends to make available to some of its employees a stock option plan covering 5% of the common equity of Wilmar.

Equity Capitalization. The equity capitalization of the surviving company following the merger and recapitalization is expected to consist of common stock, 86.1% of which will be owned by the Investors and 13.9% of which will be owned by the Management Shareholders, and senior preferred stock, 97.2% of which will be owned by the Investors and 2.8% of which will be owned by the Management Shareholders.

Conduct of the Business of Wilmar if the Merger and Recapitalization Is Not Completed

If the merger and recapitalization is not completed, the board of directors expects to retain the current management team, although there can be no assurance it will be successful in doing so. In such event, the board of directors expects to continue exploring the strategic alternatives available to Wilmar.

                           THE MERGER AGREEMENT
--------------------------------------------------------------------------------

On December 22, 1999, Wilmar entered into the merger agreement with WM Acquisition, Inc., a corporation formed at the direction of Parthenon Investors, L.P., one of the Investors. The following is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The text of the merger agreement, which is attached as Appendix A to this proxy statement, is incorporated into this section by reference. We encourage you to read the merger agreement carefully in its entirety.

The Merger and Recapitalization

Upon effectiveness of the merger and recapitalization, WM Acquisition will be merged with Wilmar, and Wilmar will continue as the surviving company. In connection with the merger and recapitalization,

 . you will be entitled to receive $18.25 in cash for each of your shares of Wilmar common stock;

 . William Green, as the sole holder of Class C Preferred Stock of Wilmar, will receive 90,190 shares of Wilmar common stock and 290,981 shares of Wilmar senior preferred stock (which will have a 14% cumulative annual dividend); and

 . Mr. Green and each of the other members of the Management Shareholders will receive merger consideration in the amount of $18.25 for each share of Wilmar common stock owned by him.

As the surviving company after the merger, Wilmar will have all the property, rights and powers of both WM Acquisition and Wilmar before the merger and recapitalization, and it will be liable for all of the debts, liabilities and obligations of both WM Acquisition and Wilmar before the merger and recapitalization. After the merger, the separate corporate existence of WM Acquisition will cease.

Time of Closing

The merger and recapitalization will close on the third business day after satisfaction or waiver of the conditions to the merger and recapitalization. To complete the merger and recapitalization, WM Acquisition and Wilmar will make certain filings with the Secretary of State of the State of New Jersey.

Exchange and Payment Procedures

We have appointed American Stock Transfer and Trust Company as our paying agent to handle the exchange of our share certificates in the merger and recapitalization for cash. Soon after the merger becomes effective, the paying agent will mail to you a letter of transmittal and instructions explaining how to exchange your share certificates for cash. Upon surrender to the paying agent of a valid share certificate and a properly completed letter of transmittal, along with such other documents as the paying agent may reasonably require, you will be entitled to receive $18.25 in cash per share. Until surrendered in this manner, each share certificate will represent only the right to receive the merger consideration. No interest will be paid or accrue on any amount payable upon the surrender of a share certificate.

You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from the exchange agent. A letter of transmittal will be mailed to you soon after the merger becomes effective.

Any merger consideration made available to the exchange agent that remains unclaimed by our shareholders for six months after the time the merger and recapitalization becomes effective will be returned to us, as the surviving company after the merger, and any of our shareholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for merger consideration, subject to state unclaimed property laws.

Transfers of Shares

No transfers of shares of Wilmar common stock will be made on our share transfer books after the merger becomes effective.

Treatment of Stock Options

At the time the merger and recapitalization becomes effective, all outstanding options to purchase shares of Wilmar common stock will be canceled. In exchange, option holders will receive, for each share subject to an option, the difference between $18.25 and the per share exercise price of that option, if any, regardless of whether the option is fully vested.

Representations and Warranties

In the merger agreement, each of Wilmar and WM Acquisition have made customary representations and warranties to the other party with respect to their organization, operations and financial and other matters.
The representations and warranties in the merger agreement do not survive the closing of the merger or, except for breaches that occur prior to termination, termination of the merger agreement.

Wilmar's Covenants

We have undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

Interim Conduct of Our Business. From December 22, 1999 until the merger and recapitalization becomes effective, we have agreed to conduct our businesses in the ordinary course and consistent with past practice. We have also agreed to use commercially reasonable efforts to preserve our business and relationships with third parties and officers and key employees.

We have also agreed to certain specific restrictions during this period which are subject to the exceptions described in the merger agreement. These include restrictions on and our agreement not to commit to do any of the following: sell, transfer or pledge shares of capital stock or material assets; amend our organizational documents, declare dividends or recapitalize our stock; make significant acquisitions, disposals, investments, loans or capital expenditures; incur or prepay significant debt; adopt new employee compensation arrangements or materially increase employee compensation or benefits; modify our material contracts; settle, waive or release material claims; make any tax elections or settle any material income tax liability; or change our accounting policies or procedures.

No Solicitation. We have agreed that prior to the effective time of the merger we will not solicit any alternative business combination, or negotiate any business combination or provide information about the Company in respect of any business combination. However, we may enter into such an arrangement and provide such information in response to any unsolicited superior proposal that our board of directors determines in good faith must be pursued in order for the board to fulfill its fiduciary duties to our shareholders. Wilmar has agreed to pay WM Acquisition a termination fee of $7.0 million and up to $1.0 million of expenses if the merger agreement is terminated by Wilmar to pursue a superior transaction.

WM Acquisition's Covenants

WM Acquisition has also undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

Indemnification and Insurance of Wilmar's Directors, Officers and Employees. WM Acquisition agreed that all rights to indemnification of its present and former employees, officers, agents and directors existing at the time of the merger agreement shall remain in effect for a period of six years. WM Acquisition has also agreed that for six years after the closing date of the merger, the surviving company will cause to remain in effect officers' and directors' liability insurance policies on terms no less favorable than our current policies. However, Wilmar will not be obligated to pay premiums in excess of 150% of the last annual premium paid by the Company.

Employee Benefits. WM Acquisition has agreed that for a period of one year following the effective time of that merger, WM Acquisition will continue the compensation programs and plans and employee benefit and welfare plans and policies provided by Wilmar immediately prior to the merger (or comparable programs in the aggregate).

Issuance of Class C Preferred Stock. We have undertaken to designate shares of Class C Preferred Stock and to issue 164,384 shares of such stock upon the surrender by William Green of the same number of shares of our common stock. The shares of common stock so exchanged shall be treasury stock.

Additional Agreements

Both parties to the merger agreement have agreed to use all reasonable efforts to do or cause to be done anything necessary or advisable to consummate the merger and recapitalization and related transactions, and not to take actions that could reasonably be believed to lead to any conditions to the merger and recapitalization not being fulfilled. We have also agreed to cooperate with each other in relation to certain matters, including making the necessary SEC filings, obtaining regulatory and other consents, calling and holding a special meeting of Wilmar shareholders to approve the merger agreement and mailing to the Wilmar shareholders a proxy statement in connection with that meeting and making public announcements.

Conditions

Mutual Closing Conditions. Both parties' obligations to consummate the merger and recapitalization are subject to the satisfaction or waiver at or before the time the merger and recapitalization becomes effective of the following conditions:

 .  the approval by Wilmar shareholders of the merger agreement, as amended; and


 . there being no proceeding by any governmental body, among other things, challenging, delaying or prohibiting the merger and recapitalization.

Additional Closing Conditions for the Benefit of WM Acquisition. The obligation of WM Acquisition to complete the merger and recapitalization is subject to the following additional conditions:

 . the material performance by Wilmar of its obligations under the merger agreement;

 .  the obtaining by the surviving company of necessary debt financing;

 . Wilmar's representations and warranties being accurate as of the closing date of the merger to the extent specified in the merger agreement;

 .  there being no material adverse change in our business; and

 .  the receipt of consents required by our material agreements.

Additional Closing Conditions for Wilmar's Benefit. Wilmar's obligation to complete the merger and recapitalization is subject to the following additional conditions:

 . the material performance by WM Acquisition of its obligations under the merger agreement;

 . the representations and warranties of WM Acquisition being accurate as of the closing date of the merger to the extent specified in the merger agreement.

Termination of the Merger Agreement

Right to Terminate. The merger agreement may be terminated at any time before the closing in any of the following ways:

(a) by mutual written consent of Wilmar and WM Acquisition;

(b) by either Wilmar or WM Acquisition if the merger and recapitalization is not completed by June 30, 2000. However, the party seeking to terminate for this reason must not be in breach of its obligations under the merger agreement;

(c) by WM Acquisition if our board of directors withdraws or changes its approval of the merger agreement in a manner adverse to WM Acquisition, recommends an alternative transaction or fails to recommend against an alternative tender offer or exchange offer;

(d) by WM Acquisition if Wilmar has failed to promptly mail the proxy to the shareholders after receiving SEC approval;

(e) by either WM Acquisition or Wilmar if the other breaches in any material respect any of its respective representations, warranties or covenants under the merger agreement unless and for so long as such breaches can be cured and the breaching party is making reasonable best efforts to cure;

(f) by either Wilmar or WM Acquisition if completion of the merger and recapitalization is prohibited by a court or governmental entity;

(g) by either Wilmar or WM Acquisition if Wilmar's shareholders do not approve the merger agreement; and

(h) subject to certain conditions, by Wilmar if our board of directors has been advised by independent legal counsel that failure to so terminate would result in a breach of the board's fiduciary duties at a time when another person or entity has made a proposal that is deemed superior to the merger and recapitalization.

If the merger agreement terminates, it will become void. However, termination will not affect the rights of any party against any other party for breach of the merger agreement. Also, certain obligations survive termination of the agreement, including the obligation to pay the fees described under "Termination Fees" below.

Termination Fees

Wilmar has agreed to pay WM Acquisition a termination fee of $7 million plus an expense reimbursement of up to $1 million if the merger agreement is terminated by Wilmar for the reasons outlined in (h) or by WM Acquisition for either of the reasons outlined in paragraphs (c) or (d) or, if certain other conditions are met, (g) above. If such other conditions are not met in connection with a termination for the reasons outlined in paragraph (g) above, Wilmar must, in any event, reimburse WM Acquisition for expenses up to $1 million. In addition, if the agreement is terminated by either Wilmar or WM Acquisition because the other has breached the merger agreement, the terminating party is entitled to receive expenses of up to $1 million from the breaching party.

Expenses

Except as described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs or expenses.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the merger and recapitalization becomes effective. So long as: (a) Wilmar's shareholders approve the merger agreement, (b) there is no proceeding or order prohibiting the merger and recapitalization, and (c) the necessary debt financing is obtained, the remaining conditions to closing the merger could be waived. If the shareholders of Wilmar, at a meeting duly held, vote against the approval of the merger agreement or the merger agreement is otherwise terminated, Wilmar intends to continue to operate as an independent company.After approval of the merger agreement by Wilmar shareholders, no amendment can be made that alters the consideration to be received for Wilmar common stock.

                         CERTAIN EXISTING RELATIONSHIPS
--------------------------------------------------------------------------------

On April 29, 1996, Wilmar entered into an operating lease agreement with 804 Eastgate Associates, LLC, an entity owned by William S. Green, Fred B. Gross and an unrelated third party, pursuant to which Wilmar leases approximately 70,000 square feet for a warehouse and customer service center in Mount Laurel, New Jersey. The minimum monthly rent is $24,052 from January 1, 1997 through May 31, 2001; from June 1, 2001 through the end of the lease term, the rent will increase based on the Consumer Price Index. Wilmar pays, as additional rent, all real estate taxes and assessments, all utilities and insurance premiums for casualty insurance and any other public liability insurance relating to the premises. Under the terms of the lease, Wilmar is solely responsible for the costs of maintenance, operation and repair of the property. The lease expires on May 31, 2006. Wilmar believes that the terms of the lease are no less favorable to it than could be obtained from an unaffiliated third party. Wilmar paid rent under this lease of approximately $289,000 in fiscal 1999.

Wilmar's headquarters in Moorestown, New Jersey, is leased to Wilmar by William
S. Green. Under the lease dated March 1, 1994, and amended March 7, 1995, Wilmar rents approximately 12,500 square feet at an annual minimum rent of $137,500. Wilmar pays, as additional rent, all real estate taxes and assessments, all utilities and insurance premiums for casualty insurance and any other public liability insurance relating to the premises. Under the terms of the lease, Wilmar is solely responsible for the costs of maintenance, operation and repair of the property. The lease expires on February 28, 2004 and does not contain any renewal terms. Wilmar believes that the terms of the lease are no less favorable to it than could be obtained from an unaffiliated third party. Wilmar paid rent under this lease in the amount of $137,500 in fiscal 1999.

These leases shall remain in effect after the consummation of the merger.

                       THE VOTING AND EXCHANGE AGREEMENT
--------------------------------------------------------------------------------

On December 22, 1999, WM Acquisition entered into a voting and exchange agreement with William Green. The following is a summary of the material provisions of the voting and exchange agreement. Because it is a summary, it does not include all of the information that is included in the voting and exchange agreement. The text of the voting and exchange agreement, which is attached as Appendix C to this proxy statement, is incorporated into this section by reference. You should read the voting and exchange agreement carefully in its entirety.

Scope of Agreement

The voting and exchange agreement relates to 2,013,536 shares of Wilmar common stock owned by William Green.

Restrictions on Transfer

During the period covered by the voting and exchange agreement, William Green has agreed that he will not dispose of his Wilmar shares, except pursuant to the recapitalization exchange for Class C Preferred Stock of Wilmar, or as consented to by WM Acquisition. On March 13, 2000, WM Acquisition consented to the transfer of an aggregate of 191,800 shares of Wilmar common stock owned by Mr. Green to three charitable remainder trusts established by Mr. Green, and the trustees of such trusts agreed to be bound by the terms of the voting and exchange agreement.

Voting; Proxy

William Green has agreed to vote his Wilmar shares to approve the merger agreement. This obligation relates to any shareholder meetings or adjournments when the merger agreement is voted on. He has also agreed that for the period covered by the voting and exchange agreement he will not vote his Wilmar shares in favor of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up, or any other extraordinary transaction. He has also agreed not to vote his Wilmar shares in favor of any action that would either frustrate the purpose of or prevent or delay completion of the transactions contemplated by the merger agreement. He has irrevocably agreed to appoint WM Acquisition as his proxy to vote his Wilmar shares in this manner.

No Solicitation

William Green has agreed that, subject to his fiduciary duties, he will not during the period covered by the agreement:

 . take any action to solicit, initiate or encourage an alternative acquisition transaction;

 . engage in negotiations with or disclose any non-public information relating to Wilmar or any of our subsidiaries;

 . provide access to the properties, books or records of Wilmar or any of our subsidiaries; or

 .  otherwise assist, facilitate or encourage any potential bidder.

Exchange of Shares

William Green has agreed to a recapitalization exchange in which an aggregate of 164,384 of his shares of Wilmar common stock will be exchanged for an equal number of shares of new Class C Preferred Stock of Wilmar. Wilmar has agreed to take all reasonable actions necessary to ensure that this exchange is completed.

Termination

The voting and exchange agreement will terminate at the time the merger and recapitalization becomes effective, when the merger agreement is terminated, or June 30, 2000, whichever happens earlier.

                       RIGHTS OF DISSENTING SHAREHOLDERS
--------------------------------------------------------------------------------

Under the New Jersey Business Corporation Act, because Wilmar is a publicly traded corporation and because the merger consideration for the common stock consists solely of cash, the common shareholders have no dissenters' rights of appraisal.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                     (In thousands, except per share data)

The selected financial and operating data set forth below should be read in conjunction with the Financial Statements of the Company, including the notes thereto incorporated by reference. The selected financial data for the fiscal years presented have been derived from the Company's financial statements, which have been audited by independent auditors.

                                        Fiscal Year(/1/)
                          --------------------------------------------
                            1999     1998     1997     1996     1995
                          -------- -------- -------- -------- --------
                                  (In thousands except per share data)
Statement of Operations
Data:
 Net sales                $225,937 $192,605 $150,792 $100,644 $ 60,823
 Cost of sales(/2/)        158,542  136,488  106,605   70,853   41,835
                          -------- -------- -------- -------- --------
  Gross profit              67,395   56,117   44,187   29,791   18,988
 Operating and selling
  expenses                  32,287   26,357   21,024   14,168    9,099
 General and
  administrative expenses   13,492   11,114    9,857    6,718    3,985
 Non-recurring severance
  expenses                     --       --       259      --       --
                          -------- -------- -------- -------- --------
  Operating income          21,166   18,646   13,047    8,905    5,904
 Interest (expense)
  income, net                  753    1,511    1,580      551   (1,164)
                          -------- -------- -------- -------- --------
  Income before income
   taxes                    21,919   20,157   14,627    9,456    4,740
                          -------- -------- -------- -------- --------
 Income tax
  provision(/3/)             8,545    7,692    5,393    3,593    1,896
                          -------- -------- -------- -------- --------
  Net income(/3/)         $ 13,374 $ 12,465 $  9,234 $  5,863 $  2,844
                          ======== ======== ======== ======== ========
 Net income per common
  share(/3/)
  Basic                   $   1.05 $   0.93 $   0.70 $   0.53 $   0.37
                          ======== ======== ======== ======== ========
  Diluted                 $   1.04 $   0.92 $   0.69 $   0.51 $   0.36
                          ======== ======== ======== ======== ========
 Weighted average share
  outstanding(/4/)
  Basic                     12,726   13,368   13,165   11,105    7,765
                          ======== ======== ======== ======== ========
  Diluted                   12,858   13,504   13,335   11,458    7,868
                          ======== ======== ======== ======== ========
Balance Sheet Data:
 Working capital
  (deficit)               $ 50,646 $ 72,550 $ 64,848 $ 65,300 $    (54)
 Total assets              201,968  121,696  108,115   88,309   26,871
 Long-term debt, less
  current portion           55,875      --       500      --     5,667
 Mandatorily redeemable
  preferred stock              --       --       --       --    25,058
 Total stockholders'
  equity (deficit)        $104,573 $103,789 $ 90,549 $ 75,500 $(27,062)

--------
(/1/The)Company's fiscal year is based on a 52/53 week fiscal period ending on the last Friday in December. All fiscal years shown above consist of 52 weeks.

(/2/)Cost of sales includes merchandise, freight, distribution center occupancy and delivery costs.

(/3/)Prior to March 1, 1995, the Company elected to be taxed as an S Corporation for federal (and certain state) income tax purposes. For 1995, provision for income taxes and net income per share are presented on a pro forma basis as if the Company had been subject to federal income taxes and all applicable state corporate income taxes for each such period. The income tax provision and net income for 1996 through 1999 are actual amounts.

(/4/)See Note 2 to the Consolidated Financial Statements for description of the determination of weighted- average common shares outstanding.

                         CERTAIN FINANCIAL PROJECTIONS
--------------------------------------------------------------------------------

We do not as a matter of course make public projections as to future revenues, earnings or other financial information. We did, however, prepare certain projections which we provided to the special committee, Parthenon and William Blair in connection with their analysis of the Parthenon proposal and their evaluation of Wilmar's financial position at that time. The projections set forth on page 48 are included in this proxy statement because such information was provided to Parthenon. The projections set forth on page 49 were prepared by Parthenon and are included in this proxy statement because such information was provided to the special committee. The accompanying prospective financial information was not prepared by us or Parthenon with a view to public disclosure or with a view to complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information.

Neither Wilmar's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to any of the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by management as of the date hereof, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See "Cautionary Statement Concerning Forward Looking Statements"
on page     of this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Wilmar or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

The financial projections set forth on page 48 are not meant to be a complete presentation of prospective financial statements, but in the view of management, were prepared on a reasonable basis, reflected the best currently available estimates and judgments and presented, to the best of management's knowledge and belief, as of the date they were provided, the expected course of action and the expected future financial performance of Wilmar. The financial projections set forth on page 49 are not meant to be a complete presentation of prospective financial statements, but were prepared by Parthenon and its financial advisors and, in the view of the Investors and the Management Shareholders, were prepared based on reasonable assumptions for Wilmar as a private company affiliated with Parthenon. However, this information is not fact and should not be relied upon as necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the financial projections contained herein.

We have assumed that revenue in 2000 will equal approximately $324.0 million comprised of approximately $243.5 million of revenues contributed by the core Wilmar business and an additional $80.5 million from our recent acquisition of Sexauer. For the period 2001 to 2004 we have assumed that the core Wilmar revenues will grow at a rate of 11.5%, 11.0%, 10.5%, and 10.0% respectively in each year. Wilmar's internal growth rate declined from 16.0% for fiscal year 1998 to approximately 10.0% during 1999. Two major factors contributing to this decline were: a) declining revenues at Wilmar's Michigan branch due to problems experienced during the integration of The Management Supply acquisition and b) a cyclical downturn in Wilmar's new construction segment based in Houston, Texas. Excluding the effects of these two trends during 1999, Wilmar internal growth rate was approximately 11.5%. Our projections for the period 2001 to 2004 assume that revenues in both Michigan and in the new construction subsidiary will improve beginning fourth quarter 1999. We also project that revenues for Sexauer will grow by 8.0% in each year beginning in 2001 through 2004, an increase from Sexauer's historical growth rate of approximately 3.0%. We anticipate this improved revenue growth as we begin stocking Sexauer items at Wilmar's distribution centers in the Western United States, Chicago, Miami and the Northeastern United States. Our experience has shown that revenue grows at a higher rate in "next day" shipping zones than in zones that require a 2-3 day delivery lead-time. Revenues for Wilmar on a consolidated basis including Sexauer are expected to grow at a compound annual rate of 10.1% from 2000 to 2004.

We have assumed improving margins for the core Wilmar business with operating income before depreciation and amortization (EBITDA) margins increasing gradually from 10.8% in 2000 to 11.7% by 2004 reflecting our assumption of constant gross margins and leveraging of certain of our fixed overhead expenses. We have assumed for Sexauer that we are able to sustain Sexauer's 13.9% EBITDA margins estimated for 2000 in each year through 2004, with additional anticipated expenditures required to accelerate Sexauer's revenue growth approximately offset by expected cost savings and leverage of certain fixed expenses. EBITDA for Wilmar on a consolidated basis including Sexauer is expected to grow at a compound annual rate of 11.5% from 2000 to 2004.

Our operating profit (EBIT) projections for 2000 to 2004 are based on our EBITDA projections for those years less depreciation and amortization. Amortization for Wilmar (including Sexauer) is expected to be approximately $3.8 million annually for 2000 to 2004. We assumed that depreciation would equal approximately 0.6% of revenue for the core Wilmar business and approximately 0.5% for the Sexauer business, which is based on the historical levels of depreciation for both businesses.

We have incorporated into our net income estimates the incremental non tax deductible goodwill and other intangible amortization of approximately $2.1 million annually relating to the approximately $68.5 million in incremental intangible assets resulting from the Sexauer acquisition. We have also incorporated into the estimates for net income the impact of reduced interest income and the additional interest expense associated with our use of approximately $23 million of cash and our borrowing of approximately $64 million to finance the Sexauer acquisition. Excess cash flow generated from the business over the period from 2000 to 2004 is projected to be deployed to repay indebtedness causing a reduction in interest expense in each year from $5.0 million in 2000 to $0.0 in 2004, when the debt from the acquisition is expected to be completely retired. We have also employed an estimated 38% tax rate on items that are deductible for tax purposes. Net income for Wilmar on a consolidated basis reflecting the core Wilmar operating assumptions, the Sexauer operating assumptions, and the acquisition-related costs associated with the Sexauer transaction, is expected to result in compound annual net income growth of 18.3% over the period from 2000 to 2004.

The projections set forth above should be read together with the "Selected Historical Consolidated Financial Data" included in this proxy statement and our historical financial statements and other financial information and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" as set forth in Wilmar's Annual Report on Form 10-K and the pro forma financial information reflecting the acquisition of Sexauer and Trayco beginning on December 20, 1999 in our Current Report on Form 8-K dated December 20, 1999, each of which is incorporated by reference into this proxy statement. Note that these projections reflect ongoing operations as a public company and do not reflect the debt incurred in the Parthenon transaction.

The following table summarizes the projections that were provided:

                                2000   2001   2002   2003   2004
                               ------ ------ ------ ------ ------
                                   (All amounts in millions)      ---
Revenue                        $324.0 $358.4 $395.3 $434.4 $475.8
Gross Profit                    109.7  121.0  133.1  145.9  159.5
EBITA/Operating Profit before
 Amortization                    35.7   40.1   44.8   49.8   55.3
EBIT/Operating Profit            31.9   36.3   41.0   46.0   51.5
EBITDA                           37.5   42.1   47.0   52.3   58.0
Net Income                       15.8   19.1   22.7   26.6   30.9

Parthenon also independently prepared certain projections, including projections relating to revenues, gross profits and operating profits, in connection with its efforts to obtain bank financing for the merger based upon the financial results it believed the company might achieve assuming that the management expertise, and the capital resources of the Investors are used to enhance (a) the Company's integration with Sexauer, (b) the Company's increased penetration of new and existing markets, and (c) the Company's acquisition program. The projections also take into account the ability of the Company to grow faster without the emphasis of the public markets on quarterly earnings progressions. These projections were contained in a bank presentation prepared by Parthenon and its financial advisors in connection with Parthenon's efforts to obtain financing for the merger. These projections were reviewed by management of Wilmar, and were disclosed to the financial advisor to the special committee and the special committee prior to the special committee's consideration and approval of the merger. Wilmar has advised the Investors' bank syndicate that these projections were prepared by Parthenon and its financial advisors based upon assumptions which, in the opinion of the Management Shareholders, were reasonable for Wilmar as a private company affiliated with Parthenon, and the Management Shareholders have advised the special committee and its financial advisor that management's base case projections are a more realistic set of projections for Wilmar as an independent public company, with the differences being a result of the reasons set forth above relating to the resources provided by the Investors and the flexibility of operating as a private company, Parthenon's projections are summarized below.

                      2000    2001   2002   2003   2004
                     ------  ------ ------ ------ ------
                         (All amounts in millions)
Revenue              $324.1  $359.7 $402.2 $449.7 $503.1
Gross Profit          109.8   123.2  138.2  153.8  171.4
Operating Profit(1)    35.1    42.4   50.8   57.9   65.3
EBIT                   19.7    27.0   35.4   42.6   50.0
EBITDA                 38.0    45.6   54.2   61.6   69.3
Net Income             (3.5)    1.2    6.7   11.7   17.2

--------

(1) Does not reflect management fees, transaction cost amortization or goodwill amortization.

The foregoing projections assumed consummation of the merger and the financings contemplated thereby.

The bank presentation also summarized Parthenon's views regarding Wilmar and its prospects, including its leading market position, strong historical growth, acquisition opportunities in a consolidating market, in e-commerce, and in other areas. In the course of its evaluation of the merger, Parthenon also independently prepared financial analyses of its potential investment in Wilmar, including analyses of projected financial performance that would be required to obtain particular rates of return on the Investors' investment in Wilmar.

                         COMMON STOCK MARKET PRICE AND
                              DIVIDEND INFORMATION
--------------------------------------------------------------------------------

Our common stock was traded on the Nasdaq National Market System under the symbol "WLMR." The table below sets forth the high and low sales prices per share for each quarterly period for the two most recent fiscal years and for the current fiscal year to date. These prices do not include adjustments for retail markups, markdowns or commissions.

                      High     Low
                     ------- -------
   Fiscal Year 1999
   Fourth Quarter    $17.375 $10.125
   Third Quarter     $14.875 $12.25
   Second Quarter    $17.00  $10.625
   First Quarter     $23.50  $14.50
   Fiscal Year 1998
   Fourth Quarter    $25.375 $16.50
   Third Quarter     $28.25  $18.00
   Second Quarter    $25.50  $21.50
   First Quarter     $26.00  $20.50
   Fiscal Year 1997
   Fourth Quarter    $27.875 $22.00
   Third Quarter     $29.75  $23.50
   Second Quarter    $26.75  $15.25
   First Quarter     $27.50  $15.50

On December 22, 1999, the day before the announcement of the merger agreement, the high, low and closing sales prices per share of our common stock were
$14.9375, $14.00 and $14.00, respectively. On                 , 2000, the last
trading day before the date of this proxy statement, the high, low and closing sales prices per share of our common stock on the Nasdaq National Market System
were $   , $    and $   , respectively. You should obtain current market price
quotations for Wilmar common stock in connection with voting your shares.

On the record date for the special meeting, there were approximately holders of record of our common stock. During the periods presented above, we have not paid any dividends. The merger agreement and our credit agreements limit our ability to pay dividends on our common stock.

                       COMMON STOCK PURCHASE INFORMATION
--------------------------------------------------------------------------------

Purchases by Wilmar

During fiscal year 1999, we repurchased 1,000,000 shares of our common stock at an aggregate cost of $12,803,563. The table below sets forth the purchases by us of our common stock since January 1, 1997, including: (1) the date we purchased these shares; (2) the number of shares we purchased; (3) the range of prices we paid for these shares and (4) the weighted average purchase price per share for each quarterly period:

                                                 Price Per                Weighted
                                                 Share and              Average Price
Purchase Date       Number of Shares               Range                 per Quarter
-------------       ----------------           --------------           -------------
3/22/1999                100,000                      $14.938              --
3/30/1999                 87,000                      $14.875              $14.908
4/5/1999                 100,000                      $14.250              --
5/4/1999                 320,000                      $12.375              --
5/6/1999                  69,000                      $11.938              --
5/10/1999                200,000                      $11.750              --
5/11/1999                124,000                      $11.750              $12.319
                       ---------               --------------              -------
                       1,000,000               $11.750-14.938
                       =========               ==============

Purchases by Directors, Executive Officers and Affiliates of Wilmar

The table below sets forth the purchases by each of our directors and executive officers and affiliates of our common stock since January 1, 1997 (or the date that the individual became an affiliate of Wilmar, if this date is later) including: (1) the type of purchase (cash purchase or option exercise); (2) the date the individual purchased shares; (3) the number of shares he or she purchased; and (4) the price per share the individual paid for the shares.

                         Type of                         Number     Price per
Name                    Purchase       Purchase Date    of Shares     Share
------------------   ---------------   --------------   ---------   ---------
Martin E. Hanaka     Cash              September 1998     1,000      $19.25
William E. Sanford   Cash              November 1998        500      $14.25
Michael T. Toomey    Option Exercise   May 1997          17,045      $11.00
                     Option Exercise   March 1998        18,000      $ 4.23
Fred B. Gross        Option Exercise   August 1997        5,000      $15.50
                     Cash              August 1997        5,000      $17.88

                          CURRENT MANAGEMENT OF WILMAR
--------------------------------------------------------------------------------

The table below sets forth: (1) the name of each of our directors and executive officers; (2) the present principal occupation or employment of each person; and (3) the name of the employer of each person. In addition, the table below sets forth the material occupations, positions, offices and employment of each of these persons and the name, principal business and address of any entity in which any material occupation, position, office or employment of each person was held during the last five years.

 Name               Principal Occupation
 ------------------ -----------------------------------------------------------
 William S. Green   Mr. Green co-founded Wilmar in 1977 with his father and has served as its Chairman and Chief Executive Officer since
                    1986. He also served as President from 1986 to October
                    1999.
 Michael J. Grebe   Mr. Grebe has served as Wilmar's President since October
                    1999 and joined Wilmar in November of 1998 as Executive
                    Vice President and Chief Operating Officer. Mr. Grebe
                    previously served as a Group Vice President of Airgas, Inc.
                    where he was employed from April 1986 through November
                    1998.
 William E. Sanford Mr. Sanford has served as Wilmar's Senior Vice President and Chief Financial Officer since April 1999. Previously,
                    Mr. Sanford was Vice President--Corporate Development for
                    MSC Industrial Direct, where he was recruited in 1997 to
                    develop MSC's acquisition program. Mr. Sanford began his
                    career in 1983 with Airgas Inc., where he served in various positions including Executive Vice President, Vice
                    President--Sales & Marketing, and President of Airgas's
                    Pacific Northwest subsidiary.
 Fred B. Gross      Mr. Gross has served as Wilmar's Vice President and
                    Secretary since March 1994 and as Vice President-Corporate
                    Development since November 1995. He has served as a
                    director since July 1995.

 Name              Principal Occupation
 ----------------- ------------------------------------------------------------
 Michael T. Toomey Mr. Toomey has served as Wilmar's Vice President--Finance since April 1999. Mr. Toomey joined Wilmar in October 1992 as its Controller and Treasurer and served as its Chief
                   Financial Officer from 1995 to April 1999.
 Martin E. Hanaka  Mr. Hanaka has been a director since December 1996. Since
                   September 1998, he has served as Chief Executive Officer of
                   The Sports Authority, Inc. From October 1997 through August
                   1998, he served as Vice Chairman of The Sports Authority,
                   Inc. From August 1994 through October 1997, Mr. Hanaka was
                   President and Chief Operating Officer of Staples, Inc.
 Ernest K. Jacquet Mr. Jacquet first became a director of Wilmar in March 1995 as a representative of Summit Partners, which held an equity interest in Wilmar. Mr. Jacquet resigned from the board as such representative after his affiliation with Summit
                   Partners ceased, and he rejoined the board shortly
                   thereafter. Since May 1998, he has served as a managing
                   director of Parthenon Capital, Inc., a venture partnership.
                   From April 1990 through May 1998, he served as a general
                   partner of Summit Partners, a private equity investment firm that is the general partner of Summit Ventures III, L.P.,
                   Summit Investors II, L.P. and Summit Subordinated Debt, L.P.
                   Mr. Jacquet also serves as a director of CIDCO Incorporated, which designs, develops and markets subscriber telephone and
                   e-mail equipment.
 Donald M. Wilson  Mr. Wilson has been a director of Wilmar since July 1996.
                   Mr. Wilson was employed by Viking Office Products from
                   December 1979 until his retirement in December 1995, most
                   recently serving as its Vice President-Operations.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT
--------------------------------------------------------------------------------

The following table sets forth, as of December 31, 1999, beneficial ownership of shares of Common Stock of Wilmar by (1) each person known to have beneficial ownership of more than five percent of Wilmar's common stock, (2) each director and named executive officer, (3) all directors and executive officers as a group and (4) each of the Management Shareholders.

                                    Total Number of
                                    Shares of Common              Percentage of
                                   Stock Beneficially Exercisable    Common
Shareholder                              Owned        Options(1)    Stock(2)
---------------------------------  ------------------ ----------- -------------
William S. Green (3) (4)               2,013,536         40,175       16.5%
Ernest K. Jacquet (4) (5)              2,013,536         30,000       16.4%
WM Acquisition, Inc. (4)               2,013,536            --        16.2%
Dresdner RCM Global Investors LLC
 (6)                                   1,949,800                      15.7%
T. Rowe Price Associates, Inc.
 (7)                                   1,404,364                      11.3%
Brown Investment Advisory and
 Trust Company (8)                     1,370,051                      11.0%
The Kaufman Fund (9)                     900,000                       7.3%
The TCW Group, Inc. (10)                 681,000                       5.5%
Denver Investment Advisors LLC
 (11)                                    627,350                       5.1%
Fred B. Gross (12)                        48,009        141,620        1.5%
Michael J. Grebe                             --         150,000        1.2%
William E. Sanford                           500        130,000        1.0%
Martin E. Hanaka                           1,000         32,500          *
Michael T. Toomey                            --         104,975          *
Donald M. Wilson                             --          32,500          *
Directors and Officers as a Group
 (8 Persons)                           2,063,045        661,770       20.8%

--------
*  Less than 1% of Wilmar's outstanding shares of common stock.

(/1/)Assumes acceleration of vesting upon consummation of the merger.

(/2/)All percentages are based on 12,407,826 shares outstanding on December 31, 1999. If a person holds options that are currently exercisable or exercisable within 60 days, the number of shares underlying the options are considered outstanding and beneficially owned for the purpose of computing that person's percentage ownership. Such shares are not considered outstanding for the purpose of computing the beneficial ownership of others listed in the table.

(/3/)Include 3,800 shares of common stock held by the William S. Green
     Irrevocable Sibling Trust dated December 31, 1998, but excludes 43,009 shares of common stock held by Green Family Associates, L.P. Mr. Green disclaims beneficial ownership of the shares held by Green Family Associates, L.P.

(/4/)As a result of the voting and exchange agreement entered into by William S.
     Green and WM Acquisition, Inc. on December 22, 1999, the indicated individuals and entities and Parthenon Investors, L.P., Parthenon Investment Advisors, L.L.C., Parthenon Investment Partners, L.L.C. and John
     C. Rutherford have shared voting power with respect to 2,013,536 shares of common stock beneficially owned by William S. Green, and, therefore beneficial ownership as defined by the applicable rules of the Securities and Exchange Commission. This information is based upon the Schedule 13D filed on December 22, 1999 jointly by the indicated individuals and entities, the principal business address of each of whom or which is c/o Parthenon Capital, Inc., 200 State Street, Boston, MA 02109.

(/5/)Mr. Jacquet received options to purchase 10,000 shares on May 7, 1998 and options to purchase 20,000 shares on May 6, 1999.

(/6/)This information is based upon the Schedule 13G/A filed February 16, 1999 with the Securities and Exchange Commission by Dresdner RCM Global Investors LLC, which is located at Four Embarcadero Center, San Francisco, California 94111, and is a wholly-owned subsidiary of Dresdner RCM US Holdings LLC.

(/7/)This information is based upon the Schedule 13G filed June 8, 1999 with the Securities and Exchange Commission by T. Rowe Price Associates, Inc., which is located at 100 E. Pratt Street, Baltimore, Maryland 21202, and includes 850,000 shares of common stock held by T. Rowe Price New Horizons Fund, Inc.

(/8/)This information is based upon the Schedule 13G/A filed April 13, 1999 with the Securities and Exchange Commission by Brown Investment Advisory & Trust Company, which is located at 19 South Street, Baltimore, Maryland 21202, and includes 1,016,000 shares of common stock held by Brown Advisory Incorporated.

(/9/)This information is as of December 31, 1998 and is based on available public information. The Kaufman Fund is located at 140 East 45th Street, 43rd Floor, New York, New York 10017.

(/10/)This information is based upon the Schedule 13G filed February 12, 1999 filed with the Securities and Exchange Commission by The TCW Group, Inc., which is located at 865 South Figueroa Street, Los Angeles, California 90017.

(/11/)Thisinformation is based upon the Schedule 13G/A filed February 12, 1999 with the Securities and Exchange Commission by Denver Investment Advisors LLC, which is located at 1225 17th Street, 26th Floor, Denver, Colorado 80202.

(/12/)Includes 43,009 shares of common stock held by Green Family Associates, L.P., of which Mr. Gross is an Officer of its general partner, ALA Green Corporation.

        CERTAIN INFORMATION CONCERNING WM ACQUISITION AND ITS AFFILIATES
--------------------------------------------------------------------------------

WM Acquisition. WM Acquisition is a newly formed New Jersey corporation which was organized at the direction of entities managed by Parthenon Capital, Inc. in connection with the transactions contemplated by the merger agreement. WM Acquisition is a nonsubstantive transitory merger vehicle which will be merged out of existence at the effective time of the merger. Accordingly, it is not expected to have significant assets or liabilities (other than arising under the merger agreement or in connection with the merger and recapitalization) or to engage in any activities other than those incident to its formation and the merger and recapitalization. The authorized capital stock of WM Acquisition will consist at the effective time of the merger of 2,500,000 shares of common stock, no par value per share, and 27,000,000 shares of senior preferred stock, $0.01 par value per share, of which no shares are currently outstanding.

The principal executive offices of WM Acquisition are c/o Parthenon Capital, Inc., 200 State Street, Boston, Massachusetts 02109.

Parthenon Capital, Inc. Parthenon Capital, Inc. is a private equity investment firm which invests in and serves as an advisor to the management of certain middle market companies. Parthenon Investors, L.P., a Delaware limited partnership, is a major shareholder of and may be deemed to control WM Acquisition, and was organized at the direction of Parthenon Capital, Inc. Parthenon Capital, Inc. will receive a $250,000 annual management fee from Wilmar after the consummation of the merger. Mr. Ernest K. Jacquet, a member of Wilmar's board of directors, is a managing director of Parthenon Capital, Inc., the management company for Parthenon Investors, L.P.

                                 OTHER MATTERS
--------------------------------------------------------------------------------

Wilmar's management knows of no other business to be presented at the special meeting. If other matters do properly come before the meeting, or any adjournment or postponement of the meeting, the persons named in the proxy intend to vote on those matters according to their best judgment unless the authority to do so is withheld in the proxy.

                             SHAREHOLDER PROPOSALS
--------------------------------------------------------------------------------

If the merger and recapitalization is not completed for any reason, shareholder proposals intended to be included in our proxy statement in connection with our 2000 Annual Meeting of Shareholders must be submitted in writing (i) by
           , 2000 if the meeting will be held between            , 2000 and
         , 2000, or (ii) within ten days of the announcement of the annual
meeting date, if the meeting will be held              , 2000 or after
            , 2000, to:

Fred B. Gross
Corporate Secretary
Wilmar Industries, Inc.
303 Harper Drive
Moorestown, NJ 08057

The Company does not intend to hold a 2000 Annual Meeting if the merger and recapitalization is approved.

                              INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

The financial statements of Wilmar Industries, Inc. as of December 31, 1999 and December 25, 1998 and for each of the three fiscal years in the period ended December 31, 1999, incorporated by reference in this proxy statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein.

                      WHERE YOU CAN FIND MORE INFORMATION
--------------------------------------------------------------------------------

We file annual, quarterly and current reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 0-27424. Our SEC filings made through the SEC's EDGAR system are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the following SEC public reference rooms:

Judiciary Plaza              Citicorp Center              7 World Trade Center
450 Fifth Street,            500 West Madison Street      Suite 1300
N.W. Washington, D.C. 20549  Chicago, Illinois 60621      New York, New York
                                                          10048

You may obtain information regarding the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

Wilmar, WM Acquisition and Mr. Green have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC with respect to the merger and recapitalization. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE
--------------------------------------------------------------------------------

The SEC allows us to "incorporate by reference" certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this proxy statement, except to the extent that this proxy statement updates or supersedes the information. We incorporate by reference the documents listed below which we have previously filed with the SEC (SEC file no. 0-27424):

  .Our Annual Report on Form 10-K for the fiscal year ended December 31,
      1999;

  .Our Current Reports on Form 8-K dated December 20, 1999, as amended on
      March   , 2000, and dated December 27, 1999, as amended on March   ,
      2000.

We also incorporate by reference the information contained in all other documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. The information will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

We will provide you, at no charge, a copy of the documents we incorporate by reference in this proxy statement. To obtain timely delivery, requests for
copies should be made no later than      , 2000 (five business days before the
date of the special meeting). We will respond to all requests within one business day. To request a copy of any or all of these documents, you should write or call us at:

    Wilmar Industries, Inc.
    303 Harper Drive
    Moorestown, NJ 08057
    Telephone: 856-439-1222

These documents are also included in our SEC filings which are made electronically through the SEC's EDGAR system and are available to the public at the SEC's website at http://www.sec.gov.

                               ----------------

You should rely only on the information contained in this proxy statement or to which we have referred you to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different. This
proxy statement is dated      , 2000. You should not assume that the
information contained in this proxy statement is accurate as of any date other than that date. In the event that the proxy materials become materially inaccurate while the proxy statement is in use, we will update the proxy materials and distribute such updated materials to you. The mailing of this proxy statement to shareholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Fred B. Gross
                                          Corporate Secretary

       , 2000

                               ----------------

--------------------------------------------------------------------------------

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION

                                    between

                              WM ACQUISITION, INC.

                                      and

                            WILMAR INDUSTRIES, INC.

                         Dated as of December 22, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 RECITALS..................................................................  A-1

 ARTICLE 1
 The Merger................................................................  A-1
    Section 1.1  The Merger...............................................   A-1
    Section 1.2  Closing..................................................   A-1
    Section 1.3  Effective Time...........................................   A-1
    Section 1.4  The Certificate of Incorporation.........................   A-2
    Section 1.5  The By-Laws..............................................   A-2
    Section 1.6  Directors of Surviving Corporation.......................   A-2
    Section 1.7  Officers of Surviving Corporation........................   A-2

 ARTICLE 2
 Conversion or Cancellation of Shares in the Merger and the Recapitaliza-
  tion Exchange............................................................  A-2
    Section 2.1  Conversion or Cancellation of Shares and the
                  Recapitalization Exchange...............................   A-2
    Section 2.2  Payment for Shares.......................................   A-3
    Section 2.3  Transfer of Shares After the Effective Time..............   A-3
    Section 2.4  Stock Options............................................   A-3

 ARTICLE 3
 Representations and Warranties of the Company.............................  A-4
    Section 3.1  Organization and Qualification; Subsidiaries.............   A-4
    Section 3.2  Certificate of Incorporation and By-Laws.................   A-4
    Section 3.3  Capitalization...........................................   A-4
    Section 3.4  Authority................................................   A-5
    Section 3.5  No Conflict..............................................   A-5
    Section 3.6  Required Filings and Consents............................   A-6
    Section 3.7  Permits; Compliance with Law.............................   A-6
    Section 3.8  SEC Filings; Financial Statements........................   A-6
    Section 3.9  Absence of Certain Changes or Events.....................   A-7
    Section 3.10 Employee Benefit Plans; Labor Matters....................   A-7
    Section 3.11 Contracts; Debt Instruments..............................   A-9
    Section 3.12 Litigation...............................................   A-9
    Section 3.13 Environmental Matters....................................   A-9
    Section 3.14 Intellectual Property....................................  A-10
    Section 3.15 Taxes....................................................  A-11
    Section 3.16 Non-Competition Agreements...............................  A-11
    Section 3.17 Assets...................................................  A-11
    Section 3.18 Opinion of Financial Advisor.............................  A-11
    Section 3.19 Brokers..................................................  A-11
    Section 3.20 Certain Statutes.........................................  A-12
    Section 3.21 Information..............................................  A-12
    Section 3.22 Vote Required............................................  A-12

 ARTICLE 4
 Representations and Warranties of Merger Sub.............................. A-12
    Section 4.1  Organization.............................................  A-12
    Section 4.2  Binding Obligation.......................................  A-12
    Section 4.3  No Authorization or Consents Required....................  A-12

                                                                            Page
                                                                            ----
    Section 4.4  Financing Commitments....................................  A-13
    Section 4.5  No Conflict..............................................  A-13
    Section 4.6  Information..............................................  A-13
    Section 4.7  Brokers..................................................  A-13

 ARTICLE 5
 Covenants................................................................. A-14
    Section 5.1  Conduct of Business of the Company.......................  A-14
    Section 5.2  Other Actions............................................  A-15
    Section 5.3  Notification of Certain Matters..........................  A-15
    Section 5.4  Proxy Statement..........................................  A-16
    Section 5.5  Stockholders' Meeting....................................  A-17
    Section 5.6  Access to Information; Confidentiality...................  A-17
    Section 5.7  No Solicitation..........................................  A-17
    Section 5.8  Directors' and Officers' Indemnification and
                  Insurance...............................................  A-18
    Section 5.9  Reasonable Best Efforts..................................  A-19
    Section 5.10 Consents; Filings; Further Action........................  A-19
    Section 5.11 Public Announcements.....................................  A-19
    Section 5.12 Stock Exchange Listings and De-Listings..................  A-20
    Section 5.13 Expenses.................................................  A-20
    Section 5.14 Takeover Statutes........................................  A-20
    Section 5.15 Employee Benefit Arrangements............................  A-20
    Section 5.16 Issuance of Class C Preferred Stock......................  A-20
    Section 5.17 Solvency Matters.........................................  A-21

 ARTICLE 6
 Conditions................................................................ A-21
    Section 6.1  Conditions to Each Party's Obligation to Effect the
                  Merger..................................................  A-21
      (a)        Stockholder Approval.....................................  A-21
      (b)        Governmental Consents....................................  A-21
      (c)        Litigation...............................................  A-21
    Section 6.2  Conditions to Obligations of Merger Sub..................  A-21
      (a)        Representations and Warranties...........................  A-21
      (b)        Performance of Obligations of the Company................  A-21
      (c)        Material Adverse Effect..................................  A-22
      (d)        Financing................................................  A-22
      (e)        Consents Under Agreements................................  A-22
      (f)        Company Voting Agreement.................................  A-22
    Section 6.3  Conditions to Obligation of the Company..................  A-22
      (a)        Representations and Warranties...........................  A-22
      (b)        Performance of Obligations of Merger Sub.................  A-22
      (c)        Material Adverse Effect..................................  A-22
      (d)        Consents Under Agreements................................  A-22

 ARTICLE 7
 Termination............................................................... A-22
    Section 7.1  Termination..............................................  A-22
    Section 7.2  Effect of Termination....................................  A-23
    Section 7.3  Amendment................................................  A-24
    Section 7.4  Waiver...................................................  A-24
    Section 7.5  Expenses following Termination...........................  A-24

                                                                          Page
                                                                          ----
 ARTICLE 8
 Miscellaneous........................................................... A-25
    Section 8.1  Certain Definitions....................................  A-25
    Section 8.2          Non-Survival of Representations, Warranties and
                 Agreements.............................................  A-25
    Section 8.3  Counterparts...........................................  A-26
    Section 8.4  Governing Law and Venue; Waiver of Jury Trial..........  A-26
    Section 8.5  Notices................................................  A-27
    Section 8.6  Entire Agreement.......................................  A-27
    Section 8.7  No Third Party Beneficiaries...........................  A-28
    Section 8.8  Severability...........................................  A-28
    Section 8.9  Interpretation.........................................  A-28
    Section 8.10 Assignment.............................................  A-28

                             INDEX OF DEFINED TERMS

    Term                                                        Section
    ----                                                -----------------------
Acquisition Agreement.................................. 5.7(e)(ii)
affiliate.............................................. 8.1(a)
Agreement.............................................. Title
Benefit Plan........................................... 3.10(a)
business day........................................... 8.1(b)
Certificate of Merger.................................. 1.3
Class C Preferred Stock................................ Recitals
Claims................................................. 3.12
Closing................................................ 1.2
Closing Date........................................... 1.2
COBRA.................................................. 3.10(a)
Common Stock........................................... Recitals
Company................................................ Title
Company Benefit Plan................................... 3.10(a)
Company Charter Documents.............................. 3.2
Company Disclosure Letter.............................. Article 3 (introduction)
Company Financial Advisor.............................. 3.18
Company Permits........................................ 3.7
Company Principal...................................... Recitals
Company SEC Reports.................................... 3.8(a)
Company Stockholders Meeting........................... 5.4
Company Subsidiaries................................... 3.1(a)
Company Voting Agreement............................... Recitals
Confidentiality Agreement.............................. 5.6
control................................................ 8.1(a)
controlled by.......................................... 8.1(a)
controlling............................................ 8.1(a)
Debt Financing Commitments............................. 4.4
Effective Time......................................... 1.3
Employee............................................... 3.10(a)
Environmental Law...................................... 3.13
Equity Financing Commitments........................... 4.4
ERISA.................................................. 3.10(a)
Exchange Act........................................... 3.6
Expenses............................................... 7.5(a)
GAAP................................................... 3.8(b)
Governmental Entity.................................... 3.6
group.................................................. 8.1(e)
Hazardous Substance.................................... 3.13
HSR Act................................................ 3.6
including.............................................. 8.1(c)
Indemnified Parties.................................... 5.8(a)
Intellectual Property.................................. 3.14(a)
knowledge.............................................. 8.1(d)
Law.................................................... 3.5(a)(ii)
Liens.................................................. 3.3
Material Adverse Effect on the Company................. 3.1(a)
Material Assets........................................ 3.17(a)
Merger................................................. Recitals

    Term                                                               Section
    ----                                                               --------
Merger Consideration.................................................. 2.1(a)
Merger Sub............................................................ Title
Merger Sub Material Adverse Effect.................................... 4.1
NASD.................................................................. 5.4(a)
NJBC.................................................................. Recitals
Option................................................................ 2.4
Option Plans.......................................................... 2.4
Other Filings......................................................... 5.4(a)
Paying Agent.......................................................... 2.2
PBGC.................................................................. 3.10(a)
Permitted Liens....................................................... 3.17
person................................................................ 8.1(e)
Preferred Stock....................................................... 3.3(a)
Proxy Statement....................................................... 5.4(a)
Representatives....................................................... 5.6
Requisite Company Vote................................................ 3.4(a)
Retiree Welfare Plan.................................................. 3.10(a)
SEC................................................................... 3.8
Securities Act........................................................ 3.8
Senior Preferred Stock................................................ 2.1(b)
Shares................................................................ 2.1(a)
Software.............................................................. 3.14(a)
subsidiary............................................................ 8.1(f)
subsidiaries.......................................................... 8.1(f)
Superior Proposal..................................................... 5.7(e)(i)
Surviving By-Laws..................................................... 1.5
Surviving Charter..................................................... 1.4
Surviving Corporation................................................. 1.1
Systems............................................................... 3.14(c)
Takeover Proposal..................................................... 5.7(a)
Takeover Statute...................................................... 3.20
Taxes................................................................. 3.15
Technology............................................................ 3.14(a)
Terminating Company Breach............................................ 7.1(f)
Terminating Merger Sub Breach......................................... 7.1(g)
Termination Amount.................................................... 7.5(b)
under common control with............................................. 8.1(a)
Welfare Plan.......................................................... 3.10(a)
Year 2000 Compliant................................................... 3.14(c)

               AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION

  Agreement and Plan of Merger and Recapitalization (the "Agreement"), dated as of December 22, 1999 by and between WM Acquisition, Inc., a New Jersey corporation (the "Merger Sub"), and Wilmar Industries, Inc., a New Jersey corporation (the "Company").

                                   Recitals:

  Whereas, the respective boards of directors of each of the Merger Sub and the Company each have approved this Agreement pursuant to which, among other things, Merger Sub will be merged with and into the Company (the "Merger") on the terms and conditions contained herein and in accordance with the New Jersey Business Corporation Act (the "NJBC").

  Whereas, concurrently with the execution of this Agreement, as a condition to the willingness of Merger Sub to enter into this Agreement, (i) Mr. William Green (the "Company Principal") is entering into a Voting and Exchange Agreement with Merger Sub and the Company (the "Company Voting Agreement"), providing for, among other things, the agreement of the Company Principal to vote all shares of the Company's common stock, no par value (the "Common Stock"), beneficially owned by him on the date hereof in favor of approval and adoption of this Agreement and the Merger, and to exchange certain shares of Common Stock owned by him for newly issued shares of Class C Preferred Stock, par value $.10 per share, of the Company (the "Class C Preferred Stock") prior to the Merger, and (ii) the Company Principal has delivered to the Merger Sub an irrevocable proxy to vote such shares as described above.

  Whereas, certain terms used in this Agreement which are not capitalized have the meanings specified in Section 8.1.

  Whereas, the Company and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

  Now, Therefore, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                                   The Merger

  Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of New Jersey, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers, purposes and franchises, both public and private, shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 14A:10-6 of the NJBC.

  Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York at 10:00 a.m. on the third business day after the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and the Merger Sub may agree in writing (the "Closing Date").

  Section 1.3 Effective Time. As soon as practicable following the Closing, the Company and Merger Sub will cause a Certificate of Merger (the "Certificate of Merger") to be signed, acknowledged and delivered for filing with the Secretary of the State of New Jersey as provided in Section 14A:10-4.1 of the NJBC. The Merger shall become effective at the time when a Certificate of Merger has been duly filed with the Secretary of State of the State of New Jersey or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger (the "Effective Time").

  Section 1.4 The Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended and restated in the form of the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (the "Surviving Charter"), until duly amended as provided in the Surviving Charter or by applicable law, except that, as of the Effective Time, Article I of such certificate of incorporation shall be amended to read as follows: "The name of the corporation is Wilmar Industries, Inc."

  Section 1.5 The By-Laws. The by-laws of the Surviving Corporation shall be amended and restated in the form of the by-laws of Merger Sub in effect at the Effective Time (the "Surviving By-Laws"), until duly amended as provided in the Surviving By-Laws or by applicable law.

  Section 1.6 Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.

  Section 1.7 Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.

                                   ARTICLE 2

  Conversion or Cancellation of Shares in the Merger and the Recapitalization
                                    Exchange

  Section 2.1 Conversion or Cancellation of Shares and the Recapitalization Exchange. The manner of converting, retaining or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

     (a) At the Effective Time, except as otherwise provided in Section 2.1(c), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares owned by Merger Sub, collectively, the "Shares"), shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $18.25. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 2.2.

     (b) At the Effective Time, each share of Class C Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into (i) .5486558 shares of Common Stock and (ii) 1.7701344 shares of Cumulative Senior Preferred Stock, par value $0.01 per share of the Company (the "Senior Preferred Stock").

     (c) At the Effective Time, each share of Common Stock issued and outstanding at the Effective Time and owned by Merger Sub, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (d) At the Effective Time, (i) each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one share of Common Stock and (ii) each share of preferred stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one share of Senior Preferred Stock.

  Section 2.2 Payment for Shares. The Surviving Corporation shall make available or cause to be made available to the paying agent appointed by Merger Sub with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. At the Effective Time, the Surviving Corporation shall instruct the Paying Agent to promptly, and in any event not later than three business days following the Effective Time, mail to each person who was, at the Effective Time, a holder of record (other than Merger Sub) of issued and outstanding Shares a form (mutually agreed to by Merger Sub and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall instruct the Paying Agent to promptly, and in any event not later than three business days following receipt of properly tendered certificates and letters of transmittal, pay to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 2.3 Transfer of Shares After the Effective Time. No transfer of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

  Section 2.4 Stock Options. Immediately prior to the Effective Time, each outstanding option to purchase shares of Common Stock (an "Option") granted under the Company's Amended and Restated 1995 Stock Option Plan and any similar plan or arrangement providing for the issuance of options (collectively, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested. At the Effective Time (A) each Option which is then outstanding shall be canceled and (B) in consideration of such cancellation, and except to the extent that Merger Sub and the holder of any such Option otherwise agree, immediately following consummation of the Offer, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (x) the excess of the Merger Consideration over the exercise price thereof, if any, and (y) the number of shares of Common Stock subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto). No payment shall be made with respect to any Option having a per share exercise price, as in effect at the Effective Time, equal to or greater than the Merger Consideration.

                                   ARTICLE 3

                 Representations and Warranties of the Company

  The Company represents and warrants to Merger Sub that, except as set forth in the corresponding sections of the Disclosure Letter delivered to Merger Sub by the Company prior to the execution of this Agreement (the "Company Disclosure Letter"):

  Section 3.1 Organization and Qualification; Subsidiaries.

  (a) Each of the Company and each subsidiary of the Company (collectively, the "Company Subsidiaries") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect on the Company" means any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company or any Company Subsidiary that is or could reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

  (b) The Company Disclosure Letter sets forth a complete and correct list of all of the Company Subsidiaries, their respective jurisdictions of organization and percentage ownership by the Company. Neither the Company nor any Company Subsidiary holds any interest in any person other than the Company Subsidiaries so listed.

  Section 3.2 Certificate of Incorporation and By-Laws. The copies Company's certificate of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the "Company Charter Documents") that are incorporated by reference in, as exhibits to the Company's annual report on Form 10-K for the year ended December 25, 1998 are complete and correct copies of those documents. The Company Charter Documents and all comparable corporate organizational documents of the Company Subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

  Section 3.3 Capitalization.

  (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, 5,000,000 shares of Preferred Stock, par value $0.01 per share, 129,450 shares of Series A Senior Preferred Stock, par value $0.01 per share and 105,914 shares of Series B Senior Preferred Stock, par value $0.01 per share (collectively, the "Preferred Stock"). As of the date of this Agreement, (i) 12,407,826 shares of Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (ii) 1,000,000 shares of Company Common Stock were held in the treasury of the Company and (iii) 1,502,166 shares of Common Stock were reserved for issuance upon exercise of Options that are outstanding or available for grant. As of the date of this Agreement, no shares of Preferred Stock are issued and outstanding.

  (b) As of the date of this Agreement, an aggregate of 1,135,376 Options granted by the Company under the Option Plans are issued and outstanding. Except for the Options, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. The Company Disclosure Letter sets forth, as of the date of this Agreement, (x) the persons to whom Options have been granted and (y) the exercise price for the Options held by each such person. No consent of the holder of any Options is required in connection with the cancellation thereof pursuant to Section 2.4.

  (c) All shares of Common Stock subject to issuance, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments under which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and will not be subject to preemptive rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Company or a Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances or any nature whatsoever (collectively, "Liens"). There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned by the Company or in any other person.

  Section 3.4 Authority.

  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock (the "Requisite Company Vote"). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the other party, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability.

  (b) The Special Committee of the Board of Directors of the Company and the full Board of Directors of the Company (i) has unanimously adopted the plan of merger set forth in Articles I and II of this Agreement and approved this Agreement and the other transactions contemplated by this Agreement and (ii) has unanimously agreed to recommend to the stockholders the approval of this Agreement, the Merger, and the other transactions contemplated hereby.

  Section 3.5 No Conflict.

  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not:

     (i) conflict with or violate any provision of any Company Charter Document or any equivalent organizational documents of any Company Subsidiary;

     (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company; or

     (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary under any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, "Contracts") to which the Company or any Company Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for any such breaches, defaults, rights or Liens that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

  (b) The Company Disclosure Letter sets forth a correct and complete list of all material Contracts to which the Company or any Company Subsidiaries are a party or by which they or their assets or properties is or may be bound or affected under which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

  Section 3.6 Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body or self-regulated entity (each, a "Governmental Entity"), other than (i) compliance with applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iii) the filing of a Certificate of Designation relating to the Series C Preferred Stock; (iv) the filing of the Certificate of Merger in accordance with the NJBC; and (v) where the failure to obtain such consent, approval, authorization or permit, or to provide such notice or make such filing, individually or in the aggregate, has not and could not reasonably be expected to result in a Material Adverse Effect.

  Section 3.7 Permits; Compliance with Law. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected or (ii) any Company Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

  Section 3.8 SEC Filings; Financial Statements.

  (a) The Company has filed all forms, reports, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act since January 1, 1998 (collectively, including any such documents filed subsequent to the date of this Agreement, the "Company SEC Reports") and the Company has made available to the Merger Sub each Company SEC Report filed with the Securities and Exchange Commission (the "SEC"). The Company SEC Reports, including any financial statements or schedules included or incorporated by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") or both, as the case may be, applicable to those Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

  (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Company or a Company Subsidiary as the case may be, as of the dates set forth in those consolidated balance sheets. Each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules), fairly presented or will fairly present, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company and the consolidated Company Subsidiaries (or of any Company Subsidiary, as the case may be) for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) consistently applied throughout the periods indicated.

  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 25, 1998, including the related notes, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 25, 1998, that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

  Section 3.9 Absence of Certain Changes or Events. Since December 25, 1998, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:

     (a) any Material Adverse Effect on the Company;

     (b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any Company Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company;

     (c) any material change by the Company in its or any Company
  Subsidiary's accounting methods, principles or practices;

     (d) any declaration, setting aside or payment of any dividend or distribution in respect of Company Shares or any redemption, purchase or other acquisition of any of the Company's securities;

     (e) any event, occurrence or action described in Section 5.1(a)-(l).

  Section 3.10 Employee Benefit Plans; Labor Matters.

  (a) For purposes of this Agreement:

     (i) "Benefit Plan" means any employee benefit plan, arrangement, policy or commitment, including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accidental death and dismemberment insurance plan, any holiday or vacation practice or any other employee benefit plan within the meaning of section 3(3) of ERISA, as to which the Company has any direct or indirect, actual or contingent liability;

     (ii) "Company Benefit Plan" means any Benefit Plan that provides benefits with respect to current or former Employees;

     (iii) "Welfare Plan" means and Benefit Plan that is a welfare plan within the meaning of and subject to ERISA section 3(1);

     (iv) "Retiree Welfare Plan" means any Welfare Plan that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his dependents);

     (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

     (vi) "COBRA" means the provisions of Code section 4980B and Part 6 of Title I of ERISA;

     (vii) "Employee" means any individual employed by the Company or any of its subsidiaries; and

     (viii) "PBGC" means the Pension Benefit Guaranty Corporation.

  (b) The Company Disclosure Letter sets forth all Company Benefit Plans. With respect to each such plan, the Company has delivered to the Merger Sub correct and complete copies of: (i) all plan texts and agreements and related trust agreements or annuity contracts; (ii) all summary plan descriptions and material Employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent annual audited financial statement and opinion applicable to a plan intended to qualify under Code section 401(a) or 403(a); (v) if the plan is intended to qualify under Code section 401(a) or 403(a), the most recent determination letter, if any, received from the IRS; and (vi) all material communications with any governmental entity or agency (including, without limitation, the PBGC and the IRS).

  (c) The Company has no direct or indirect, actual or contingent liability with respect to any Benefit Plan other than to make payments pursuant to Company Benefit Plans in accordance with the terms of such plans.

  (d) Each of the Company and its subsidiaries has made all material payments due from it to date with respect to each Benefit Plan.

  (e) All material amounts properly accrued as liabilities to, or expenses of, any Benefit Plan that have not been paid have been properly reflected on the Financial Statements.

  (f) There are no Benefit Plans that are subject to any of Code section 412, ERISA section 302 or Title IV or ERISA.

  (g) Each Benefit Plan conforms in all material respects to, and its administration is in all material respects in compliance with, all applicable laws and regulations.

  (h) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan.

  (i) Each Benefit Plan which is intended to qualify under Code section 401(a) or 403(a) so qualifies.

  (j) Each Benefit Plan which is a "group health plan" (as defined in ERISA section 607(1)) has been operated in all material respects in compliance with the provisions of COBRA and any applicable, similar state law.

  (k) There is no contract or arrangement in existence with respect to any Employee that would result in the payment of any amount that by operation of Code section 280G would not be deductible to the Company or any of its subsidiaries.

  (l) No assets of the Company are allocated to or held in a "rabbi trust" or similar funding vehicle.

  (m) Except as disclosed on Schedule 3.10, there are no: (i) unfunded benefit obligations with respect to any Employee that are not fairly reflected by reserves shown on the Financial Statements, (ii) reserves, assets, surpluses or prepaid premiums with respect to any Welfare Plan or (iii) Retiree Welfare Plans.

  (n) The consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former Employee to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former Employee; or (iii) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(1) or otherwise violate Part 4 of Title I of ERISA.

  (o) No Benefit Plan is a "multiple employer plan" or a "multiemployer plan" within the meaning of the Code or ERISA.

  (p) The Company does not and has not maintained a plan that is or was subject to Title IV of ERISA, and has no liability in respect of any such plan; no filing of a notice of intent to terminate such a Benefit Plan has been made; and the PBGC has not initiated any proceeding to terminate any such Benefit Plan. No event has occurred, and no condition or circumstance exists, that presents a material risk that any Benefit Plan has or is likely to experience a "partial termination" (within the meaning of Code section 411(d)(3)).

  (q) As of the Effective Time, the Company, its subsidiaries and any entity under common control with the Company within the meaning of Code section 414(b), (c), (m) or (o) has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within six-month period immediately following the Effective Time, will not incur any such liability or obligation if, during such six-month period, only terminations of employment in the normal course of operations occur.

  Section 3.11 Contracts; Debt Instruments. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is or may be bound or affected, except for violations or defaults that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. Set forth in the Company Disclosure Letter is a description of any material changes to the amount and terms of the indebtedness of the Company and the consolidated Company Subsidiaries as described in the notes to the financial statements set forth as incorporated by reference in the Company's quarterly report on Form 10-Q for the period ended September 24, 1999.

  Section 3.12 Litigation. There is no suit, claim, action, proceeding or investigation (collectively, "Claims") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Entity that, if adversely determined, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company.

  Section 3.13 Environmental Matters. Except as set forth in Section 3.13 of the Disclosure Schedule, (i) no real property currently or, to the Company's knowledge, formerly owned or operated by the Company or any Subsidiary is contaminated with any Hazardous Substances (as defined herein) to an extent or in a manner or condition now requiring remediation under any Environmental Law (as defined herein), (ii) no judicial or administrative proceeding is pending or, to the knowledge of the Company, threatened relating to liability for any off-site disposal or contamination and
(iii) the Company and its Subsidiaries have not received in writing any claims or notices alleging liability under any Environmental Law. Neither the Company nor any Subsidiary is in violation of any applicable Environmental Law and no condition or event has occurred with respect to the Company or any Subsidiary that would constitute a violation of such Environmental Law, excluding in any event, such violations, conditions and events that would not have a Material Adverse Effect. "Environmental Law" means any applicable federal, state or local law, regulation, order, decree or judicial opinion or other agency requirement having the force and effect of law and relating to Hazardous Substances or the protection of the environment. "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law.

  Section 3.14 Intellectual Property.

  (a) Definitions. For purposes of this Agreement, "Intellectual Property" means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by the Company or the Merger Sub: (A) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (B) registered and material unregistered trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;
(C) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and material non- registered copyrights; (D) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, "Technology"); and (E) computer software programs, including all source code, object code, and documentation related thereto (the "Software").

  (b) Ownership and Claims. The Company owns, free and clear of all Liens, and has the unrestricted right to use, sell, or license, all Intellectual Property, except for failures that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has not been, during the three years preceding the date of this Agreement, a party to any Claim, nor, to the knowledge of the Company, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property, except for Claims that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. To the knowledge of the Company, no third party is infringing upon any Intellectual Property, except for infringements that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

  (c) Year 2000 Compliance. All Software, hardware, databases, and embedded control systems (collectively, the "Systems") used by the Company are Year 2000 Compliant, except for failures to be Year 2000 Compliant that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, "Year 2000 Compliant" means that the Systems (i) accurately process date and time data (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format for representation of the year.

  (d) Effect of Transaction. The Company is not, nor, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, will be, in violation of any agreement relating to any Intellectual Property, except for violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. After the completion of the transactions contemplated by this Agreement, the Merger Sub will own all right, title, and interest in and to or have a license to use all Intellectual Property on identical terms and conditions as the Company enjoyed immediately prior to such transactions, except for failures to own or have available for use that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

  Section 3.15 Taxes. Except to the extent that failure to do so, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company, the Company and the Company Subsidiaries have filed all Tax returns and reports to be filed by them and have paid, or established adequate reserves for, all Taxes required to be paid by them. Except as, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall mean all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

  Section 3.16 Non-Competition Agreements. Neither the Company nor any Company Subsidiary is a party to any agreement which purports to restrict or prohibit in any material respect the Company and the Company Subsidiaries collectively from, directly or indirectly, engaging in any business currently engaged in by the Company, any Company Subsidiary. None of the Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts in any material respect the Company or any Company Subsidiary from, directly or indirectly, engaging in any of such businesses.

  Section 3.17 Assets.

  (a) The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), reasonably necessary for the conduct of, or otherwise material to, their business and operations (the "Material Assets"). The Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased property have good and valid leasehold interests in, all Material Assets, including but not limited to all such Material Assets reflected in the balance sheet dated as of September 24, 1999, constituting a portion of the Company's Quarterly Report on Form 10-Q for the period ended September 24, 1999 or acquired since the date thereof (except as may have been disposed of in the ordinary course of business consistent with past practices prior to the date hereof or in accordance herewith), in each case free and clear of any Lien (as defined below), except Permitted Liens. "Permitted Liens" means (a) Liens reserved against in the September 24, 1999 Balance Sheet, to the extent so reserved, (b) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or that are statutory Liens for Taxes not yet delinquent, (c) those Liens that are set forth in Schedule 3.17 of the Company Disclosure Letter and (d) those Liens that, in the aggregate with all other Permitted Liens, do not and will not materially detract from the value of the properties and assets of any of the Company and its Subsidiaries or materially interfere with the present use thereof.

  Section 3.18 Opinion of Financial Advisor. William Blair & Company L.L.C. (the "Company Financial Advisor") has delivered to the Board of Directors of the Company its opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view (other than the Company Principal), accompanied by an authorization to include a copy of such opinion in the Proxy Materials.

  Section 3.19 Brokers. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the

Company. Prior to the date of this Agreement, the Company has made available to the Merger Sub a complete and correct copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Merger or any other transactions.

  Section 3.20 Certain Statutes. No "interested shareholder," "fair price," "moratorium," "control share acquisition" or other similar state or federal anti-takeover statute or regulation (each a "Takeover Statute") is, as of the date of this Agreement, applicable to the Merger or any other transactions contemplated by this Agreement. No holder of shares of Common Stock is entitled to exercise dissenters' or appraisal rights pursuant to (S) 14A:11-1 of the NJBC or otherwise.

  Section 3.21 Information. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.4) will, at the time of the mailing of the Proxy Statement and any amendments or supplements of the Proxy Statement and at the time of the Company Stockholders Meeting (as defined in Section 5.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions of the Proxy Statement that relate only to Merger Sub or subsidiaries or affiliates of the Merger Sub) will comply as to form in all material respects with the provisions of the Exchange Act.

  Section 3.22 Vote Required. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the Company Charter Documents, the NJBC, other applicable Law or otherwise) to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE 4

                  Representations and Warranties of Merger Sub

  Merger Sub represents and warrants to the Company as follows:

  Section 4.1 Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of New Jersey. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with arranging any financing required to consummate the transaction contemplated hereby. For purposes of this Agreement, "Merger Sub Material Adverse Effect" means any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of Merger Sub that is or could reasonably be expected to be materially adverse to Merger Sub, taken as a whole, or that could reasonably be expected to materially impair the ability of Merger Sub to perform their respective obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

  Section 4.2 Binding Obligation. Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by it. This Agreement has been duly authorized, executed and delivered by Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the other party hereto, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies and by equitable principles of general applicability.

  Section 4.3 No Authorization or Consents Required. No authorization or approval or other action by, and no notice to or filing with, any Governmental Entity will be required to be obtained or made by Merger

Sub in connection with the due execution and delivery by Merger Sub of this Agreement and the consummation by Merger Sub of the Merger as contemplated hereby other than (i) compliance with applicable requirements of the Exchange Act, (ii) compliance with the HSR Act, (iii) filings with the Secretary of State of New Jersey to effect a recapitalization of Merger Sub prior to the Effective Time, (iv) the filing of the Certificate of Merger in accordance with the NJBC, and (v) where the failure to obtain such authorization, approval or action, or to provide such notice or make such filing, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Merger Sub Material Adverse Effect.

  Section 4.4 Financing Commitments. Merger Sub has delivered to the Company true and complete copies of written commitments of (a) Parthenon Investors, L.P., Chase Capital Partners and The Chase Manhattan Bank, as Trustee for First Plaza Group Trust to provide equity financing in connection with the transactions contemplated hereby (the "Equity Financing Commitments") and (b) Fleet Boston Robertson Stephens Inc. and Fleet National Bank to provide debt financing in connection with the transactions contemplated hereby (the "Debt Financing Commitments"), each in amounts sufficient to consummate the transactions contemplated hereby. The commitment fees set forth in such financing documents which are due and payable as of the date hereof have been paid.

  Section 4.5 No Conflict. The execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement by each of Merger Sub will not:

  (a) conflict with or violate any provision of any Merger Sub Charter
Document;

  (b) assuming that all consents, approvals, authorizations and other actions described in Section 4.3 have been obtained and all filings and obligations described in Section 4.3 have been made, conflict with or violate any foreign or domestic Law applicable to Merger Sub or by which any property or asset of Merger Sub is or may be bound or affected, except for any such conflicts or violations which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Merger Sub Material Adverse Effect; or

  (c) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Merger Sub under, any Contract to which Merger Sub is a party or by which it or its assets or Properties is or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Merger Sub Material Adverse Effect;

  Section 4.6 Information. None of the information to be supplied by Merger Sub for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.4) will, at the time of the mailing of the Proxy Statement and any amendments or supplements of the Proxy Statement and at the time of the Company Stockholders Meeting (as defined in Section 5.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading.

  Section 4.7 Brokers. No broker, finder or investment banker other than PaineWebber is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub.

                                   ARTICLE 5

                                   Covenants

  Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of Merger Sub, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Company Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use its commercially reasonable efforts to, and to cause each Company Subsidiary to, preserve intact the business organization of the Company and each of the Company Subsidiaries, to keep available the services of the present officers and key employees of the Company and the Company Subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Letter, prior to the Effective Time, the Company will not, and will not permit any Company Subsidiary to, without the prior written consent of Merger Sub:

  (a) adopt any amendment to the Company Charter Documents or the comparable organizational documents of any Company Subsidiary;

  (b) except for issuances of capital stock of Company Subsidiaries to the Company or a wholly owned Company Subsidiary, issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issue of Company Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Company Stock Options outstanding on the date hereof, or
(ii) any other securities in respect of, in lieu of, or in substitution for, Company Shares outstanding on the date hereof;

  (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any wholly owned Company Subsidiary;

  (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

  (e) except for (i) increases in salary, wages and benefits of officers or employees of the Company or the Company Subsidiaries in accordance with past practice, (ii) increases in salary, wages and benefits granted to officers and employees of the Company or the Company Subsidiaries in conjunction with new hires, promotions or other changes in job status or increases in salary, wages and benefits to employees of the Company or the Company Subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any Company Subsidiaries) except for year-end bonuses in accordance with past practice, or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries or establish, adopt, enter into, or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable;

  (f) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any material assets, including capital stock of Company Subsidiaries

(other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of supplies and equipment, in either case in the ordinary course of business consistent with past practice), or enter into any material commitment or transaction outside the ordinary course of business, other than transactions between a wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary;

  (g) (i) incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), except that the Company and the Company Subsidiaries may incur, assume or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit and pursuant to the Credit Agreement, dated as of December 6, 1999, between the Company and certain other parties thereto, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business, or (iii) make any loans, advances or capital contributions to, or investments in, any other person; or

  (h) terminate, cancel or request any material change in, or agree to any material change in any Contract which is material to the Company and the Company Subsidiaries taken as a whole, or enter into any Contract which would be material to the Company and the Company Subsidiaries taken as a whole, in either case other than in the ordinary course of business consistent with past practice; or make or authorize any capital expenditure or acquisition, other than capital expenditures that are provided for in the Company's budget for the Company and the Company Subsidiaries taken as a whole for such fiscal year (a copy of which budget has been provided to Merger Sub);

  (i) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP;

  (j) waive, release, assign, settle or compromise any material rights, claims or litigation;

  (k) make any Tax election or settle or compromise any material federal, state, local or foreign income Tax liability; or

  (l) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

  Section 5.2 Other Actions. During the period from the date hereof to the Effective Time, the Company and Merger Sub shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article 6 hereof not being satisfied.

  Section 5.3 Notification of Certain Matters. Merger Sub and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which could reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in, in the case of Merger Sub, a Merger Sub Material Adverse Effect; and, in the case of the Company, a Material Adverse Effect on the Company, (b) any failure of the Company or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent or seek damages in respect of, or otherwise relates to, the consummation of the transactions contemplated by this Agreement.

  Section 5.4 Proxy Statement.

  (a) As promptly as practicable after the execution of this Agreement, Merger Sub and the Company shall jointly prepare and the Company shall file with the SEC the proxy statement of the Company (the "Proxy Statement") relating to the special meeting of the Company's stockholders (the "Company Stockholders Meeting") to be held to consider approval and adoption of this Agreement and the Merger. Substantially contemporaneously with the filing of the Proxy Statement with the SEC, copies of the Proxy Statement shall be provided to the National Association of Securities Dealers, Inc. ("NASD"). Merger Sub or the Company, as the case may be, shall furnish all information concerning Merger Sub or the Company as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any other filings required to be made in connection within this Agreement and the transactions contemplated hereby, including, without limitation, a Transaction Statement on
Schedule 13E-3 (collectively, the "Other Filings"). As promptly as practicable the Proxy Statement will be mailed to the stockholders of the Company. The Company shall cause the Proxy Statement and the Other Filings to be filed by it to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of the NASD and (iv) the NJBC.

  (b) The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger; provided, however, that subject to Section 7.5(b), the Board of Directors of the Company may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation if the Board of Directors of the Company determines in good faith that failure to so withdraw, modify or change its recommendation would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's stockholders under applicable Laws after receipt of advice to such effect from independent legal counsel (who may be the Company's regularly engaged independent legal counsel). In addition, the Proxy Statement and the Proxy Materials will include a copy of the written opinion of the Company Financial Advisor referred to in Section 3.18.

  (c) No amendment or supplement to the Proxy Statement will be made without the approval of each of Merger Sub and the Company, which approval shall not be unreasonably withheld or delayed, unless such amendment or supplement to the Proxy Statement is required to be made by the Company under applicable Laws. Each of Merger Sub and the Company will advise the other, promptly after it receives notice thereof, or of any request by the SEC or the NASD for amendment of the Proxy Statement and the Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

  (d) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Materials (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Stockholders' Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fails to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the NJBC, the Securities Act and the Exchange Act.

  (e) The information supplied by Merger Sub for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the stockholders the Company, (ii) the time of the Company Stockholders Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Merger Sub or any Merger Sub Subsidiary, or their respective officers or directors, should be discovered by Merger Sub that should be set forth in an amendment or a supplement to the Proxy Statement, Merger Sub shall promptly inform the Company. All documents that Merger Sub is responsible for filing in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of NJBC, the Securities Act and the Exchange Act.

  (f) The information supplied by any party for inclusion in another party's Other Filing will be true and correct in all material respects.

  Section 5.5 Stockholders' Meeting. The Company shall call and hold the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement and Merger Sub and the Company will cooperate with each other to cause the Company Stockholders Meeting to be held as soon as practicable following the mailing of the Proxy Materials to the stockholders of the Company. The Company shall use its best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to secure Requisite Company Vote, except, subject to 7.5(b), to the extent that the Board of Directors of the Company determines in good faith that doing so would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's stockholders under applicable Law after receipt of advice to such effect from independent legal counsel (who may be the Company's regularly engaged independent legal counsel).

  Section 5.6 Access to Information; Confidentiality. From the date of this Agreement to the Effective Time, the Company shall (and shall cause subsidiaries to): (i) provide to Merger Sub and Merger Sub (and its respective officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, financing sources and their respective advisors, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Merger Sub or its Representatives may reasonably request. No investigation conducted under this Section 5.6 shall affect or be deemed to modify any representation or warranty made in this Agreement. Merger Sub agrees that any information furnished pursuant to this Section 5.6 will be subject to the letter agreement, dated July 29, 1999, between the Company and Parthenon Capital (the "Confidentiality Agreement").

  Section 5.7 No Solicitation.

  (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any Company Subsidiaries or any of its or the Company Subsidiaries' directors, officers, employees, investment bankers, attorneys or other agents or representatives, directly or indirectly, to solicit, initiate or encourage any inquiries or the making of any proposal or provide any information about the Company or the Company Subsidiaries with respect to any merger, consolidation or other business combination involving the Company or the Company Subsidiaries or their respective assets or capital stock (a "Takeover Proposal") or negotiate, explore or otherwise engage in discussions with any person (other than Merger Sub or its directors, officers, employees, agents and representatives) with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, however, that if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to any Superior Proposal (as defined below), which proposal was not solicited by it and which did not otherwise result from a breach of this Section 5.7, and subject to providing prior written notice of its decision to take such action to Merger Sub and compliance with the other requirements of this Section 5.7, (i) furnish information with respect to the Company and the Company Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement no less favorable to the Company than the confidentiality agreement previously entered into by the Company and Merger Sub (as determined in good faith by the Company based on the advice of its outside counsel) and (ii) participate in discussions or negotiations regarding such Superior Proposal.

  (b) Except as expressly permitted by this Agreement, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any Acquisition Agreement.

  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.7, the Company shall promptly advise Merger Sub orally and in writing of any request for information or any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal (and any amendments or proposed amendments thereto) and the identity of the person making such request or Takeover Proposal.

  (d) Nothing contained in this Section 5.7 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel and based as to legal matters on the written advice of the Company's independent legal counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as contemplated by clause (b) of this Section 5.7, neither the Company nor the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

  (e) For purposes of this Agreement:

     (i) "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to the Company's stockholders consisting of cash and/or securities, all of the shares of the Company's capital stock then outstanding or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

     (ii) "Acquisition Agreement" means any letter of intent, agreement in principle, acquisition agreement or other similar agreement, contract or commitment related to any Takeover Proposal.

  Section 5.8 Directors' and Officers' Indemnification and Insurance.

  (a) Merger Sub agrees that all rights to indemnification now existing in favor of any employee, agent, director or officer of the Company and the Company Subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws, in an agreement between an Indemnified Party and the Company or one of the Company Subsidiaries, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Merger Sub also agrees that the Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of the Company Subsidiaries, occurring prior to the Effective Time including the transactions contemplated by this Agreement.

Without limiting of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Surviving Corporation will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

  (b) Merger Sub agrees that from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.8(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

  Section 5.9 Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Company's Board of Directors, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, (i) all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in
Article 6 are satisfied; (ii) to consummate and make effective the transactions contemplated by this Agreement; and (iv) cause the Effective Time to take place promptly following shareholder approval of the Merger and in no instance later than the date referred to in Section 7.1(b). If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  Section 5.10 Consents; Filings; Further Action.

  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Merger Sub or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated hereby required under (A) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (B) the HSR Act, (C) the NJBC, (D) any other applicable Law and (E) the rules and regulations of NASD. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting party or to any voluntary delay of the consummation of the Merger and the other transactions contemplated hereby at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

  (b) Notwithstanding the foregoing, nothing in this Section 5.10 shall require, or be construed to require, Merger Sub or the Company, in connection with the receipt of any regulatory approval, to proffer to, or agree to (A) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective

Time, any assets, businesses, or interest in any assets or businesses of Merger Sub, the Company or any of their respective affiliates (or to the consent to any sale, or agreement to sell, or discontinuance or limitation by Merger Sub or the Company, as the case may be, of any of its assets or businesses) or (B) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, could reasonably be expected to result in a Merger Sub Material Adverse Effect or a Material Adverse Effect on the Company or to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement.

  Section 5.11 Public Announcements. The initial press release concerning the Merger shall be a joint press release and, thereafter, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of NASD, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

  Section 5.12 Stock Exchange Listings and De-Listings. The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be de-listed from NASD and de-registered under the Exchange Act as soon as practicable following the Effective Time.

  Section 5.13 Expenses. Except as otherwise provided in Section 7.5(b) and
(d), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby shall be paid by the party incurring those Expenses.

  Section 5.14 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of Merger Sub and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

  Section 5.15 Employee Benefit Arrangements.

  (a) Merger Sub agrees that the Company and the Company Subsidiaries will honor, and, from and after the Effective Time, the Surviving Corporation will honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and arrangements to which the Company and the Company Subsidiaries, as applicable, are a party and which are set forth on Schedule 3.10.

  (b) Merger Sub agrees that for a period of one year following the Effective Time, the Surviving Corporation shall continue the (i) compensation (including bonus and incentive awards) programs and plans and (ii) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans but not including stock option or any other equity-based plan or program), fringe benefits and vacation policies which are currently provided by the Company; provided that notwithstanding anything in this Agreement to the contrary the Surviving Corporation shall not be required to maintain any individual plan or program so long as the benefit plan and agreements maintained by the Surviving Corporation are, in the aggregate, not materially less favorable than those provided by the Company immediately prior to the date of this Agreement; and, provided, further, that nothing in this sentence shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or designation of any employee or group of employees as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with applicable laws.

  Section 5.16 Issuance of Class C Preferred Stock. The Company shall promptly adopt and file with the Secretary of State of New Jersey a resolution establishing and designating 200,000 shares of the Class C Preferred Stock having the relative rights, preferences and limitations set forth in Exhibit A hereto. As part of the Company's plan of recapitalization, upon the surrender of shares of Common Stock by the Principal Stockholder, the Company shall promptly issue an equal number of shares of Class C Preferred Stock, without any additional consideration therefor, such shares of Class C Preferred Stock to be validly issued, fully paid and non-assessable. The shares of Common Stock so exchanged shall be treasury shares.

  Section 5.17 Solvency Matters. The Company shall provide to its Board of Directors and Merger Sub any reports or opinions relating to the solvency of the Surviving Corporation that are prepared in connection with the financing pursuant to the Debt Financing Commitments and shall cause such reports and opinions to be addressed to the Board of Directors of the Company.

                                   ARTICLE 6

                                   Conditions

  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

  (a) Stockholder Approval. This Agreement and consummation of the Merger shall have been duly approved and adopted by the holders of outstanding Common Stock by the Requisite Company Vote.

  (b) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  (c) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, order injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated hereby or that, individually or in the aggregate with all other such Laws, orders injunctions or decrees, could reasonably be expected to result in a Merger Sub Material Adverse Effect or a Material Adverse Effect on the Company, and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Law, order injunction or decree.

  Section 6.2 Conditions to Obligations of Merger Sub. The obligation of Merger Sub to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date are also subject to the satisfaction or waiver by Merger Sub at or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Merger Sub shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified) signed on behalf of the Company by an executive officer of the Company to such effect.

  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

  (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect on the Company and Merger Sub shall have received a certificate of an executive officer of the Company to such effect.

  (d) Financing. The Surviving Corporation shall have obtained the debt financing necessary to consummate the Merger, to pay all fees and expenses in connection therewith, refinance existing indebtedness of the Company and to provide working capital for the Surviving Corporation pursuant to the Debt Financing Commitments or other substantially equivalent financing.

  (e) Consents Under Agreements. The Company shall have obtained the consent, approval or waiver of each person whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company.

  (f) Company Voting Agreement. The Company Principal shall have performed in all material respects all obligations required to be performed by him under the Company Voting Agreement prior to the Closing Date.

  Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. The representations and warranties of Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of Merger Sub contained in this Agreement are so qualified) signed on behalf of Merger Sub by an executive officer of Merger Sub to such effect.

  (b) Performance of Obligations of Merger Sub. Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Merger Sub by an executive officer of Merger Sub to such effect.

  (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Merger Sub Material Adverse Effect and the Company shall have received a certificate of an executive officer of Merger Sub to such effect.

  (d) Consents Under Agreements. Merger Sub shall have obtained the consent, approval or waiver of each person whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents, approval or waiver, individually or in the aggregate, could not reasonably be expected to result in a Merger Sub Material Adverse Effect.

                                   ARTICLE 7

                                  Termination

  Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

  (a) by mutual written consent of Merger Sub and the Company duly authorized by their respective boards of directors;

  (b) by either Merger Sub or the Company, if the Effective Time shall not have occurred on or before June 30, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

  (c) by either Merger Sub or the Company, if any order injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable;

  (d) by Merger Sub, if (i) the Board of Directors of the Company withdraws, modifies or changes its approval or recommendation of this Agreement in a manner adverse to Merger Sub or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Takeover Proposal or shall have resolved to do so, or (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); or (iv) the Company fails to promptly mail the Proxy to the stockholders after receiving SEC approval;

  (e) by Merger Sub or the Company, if this Agreement shall fail to receive the Requisite Vote for adoption at the Company Stockholders Meeting or any adjournment or postponement thereof;

  (f) by Merger Sub, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in either of Section 6.2(a) or 6.2(b) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, the Merger Sub may not terminate this Agreement under this Section 7.1(f);

  (g) by the Company, upon breach of any material representation, warranty, covenant or agreement on the part of Merger Sub set forth in this Agreement, or if any representation or warranty of Merger Sub shall have become untrue, in either case such that the conditions set forth in either of Section 6.3(a) or 6.3(b) would not be satisfied (a "Terminating Merger Sub Breach"); provided, however, that, if such Terminating Merger Sub Breach is curable by Merger Sub through its reasonable best efforts and for so long as Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(g);

  (h) by the Company, if the Board of Directors of the Company shall, following receipt of advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel) that failure to so terminate would cause the Board of Directors of the Company to breach its fiduciary duties under applicable Laws and, on or prior to such date, any person or group (other than Merger Sub) shall have made a public announcement or otherwise communicated to the Company and its stockholders with respect to a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(h) until five business days have elapsed following delivery to Merger Sub of written notice of such determination of the Company (which written notice will inform Merger Sub of the material terms and conditions of the Superior Proposal); provided, further, however, that such termination under this Section 7.1(h) shall not be effective until the Company has made payment to Merger Sub of the amounts required to be paid pursuant to
Section 7.5(b).

  Section 7.2 Effect of Termination. Except as provided in Section 8.2, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Merger Sub or the Company or any of their respective Representatives, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Sections 7.5(b) and (c); provided, however, that nothing in this Agreement shall relieve any party from liability for the breach of any of its representations and warranties or any of its covenants or agreements set forth in this Agreement.

  Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained in this Agreement. Any waiver of a condition set forth in Section 6.1, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of the Company and Merger Sub and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such conditions for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  Section 7.5 Expenses following Termination.

  (a) Except as set forth in this Section 7.5, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.13. For purposes of this Agreement, "Expenses" consist of all out-of-pocket expenses (including all fees, commitment fees and expenses of counsel, accountants, commercial and investment bankers, lenders, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf to the extent directly related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby up to a maximum of $1,000,000.

  (b) The Company agrees that, if (i) the Company shall terminate this Agreement pursuant to Section 7.1(h), (ii) Merger Sub shall terminate this Agreement pursuant to Section 7.1(d), or (iii) (A) Merger Sub shall terminate this Agreement pursuant to Section 7.1(e) due to the failure to obtain the approval of the Company's stockholders at the Company Stockholders' Meeting and
(B) at the time of such failure, any person shall have made a public announcement or otherwise communicated to the Company and its stockholders with respect to a Takeover Proposal with respect to the Company, then in accordance with Section 7.5(c), after such termination, or in the case of clause (iii) after the consummation of such Takeover Proposal, the Company shall pay to Merger Sub an amount equal to Merger Sub's documented Expenses in connection with this Agreement and the transactions contemplated hereby and a termination fee in the amount of $7,000,000 (collectively, such Expenses and such fee, the "Termination Amount"), which Termination Amount shall be exclusive of any Expenses paid pursuant to Section 5.13.

  (c) Any payment required to be made pursuant to Section 7.5(b) shall be made to Merger Sub by the Company not later than two business days after delivery to the Company by Merger Sub of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by Merger Sub.

  (d) The Company agrees that it shall pay to Merger Sub an amount equal to Merger Sub's documented Expenses directly related to this Agreement and the transactions contemplated hereby if this Agreement is terminated pursuant to 7.1(e) or 7.1(f), and Merger Sub agrees that it shall pay to the Company an amount equal to the Company's documented Expenses directly related to this Agreement and the transactions contemplated hereby if this Agreement is terminated pursuant to Section 7.1(g).

  (e) The Company acknowledges that the agreements contained in this Section
7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the Termination Amount, and, in order to obtain such payment, Merger Sub commences a suit which results in a judgment against the Company for the Termination Amount, the Company shall pay to Merger Sub's Expenses in connection with such suit, together with interest on the amount of the Termination Amount at the prime rate of Fleet National Bank in effect on the date such payment was required to be made.

                                   ARTICLE 8

                                 Miscellaneous

  Section 8.1 Certain Definitions. For purposes of this Agreement:

  (a) The term "affiliate," as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

  (b) The term "business day" means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

  (c) The term "including" means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

  (d) The term "knowledge," as applied to the Company or the Merger Sub, means the knowledge of the executive officers of the Company or the Merger Sub, as the case may be.

  (e) The term "person" shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act).

  (f) The term "subsidiary" or "subsidiaries" means, with respect to the Merger Sub, the Company or any other person, any entity of which the Merger Sub, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting more than 50% of the voting or economic interest in such entity.

  Section 8.2 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered under this Agreement shall terminate at the Effective Time or upon the termination of this Agreement under Section 7.1, as the case may be, except that the agreements set forth in Articles 1 and 2 and Sections
5.8 and 5.13 shall survive the Effective Time, those set forth in Sections 5.6,
7.2 and 7.5 and this Article 8 shall survive termination of this Agreement and those set forth in Section 5.13 shall survive for a period of one year after termination of this Agreement.

Each party agrees that, except for the representations and warranties contained in this Agreement and the Company Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery of disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

  Section 8.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  Section 8.4 Governing Law and Venue; Waiver of Jury Trial.

  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES, EXCEPT THAT NEW JERSEY LAW SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE EFFECTUATION OF THE MERGER. The parties irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

  Section 8.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

       if to Merger Sub:

       WM Acquisition, Inc.
       c/o Parthenon Capital
       200 State Street
       Boston, MA 02109
       Attention: John Rutherford
       Fax: (617) 478-7010

       with copies to:

       Paul, Weiss, Rifkind, Wharton & Garrison
       1285 Avenue of the Americas
       New York, New York 10019-6064
       Attention: James M. Dubin, Esq.
       Fax: (212) 757-3990

       and

       Chase Capital Partners
       380 Madison Avenue
       New York, New York 10017
       Attention: Christopher C. Behrens
       Fax: (212) 622-3755

       with copies to:

       O'Sullivan, Graev & Karabell
       30 Rockefeller Plaza
       New York, New York 10112
       Attention: William B. Kuesel, Esq.
       Fax: (212) 408-2420

       if to the Company:

       Fred B. Gross
       333 Harper Drive
       Moorestown, NJ 08057
       Attention:
       Fax: (856) 533-3104

       with copies to:

       Morgan, Lewis & Bockius, LLP
       502 Carnegie Center
       Princeton, New Jersey 08540
       Attention: Steven M. Cohen, Esq.
       Fax: (609) 919-6639

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

  Section 8.6 Entire Agreement. This Agreement (including any exhibits and annexes to this Agreement), the Company Disclosure Letter and the Merger Sub Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

  Section 8.7 No Third Party Beneficiaries. Except as provided in Section 5.8 this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

  Section 8.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

  Section 8.9 Interpretation. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, exhibit or annex, that reference shall be to a section of or exhibit or annex to this Agreement unless otherwise indicated. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  Section 8.10 Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the other party hereto.

  [The remainder of this page has been left intentionally blank]

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.


                                          WM Acquisition, Inc.

                                                      /s/ Drew Sawyer
                                          By:__________________________________
                                                     Name: Drew Sawyer
                                                   Title:  Vice President


                                          Wilmar Industries, Inc.

                                                     /s/ Fred B. Gross
                                          By:__________________________________
                                                    Name: Fred B. Gross
                                                   Title:  Vice President

                                   EXHIBIT A

                        Terms of Class C Preferred Stock

      Liquidation
       Preference:  $.10 per share

      Dividend:     Shares pro rata with Common Stock

      Voting: On any matter submitted to stockholders, one vote per share, voting with Common Stock, except as otherwise required by the NJBC.

                                                                      APPENDIX B

William Blair & Company
Limited Liability Company

December 22, 1999

Special Committee of the Board of Directors
Board of Directors
Wilmar Industries, Inc.
303 Harper Drive
Moorestown, NJ 08057

Gentlemen:
  We understand that Wilmar Industries, Inc. (the "Company") and W Acquisitions, Inc. ("Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Under the terms set forth in a draft of the Agreement dated December 22, 1999, at the effective time of the Merger (the "Effective Time"), each share of common stock, no par value, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Merger Sub shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $18.25 (the "Merger Consideration"). The terms and conditions of the Merger are set out more fully in the Agreement.

  You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view and as of the date hereof to the "Holders of Common Stock". The "Holders of Common Stock" shall be defined as all holders of Common Stock outstanding as of the date hereof, other than Merger Sub, any affiliates of Merger Sub, and the Chairman of the Company (the "Chairman").

  For purposes of this opinion we have, among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information of the Company;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company's management;
     (iii) reviewed drafts dated December 17, 1999 of certain financial forecasts and other forward looking financial information prepared by the Company's management;

     (iv) held discussions with the management of the Company concerning the business, past and current operations, financial condition and future prospects of the Company;
     (v) reviewed the financial terms and conditions set forth in the draft of the Agreement furnished to us;

     (vi) reviewed the stock price and trading history of Company Common
  Stock;

     (vii) compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly traded companies comparable with the Company;

     (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

     (ix) prepared a discounted cash flow analysis of the Company;

     (x) prepared a leveraged acquisition analysis of the Company;

     (xi) participated in discussions among representatives of the Company and its legal advisors; and

     (xii) made such other studies and inquiries, and took into account such other matters, as we deemed relevant, including our assessment of general economic, market and monetary conditions as of the date hereof.

  In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the Company's management) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the Company's management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefore) for the Company that we have reviewed, upon the advice of the Company's management, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of management as to the future financial condition and performance of the Company, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

  This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, of the Merger Consideration to the Holders of Common Stock. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger or (ii) any tax or other consequences that might result from the Merger. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors or the Special Committee thereof has considered or may be considering, nor does it address the decision of the Company's Board of Directors or the Special Committee thereof to proceed with the Merger.

  In connection with the preparation of our opinion, we were requested to approach, and held discussions with certain third parties to solicit indications of interest in a possible business combination with the Company.

  William Blair & Company is nationally recognized investment banking firm that has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

  In the past, we have provided certain investment banking services to the Company for which we have been paid fees, including acting as co-managing underwriter for two offerings of the Company's securities and providing advice with respect to certain acquisitions. We maintain a market in the shares of Company Common Stock. In the ordinary course of business, we may trade in the Company's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities.

  Our opinion expressed herein is provided for the information of the Board of Directors of the Company and the Special Committee thereof in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

  Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Holders of Common Stock, from a financial point of view.

                                          Very truly yours,

                                          /s/ William Blair & Company, L.L.C.
                                          _____________________________________
                                             William Blair & Company, L.L.C.

                                                                      APPENDIX C

                         VOTING AND EXCHANGE AGREEMENT

  VOTING AND EXCHANGE AGREEMENT, dated as of December 22, 1999 (this "Agreement"), by and between WM Acquisition, Inc., a New Jersey corporation (the "Merger Sub"), and Mr. William Green, a stockholder (the "Stockholder") of Wilmar Industries, Inc., a New Jersey corporation (the "Company").

  WHEREAS, the Company and Merger Sub propose to enter into an Agreement and Plan of Merger and Recapitalization, dated as of the date hereof (the "Merger Agreement"), which provides for, among other things, the merger of Merger Sub with and into the Company (the "Merger");

  WHEREAS, as of the date hereof, the Stockholder is a holder of record or Beneficially Owns (as defined herein) shares of common stock, no par value per share, of the Company ("Company Common Stock"); and

  WHEREAS, as a condition to the willingness of Merger Sub to enter into the Merger Agreement, Merger Sub has required that the Stockholder agree, and in order to induce Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement with respect to all of the shares of Company Common Stock and shares of Class C Preferred Stock, par value $.10 per share, of the Company now held of record or Beneficially Owned and which may hereafter be acquired by such Stockholder (collectively, the "Shares").

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              Certain Definitions

  Section 1.1 General. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

  Section 1.2 Beneficial Ownership. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                                   ARTICLE II

                                     Voting

  Section 2.1 Voting Agreement. The Stockholder hereby agrees as follows:

     (a) to appear, or cause the holder of record on any applicable record date with respect to any Shares Beneficially Owned by such Stockholder (the "Record Holder") to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of stockholders of the Company and at any adjournment thereof at which matters relating to the Merger, the Merger Agreement or any transaction contemplated thereby are considered; and

     (b) at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, to vote, or cause to be voted by the Record Holder, in person or by proxy, the Shares held of record or Beneficially Owned by the Stockholder: (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger

  Agreement and (ii) against any proposal for any extraordinary corporate transaction, such as a recapitalization, dissolution, liquidation, or sale of assets of the Company or any merger, consolidation or other business combination (other than the Merger) between the Company and any Person (other than Merger Sub) or any other action or agreement in each case that is intended or which reasonably could be expected to (x) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (y) result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or (z) impede, interfere with, delay, postpone or adversely affect the Merger and the transactions contemplated by the Merger Agreement.

  Section 2.2 Proxy. The Stockholder hereby revokes any and all prior proxies or powers-of-attorney in respect of any of the Shares and constitutes and appoints Merger Sub or any nominee of Merger Sub, with full power of substitution and resubstitution, at any time during the term of this Agreement, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 2.1 (if permitted under the Company's Certificate of Incorporation or By-Laws) and to vote all of the Stockholder's Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign his name (as Stockholder) to any consent, certificate or other document relating to the Company that New Jersey law may permit or require as provided in Section 2.1.

  Section 2.3 No Ownership Interest. Except as set forth in Section 2.1 and
Section 2.2, nothing contained in this Voting Agreement shall be deemed to vest in Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Stockholder.

  Section 2.4 Evaluation of Investment. The Stockholder, by reason of his knowledge and experience in financial and business matters, believes himself capable of evaluating the merits and risks of the investment in shares of the Class C Preferred Stock of the Company and shares of preferred stock and common stock of Surviving Corporation, contemplated by this Agreement and the Merger Agreement. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

                                  ARTICLE III

               Representations and Warranties of the Stockholder

  The Stockholder hereby represents and warrants to Merger Sub as follows:

  Section 3.1 Authority Relative to This Agreement. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder is an individual with the capacity to enter into this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

  Section 3.2 No Conflict. (a) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder shall not, (i) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which the Stockholder is a party or by which the Stockholder (or the Shares held of record or Beneficially Owned by such Stockholder) is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held of record or Beneficially Owned by the Stockholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder (or the Shares held of record or Beneficially Owned by the Stockholder) is bound or affected.

  (b) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except for applicable requirements, if any, of federal or state securities and antitrust laws.

  Section 3.3 Title to the Shares. As of the date hereof, the Stockholder is the record or Beneficial Owner of the Shares listed opposite the name of the Stockholder on the signature page hereto. The Shares listed opposite the name of the Stockholder on the Stockholder's signature page hereto are all the securities of the Company either held of record or Beneficially Owned by the Stockholder. Except as set forth in Section 2.2, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares held of record or Beneficially owned by the Stockholder. The Shares listed opposite the name of the Stockholder on the signature page hereto are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on the Stockholder's voting rights, charges and other encumbrances of any nature whatsoever.

                                   ARTICLE IV

                          Covenants of the Stockholder

  Section 4.1 No Inconsistent Agreements. The Stockholder hereby represents, warrants, covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Stockholder has not and shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares held of record or Beneficially Owned by the Stockholder.

  Section 4.2 Transfer of Title. The Stockholder hereby covenants and agrees that the Stockholder will not, prior to the termination of this Agreement, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, hypothecate, transfer, exchange, or dispose of any Shares or options, warrants or other convertible securities to acquire or purchase Company Common Stock or Series C Preferred Stock (collectively, "Derivative Securities") or any other securities or rights convertible into or exchangeable for Company Common Stock, owned either directly or indirectly by the Stockholder or with respect to which the Stockholder has the power of disposition, whether now or hereafter acquired without the prior written consent of Merger Sub (provided nothing contained herein will be deemed to restrict the exercise or conversion of Derivative Securities outstanding on the date hereof). The Stockholder hereby agrees and consents to the entry of stop transfer instructions by the Company against the transfer of any Shares inconsistent with the terms of this
Section 4.2.

  Section 4.3 Exchange of Shares. Prior to the Effective Time, the Stockholder shall exchange 164,384 shares of Common Stock for an equal number of Shares of Class C Preferred Stock as contemplated by Section 5.16 of the Merger Agreement pursuant to a plan of recapitalization adopted by the Company.

                                   ARTICLE V

                                 Miscellaneous

  Section 5.1 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with its terms, the Stockholder (a) shall not have, or shall immediately terminate any discussions with, any third party concerning a Takeover Proposal and (b) shall not, and shall not authorize any officer, director, employee, controlled affiliate, investment banker or other agents (in such agency capacity), or the Stockholder to, directly or indirectly, (i) solicit, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Stockholder or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than Merger Sub, relating to a Takeover Proposal, (ii) provide information with respect to the Company or any of its subsidiaries to any Person, other than Merger Sub, relating to a possible Takeover Proposal by any person other than Merger Sub, (iii) enter into an agreement with any person, other than Merger Sub, providing for a possible Takeover Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Takeover Proposal by any Person, other than by Merger Sub.

  Section 5.2 Termination. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) unless extended by agreement of each of the parties hereto, [June 30, 2000]. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that nothing in this Agreement shall relieve any party from liability for the breach of any of its representations, warranties, covenants and agreements set forth in this Agreement prior to such termination.

  Section 5.3 Additional Shares. If, after the date hereof, the Stockholder acquires the right to vote any additional shares of the Common Stock or Class C Preferred Stock (any such shares shall be referred to herein as "Additional Shares"), including, without limitation, upon exercise or conversion of any Derivative Security or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been outstanding Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by a Stockholder of record or Beneficial Ownership of such Additional Shares.

  Section 5.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

  Section 5.5 Entire Agreement. This Agreement, if and to the extent entered into by the Stockholder and Merger Sub, constitutes the entire agreement between Merger Sub and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Merger Sub and the Stockholder with respect to the subject matter hereof.

  Section 5.6 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 5.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

  Section 5.8 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt, if delivered personally, upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier) and on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice):

       If to the Stockholder to:

       William Green
       Wilmar Industries, Inc.
       303 Harper Drive
       Moorestown, New Jersey 08057

       with a copy to:

       Drinker, Biddle & Reath LLP
       1345 Chestnut Street
       Philadelphia, Pennsylvania 19107
       Attention: William M. Goldstein, Esq.
       Fax No.: 215-988-2757

       If to Merger Sub, to:

       WM Acquisition, Inc.
       c/o Parthenon Capital
       200 State Street
       Boston, Massachusetts 02109
       Attention: John Rutherford
       Fax No.: (617) 478-7010

       with a copy to:

       Paul, Weiss, Rifkind, Wharton & Garrison
       1285 Avenue of the Americas
       New York, New York 10019
       Attention: James M. Dubin, Esq.
       Fax No.: (617) 478-7010

       and

       Chase Capital Partners
       380 Madison Avenue
       New York, New York 10017
       Attention: Christopher C. Behrens
       Fax No.: (212) 622-3755

       with copies to:

       O'Sullivan, Graev & Karabell
       30 Rockefeller Plaza
       New York, New York 10112
       Attention: William B. Kuesel, Esq.
       Fax No.: (212) 408-2420

  Section 5.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state without giving effect to the provisions thereof relating to conflicts of law.

  Section 5.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the Stockholder and Merger Sub have caused this Agreement to be duly executed on the date hereof.

                                          WM Acquisition, Inc.


                                                      /s/ Drew Sawyer
                                          By:__________________________________
                                                    Name: Drew Sawyer
                                                  Title: Vice President


           /s/ William Green              Number of Shares: 2,013,536
By:__________________________________
            William Green

                            WILMAR INDUSTRIES, INC.

                                303 HARPER DRIVE

                          MOORESTOWN, NEW JERSEY 08057

              SPECIAL MEETING OF SHAREHOLDERS ON      , 2000

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints William E. Sanford proxy of the undersigned, with full power of substitution to represent the undersigned and to vote, as indicated below and in his discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Special Meeting of the Shareholders of the Company to be held on
      , 2000, at 8:30 a.m., local time, and at any adjournment or postponement thereof.

  To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger and Recapitalization, dated December 22, 1999, by and between Wilmar Industries, Inc. and WM Acquisition, Inc.

     [_] FOR            [_] AGAINST             [_] ABSTAIN

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF AND MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING.

  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT.

             PLEASE SIGN, PRINT YOUR NAME AND DATE THIS PROXY BELOW

                                           Date: ______________________ , 2000


                                           ------------------------------------
                                                       (Signature)

                                           ------------------------------------
                                                       (Print Name)

                                           When Signing As Attorney, Executor,
                                           Administrator, Guardian Or Corpo-
                                           rate Official, Please Give Full Ti-
                                           tle.